UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ICC HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0‑11.

ICC HOLDINGS, INC.
225 20th Street
Rock Island, Illinois 61201

October 28, 2024

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), which will be held on Tuesday, November 26, 2024, at 1:00 p.m. Central Time and accessed virtually at http://www.viewproxy.com/ICCHSM/2024.

At the special meeting, holders of our common stock, par value $0.01 per share (“Company common stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., a Pennsylvania corporation (“Mutual Capital”), Mutual Capital Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of Mutual Capital (“Merger Sub”), and the Company, as amended by that certain Amendment to Merger Agreement, dated as of October 11, 2024 (as it may be further amended from time to time, the “merger agreement”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Mutual Capital (the “merger”). As a result of the merger, each issued and outstanding share of Company common stock (other than shares held in the treasury of the Company) will be cancelled and extinguished and converted into the right to receive $23.50 in cash, without interest and net of any applicable withholding taxes.

The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company to enter into the merger agreement.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement. In addition, the Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting vote in favor of the approval of the merger agreement. A broker non-vote or an abstention from voting will not constitute or be counted as votes cast and, consequently, will have no effect on the outcome on the proposal to approve the merger agreement.

While shareholders may exercise their right to vote their shares virtually, we recognize that many shareholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company common stock to be voted on the matters to be considered at the special meeting. If you are a shareholder of record and desire your shares of Company common stock to be voted in accordance with the Board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company common stock virtually if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting virtually, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company common stock. Without those instructions, your shares of Company common stock will not be voted.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Alliance Advisors, LLC, toll-free at (888) 991-1293 or by email at icch@allianceadvisors.com.

Thank you for your continued support.

Sincerely,

Gerald J. Pepping Chair of the Board of Directors

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 25, 2024 and is first being mailed to shareholders on or about October 28, 2024.

ICC HOLDINGS, INC.
225 20th Street
Rock Island, Illinois 61201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of ICC Holdings, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), which will be held on Tuesday, November 26, 2024, at 1:00 p.m. Central Time and accessed virtually at http://www.viewproxy.com/ICCHSM/2024 to consider and vote upon the following proposals:

1.     to approve and adopt the Agreement and Plan of Merger, dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., a Pennsylvania corporation (“Mutual Capital”), Mutual Capital Merger Sub, Inc., a Pennsylvania corporation and wholly owned subsidiary of Mutual Capital (“Merger Sub”), and the Company, as amended by that certain Amendment to Merger Agreement, dated as of October 11, 2024 (as it may be further amended from time to time, the “merger agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”);

2.     to approve, on an advisory (non‑binding) basis, the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

3.     to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

The Company will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the attached proxy statement for additional information with respect to the business to be transacted at the special meeting.

The holders of record of our common stock, par value $0.01 per share (“Company common stock”), at the close of business on September 30, 2024 are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All shareholders of record are cordially invited to attend the special meeting virtually.

The board of directors of the Company (the “Board”) has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company to enter into the merger agreement.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement. In addition, the Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies.

Your vote is important, regardless of the number of shares of Company common stock you own. The approval of the merger agreement by at least a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting is a condition to the consummation of the merger. The advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of the holders of a majority of the votes cast, virtually or represented by proxy, at the special meeting. Even if you plan to attend the special meeting virtually, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you are a shareholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement, the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company common stock may not be counted for purposes of determining whether a quorum is present at the special meeting but will not affect the proposal to the approve the merger agreement, the advisory vote to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger or the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, you may revoke your proxy by attending the meeting and voting virtually.

By order of the Board of Directors,

Arron K. Sutherland
President, Chief Executive Officer and Director

October 28, 2024

i

ii

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies (page 19)

ICC Holdings, Inc.

ICC Holdings, Inc. (“ICCH,” the “Company,” “we,” “our” or “us”) is a Pennsylvania corporation. The Company is a holding company for the following subsidiaries: Two Rivers Realty Investments, LLC, a real estate services and holding company; Beverage Insurance Agency, Inc., dba Beverage Insurance Specialty, a wholesale insurance agency; Estrella Innovative Solutions, Inc., an outsourcing company; Southern Hospitality Education, LLC, dba Katkin, a full-service food safety and education company; Guild Insurance Inc. (“Guild”), an operating insurance agency acquired in October 2023; and Illinois Casualty Company (“Illinois Casualty”), an operating insurance company. Illinois Casualty is an Illinois domiciled company which also owns Two Rivers Investment Properties, LLC, a real estate services and holding company, and ICC Re Limited, a vehicle to participate in various Lloyd’s of London (“Lloyd’s”) syndicate’s underwriting activity.

We are a specialty insurance carrier primarily underwriting commercial multi‑peril, liquor liability, workers’ compensation, and umbrella liability coverages for the food and beverage industry through our subsidiary insurance company, Illinois Casualty. Illinois Casualty writes business in Arizona, Colorado, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Ohio, Pennsylvania, Tennessee, Utah, and Wisconsin and markets through independent agents. We primarily market our products through a network of 184 independent agents in the states that we write in. The Company common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). See the section of this proxy statement entitled “The Companies—ICC Holdings, Inc.” on page 19.

Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See the section of this proxy statement entitled “Where You Can Find Additional Information” on page 81.

Mutual Capital Holdings, Inc.

Mutual Capital Holdings, Inc. (“Mutual Capital”) is a Pennsylvania corporation. Mutual Capital Group, Inc. (“MCG”), the parent company of Mutual Capital, is a mutual insurance holding company, and Mutual Capital is its wholly-owned subsidiary and intermediate holding company, which owns various insurance company subsidiaries that engage in property and casualty insurance business and related services. See the section of this proxy statement entitled “The Companies—Mutual Capital Holdings, Inc.” on page 19.

Mutual Capital Merger Sub, Inc.

Mutual Capital Merger Sub, Inc. (“Merger Sub”) is a Pennsylvania corporation and wholly owned subsidiary of Mutual Capital that was formed on May 30, 2024, solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. See the section of this proxy statement entitled “The Companies—Mutual Capital Merger Sub, Inc.” on page 19.

The Merger Proposal (page 26)

You will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 8, 2024, by and among the Company, Mutual Capital and Merger Sub, as amended by that certain Amendment to Merger Agreement, dated as of October 11, 2024 (as it may be further amended from time to time, the “merger agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”). The merger agreement provides, among other things, that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Mutual Capital. As a result of the merger, each share of common stock, par value $0.01 per share (the “Company common stock”), issued and outstanding immediately before the effective time of the merger, other than shares held in the treasury of the Company, will be cancelled and extinguished and be converted into the right to receive $23.50 in cash, without interest and less all applicable withholding taxes (the “merger consideration”).

The Special Meeting (page 20)

The special meeting will be held on Tuesday, November 26, 2024, at 1:00 p.m. Central Time and accessed virtually at http://www.viewproxy.com/ICCHSM/2024.

Record Date and Quorum (page 21)

The holders of record of the Company common stock as of the close of business on September 30, 2024 (the “record date”) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, virtually or by proxy, of shareholders entitled to cast a majority of all of the votes entitled to be cast at the meeting will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Shares of Company common stock held by shareholders of record that submit a proxy, but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.

Shares of Company common stock held by shareholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote for the Merger (page 21)

Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, shareholders holding a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement.

A broker non-vote or an abstention from voting for the proposal to approve and adopt the merger agreement will not constitute or be counted as votes cast and, consequently, will have no effect on the proposal to approve and adopt the merger agreement. For more information on broker non-votes, see the section of this proxy statement entitled “The Special Meeting – Voting; Proxies; Revocation – Shares of Company Common Stock Held in ‘Street Name’” on page 23.

As of the record date, there were 3,138,580 shares of Company common stock issued and outstanding.

Conditions to the Merger (page 68)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by the Company, Mutual Capital and Merger Sub (except for the condition in the second bullet below which may be waived by Mutual Capital and Merger Sub) of the following conditions:

●	the approval of the merger agreement by the required vote of shareholders of the Company;

●	all consents and approvals have been obtained from applicable insurance regulators; and

●

the absence of any governmental order or law in effect that prevents the consummation of the merger (provided that each of the parties to the merger agreement shall have used its reasonable best efforts to prevent the entry of any such order or law to the extent required by and subject to the merger agreement).

The respective obligations of Mutual Capital and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

●	the accuracy of the representations and warranties of the Company (subject to certain materiality qualifications);

●	the Company’s performance of and compliance with its obligations and covenants under the merger agreement in all material respects;

●	the delivery of an officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied;

●	the absence of any governmental order or law applicable to the merger that imposes certain restrictions on Mutual Capital or its subsidiaries, except for certain permitted restrictions; and

●

the delivery of a certificate of the Company to Mutual Capital certifying that no interest in the Company is a “United States real property interest” within the meaning of the Internal Revenue Code, together with an executed notice to the Internal Revenue Service in accordance with applicable law.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	the accuracy of the representations and warranties of Mutual Capital and Merger Sub (subject to certain materiality qualifications);

●	Mutual Capital’s and Merger Sub’s performance of and compliance with their obligations and covenants under the merger agreement in all material respects; and

●	the delivery of an officer’s certificate by Mutual Capital certifying that the conditions described in the two preceding bullet points have been satisfied.

The consummation of the merger is not subject to any financing condition.

When the Merger Becomes Effective (page 55)

We expect to complete the merger in the fourth quarter of 2024, subject to the approval and adoption of the merger agreement by the Company’s shareholders as specified herein and the satisfaction or waiver of the other closing conditions.

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (pages 30 and 34)

The Board of Directors of the Company (the “Board” or “Board of Directors”) unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement. For a description of the reasons considered by the Board in deciding to recommend approval and adoption of the merger agreement, see the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Opinion of the Company’s Financial Advisor (page 35)

Feldman Financial Advisors, Inc. (“Feldman Financial”) delivered its opinion to the Board that, as of June 8, 2024 and based upon and subject to the factors and assumptions set forth therein, the $23.50 in cash per share of the Company common stock to be paid to the holders (other than Mutual Capital and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Feldman Financial, dated June 8, 2024, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Feldman Financial provided its opinion for the information and assistance of the Board in connection with its consideration of the merger. The Feldman Financial opinion is not a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

Pursuant to an engagement letter between the Company and Feldman Financial, the Company has agreed to pay Feldman Financial a fee of $150,000, all of which was paid upon the issuance of the opinion.

For additional information, see the section of this proxy statement entitled “Opinion of the Company’s Financial Advisor” beginning on page 35 and Annex B to this proxy statement.

Certain Effects of the Merger (page 55)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, with all of its property, rights, privileges, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. Upon completion of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares held in the treasury of the Company, will be cancelled and extinguished and converted into the right to receive $23.50 in cash, without interest and less any applicable withholding taxes. Following completion of the merger, the Company common stock will no longer be publicly traded, and the Company’s existing shareholders will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 55)

Restricted Stock Units. Each outstanding restricted stock unit (each, an “RSU”) will vest in full and will be cancelled and converted into the right to receive from the surviving corporation an amount equal to the merger consideration and such amount, less any required payroll and withholding taxes, will be paid in cash to the holder of such RSU without interest upon the later of the next regular payroll following the closing and the date that is within 15 calendar days after closing.

ESOP. Effective on the fifth business day prior to the closing of the merger, the Company’s employee stock ownership plan (the “ESOP”) will be amended to freeze the plan and convert the ESOP into a profit-sharing plan. After the repayment of the outstanding indebtedness of the ESOP and the exchange of shares of the Company common stock for the merger consideration, the merger consideration received upon conversion of the balance of the unallocated shares of Company common stock and any other unallocated assets remaining in the ESOP’s suspense account shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the 5th business day before closing based on their account balances under the ESOP as of such date.  Post-closing, the ESOP is expected to merge with and into the Company’s 401(k) plan or that of a member of the controlled group.

Interests of the Company’s Directors and Executive Officers in the Merger (page 45)

In considering the recommendation of the Board that you vote to approve and adopt the merger agreement, you should be aware that aside from their interests as shareholders of the Company, some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s shareholders include:

●	The treatment of RSUs as of the effective time of the merger.

●	The treatment of ESOP as of the effective time of the merger.

●

An amendment (the “SERP Amendment”) to the Deferred Compensation Agreement, dated as of January 1, 2021 (the “SERP”), among the Company, Illinois Casualty, and Arron K. Sutherland, the Company’s President and Chief Executive Officer, that provides, among other things, that the benefits provided thereunder will vest fully on the earlier of (i) the existing vesting schedule and (ii) Mr. Sutherland’s separation from employment without cause (as defined in the SERP).

●

An amendment (the “Employment Agreement Amendment”) to the Employment Agreement, effective as of October 1, 2016 (as amended, the “Employment Agreement”), among the Company, Illinois Casualty and Mr. Sutherland that provides, among other things, that, as of the effective time of the Merger, Mr. Sutherland will report to the Chief Executive Officer of Mutual Capital, instead of to the Board, and agrees that a “Change in Control Good Reason” (as defined in the Employment Agreement) shall not include the foregoing reporting change.

●

Amendments (each, a “CIC Amendment”) to Change in Control Agreements (as amended, each, a “CIC Agreement”), among the Company, Illinois Casualty and each of Michael Smith, the Company’s Chief Financial Officer, and Norman Schmeichel, the Company’s Vice President and Chief Information Officer (each, a “CIC Executive”), that provides, among other things, that, effective immediately prior to the effective time of the merger, (i) the trigger for a “Good Reason” is expanded to include: (a) a material diminution of the CIC Executive’s total compensation as the same exists on the date of the change in control, (b) a material diminution in the CIC Executive’s authority or duties as the same exists on the date of the change in control, (c) any reassignment of the CIC Executive to a location greater than 30 miles, or (d) any failure to pay the CIC Executive any amounts due and owing to the CIC Executive, and (ii) the CIC Agreement will expire upon the end of the 12 month period following the closing of the merger.

●	The Company’s directors and executive officers are entitled to continued indemnification coverage under the merger agreement and the Company’s organizational documents.

●

Following the closing, (i) the directors and officers of the surviving corporation will be as determined by Mutual Capital, except that Mr. Sutherland will serve as President and Chief Executive Officer of the surviving corporation, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation, and (ii) the board of directors of Illinois Casualty shall consist of nine directors, designated by Mutual Capital, including (a) 2 non‑employee directors, each of whom are initially proposed by the Company and are mutually acceptable to both the Company and Mutual Capital, and (b) Mr. Sutherland, subject only to any applicable regulatory approvals, with each such director to hold office until his or her successor having been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. The two non‑employee directors are expected to be John Klockau and Gerald Pepping.

The Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending to the shareholders of the Company that the merger agreement be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and see the section of this proxy statement entitled “The Merger—Reasons for the Merger.” The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement. These interests are described in more detail below in the section of the proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” and certain of them are quantified in the disclosure below.

Financing (page 45)

The Company and Mutual Capital estimate that the total amount of funds required to complete the merger will be approximately $73.8 million. We understand that Mutual Capital intends to fund the merger consideration through (i) the receipt of proceeds from the issuance by Mutual Capital of shares of a newly authorized series of preferred shares, no par value, to be designated as Series A Convertible Preferred Stock, to an investment fund managed by an affiliate of Mutual Capital (the “equity purchaser”), for an aggregate purchase price of approximately $36.6 million (the “equity financing”); and (ii) a senior borrowing facility to be entered into by Mutual Capital and certain of its subsidiaries and affiliates pursuant to which a subsidiary of Mutual Capital will borrow $40 million (the “debt financing”), with the closings of the equity financing and the debt financing to take place simultaneously with the closing of the merger. The Company, through its investment in another investment fund managed by an affiliate of Mutual Capital, indirectly owns approximately 4.5% of the limited partner interests in the equity purchaser and as a result approximately $1.6 million of the purchase price of the equity financing will be funded by the Company.

Material U.S. Federal Income Tax Consequences of the Merger (page 49)

If you are a U.S. holder (as such term is defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder that receives cash in exchange for shares of Company common stock pursuant to the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received by such holder in the merger and the adjusted tax basis in the shares of Company common stock. If you are a non-U.S. holder (as such term is defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further information about the material U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals (page 52)

Insurance laws and regulations generally provide that no person may directly or indirectly acquire control of an insurance company unless and until that acquisition has been approved by the relevant domiciliary or other insurance regulator of that insurance company. Pursuant to those laws and regulations, Mutual Capital and/or the Company have filed, or will file, applications for prior approval or prior notifications relating to the various insurance company subsidiaries of the Company with a number of state insurance regulators in the United States.

Although Mutual Capital and the Company do not expect the relevant insurance regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Mutual Capital or the Company, as applicable, will obtain all required insurance regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition which, in such case, would permit Mutual Capital to refuse to close the transactions contemplated by the merger agreement and consummate the merger.

No Appraisal Rights

Under Pennsylvania law, holders of Company common stock are not entitled to appraisal rights.

Delisting and Deregistration of Company Common Stock (page 53)

If the merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) with respect to the Company common stock. See the section of this proxy statement entitled “Delisting and Deregistration of Company Common Stock.”

No Solicitation by the Company (page 63)

Pursuant to the terms of the merger agreement, the Company has agreed not to (i) solicit, initiate or knowingly encourage inquiries or proposals relating to alternative takeover transactions or (ii) subject to certain exceptions, engage in discussions or negotiations regarding, or provide any non‑public information in connection with, alternative takeover proposals. As described below, the Company has the right to terminate the merger agreement prior to the receipt of shareholder approval of the merger to accept a “superior proposal”, subject to the terms and conditions of the merger agreement. See the section of this proxy statement entitled “The Merger Agreement — No Solicitation by the Company.”

Termination (page 63)

The Company and Mutual Capital may terminate the merger agreement by mutual written consent at any time before the effective time of the merger.

In addition, either the Company or Mutual Capital may terminate the merger agreement if:

●

the merger is not consummated on or before December 31, 2024 (as it may be extended, the “outside date”), provided that the right to terminate the merger agreement is not available to any party whose breach of the merger agreement results in the failure of the merger to be consummated;

●

a governmental entity has issued a permanent injunction or similar order which is final and non‑appealable restraining or otherwise prohibiting the consummation of the merger, so long as the party seeking to terminate has used the efforts required of it under the merger agreement to prevent the entry of the permanent injunction or other order; or

●

the required vote of the shareholders of the Company to approve and adopt the merger agreement is not obtained at the special meeting (including any adjournments or postponements) provided that the Company’s right to terminate is subject to its compliance with its obligations to duly call and convene the special meeting.

The Company may also terminate the merger agreement:

●

if the Company enters into a definitive agreement related to a superior proposal prior to the receipt of the required vote of the shareholders of the Company to approve and adopt the merger agreement, subject to the terms and conditions of the merger agreement, as further described below under “The Merger Agreement—Termination;” or

●

if Mutual Capital or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to the Company’s obligations to complete the merger would not be satisfied, and such breach has not been cured (or cannot be cured) by the earlier of 30 days after the giving of the written notice to Mutual Capital of such breach and the outside date, as further described below under “The Merger Agreement—Termination.”

Mutual Capital may also terminate the merger agreement:

●	in the event of a withdrawal or adverse change of recommendation by the Board or if the Board approves or recommends an alternative takeover proposal; or

●

if the Company has breached any of its representations, warranties, covenants or agreements contained in the merger agreement, such that the conditions to Mutual Capital’s obligations to complete the merger would not be satisfied, and such breach has not been cured (or cannot be cured) by the earlier of 30 days after the giving of the written notice to the Company of such breach and the outside date, as further described below under “The Merger Agreement—Termination.”

In the event that after the date of the merger agreement and prior to the termination of the merger agreement, the Company or senior management of the Company shall have received or there shall have been publicly announced a bona fide takeover proposal that has not been withdrawn or abandoned prior to such termination and (a)(i) thereafter the merger agreement is terminated by either Mutual Capital or the Company for failure to close before the outside date and the Company shall have failed to obtain the requisite shareholder approval or (ii) prior to the date that is 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to a takeover proposal (whether or not the same takeover proposal as referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Mutual Capital a termination fee equal to $2.5 million, as further described below under “The Merger Agreement – Termination.” Also, in the event that the merger agreement is terminated either by the Company if, prior to the receipt of the required vote of the shareholders of the Company to approve and adopt the merger agreement at the special meeting (including any adjournments or postponements), the Company pursues and enters into an alternative takeover proposal or by Mutual Capital if, prior to the receipt of the required vote of the shareholders of the Company to approve and adopt the merger agreement at the special meeting (including any adjournments or postponements), the Board withdraws or adversely changes its recommendation of the merger agreement or resolved to do the foregoing, the Company shall, within two business days following such termination, pay Mutual Capital a termination fee equal to $2.5 million, as further described below under “The Merger Agreement – Termination.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On June 8, 2024, the Company entered into a merger agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Mutual Capital, with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Mutual Capital. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to approve and adopt the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company by Mutual Capital through the merger of Merger Sub with and into the Company pursuant to the merger agreement. As a result of the merger, following the effective time, the Company will become a wholly owned subsidiary of Mutual Capital, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $23.50 in cash, without interest and less all applicable withholding taxes if any, for each share of Company common stock owned by you. For example, if you own 100 shares of Company common stock, you will be entitled to receive $2,350.00 in cash in exchange for your shares of Company common stock, less all applicable withholding taxes if any. You will not be entitled to receive shares in the surviving corporation or in Mutual Capital.

The merger consideration represents a multiple of 1.07 times the Company’s book value at March 31, 2024, a 48% premium to the Company’s volume weighted average stock price over the 30 days prior to announcement of the merger agreement and a 42% premium to the Company’s 52‑week high closing stock price prior to the announcement of the merger agreement.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on Tuesday, November 26, 2024, at 1:00 p.m. Central Time and accessed virtually at http://www.viewproxy.com/ICCHSM/2024.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

●	to approve and adopt the merger agreement;

●	to approve, on an advisory (non‑binding) basis, the compensation that may be payable to the named executive officers of the Company in connection with the merger; and

●

to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

Q:	What vote of the Company’s shareholders is required to approve the merger agreement?

A:

Shareholders holding a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement. A broker non-vote or an abstention from voting for the proposal to approve and adopt the merger agreement will not constitute or be counted as votes cast and, consequently, will have no effect on the proposal to approve and adopt the merger agreement.

As of the close business on September 30, 2024, the record date for the special meeting, there were 3,138,580 shares of Company common stock issued and outstanding.

Q:	Have any significant shareholders indicated how they intend to vote at the special meeting?

A:

Tuscarora Wayne Insurance Company, a subsidiary of Mutual Capital which controls 6.4% of the Company common stock, has indicated that it intends to vote its shares “FOR” the proposal to approve and adopt the merger agreement.

Concurrently with the execution of the merger agreement, the then directors and executive officers of the Company, beneficially owning 800,949 shares of Company common stock on that date, entered into voting agreements with Mutual Capital (the “voting agreements”) in which they have agreed, among other things and solely in their capacity as shareholders, to vote the shares of the Company common stock owned beneficially by such shareholder “FOR” the proposal to approve and adopt the merger agreement and to vote against proposals in opposition to, or in competition with, the merger, at every meeting of the Company’s shareholders prior to December 31, 2024 at which these matters are considered. This includes a voting agreement with R. Kevin Clinton, who passed away in August 2024.

As of the close of business on the record date, parties to the voting agreements were entitled to vote 809,714 shares of Company common stock, or approximately 26% of the shares of Company common stock issued and outstanding on that date.

Q:	How many shares are needed to constitute a quorum?

A:

A quorum will be present if holders entitled to cast a majority of all votes entitled to be cast at the meeting on the close of business on the record date are present virtually or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you are a shareholder of record and you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If you hold your shares of Company common stock in “street name” with your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present at the special meeting since all of the proposals currently expected to be voted on at the special meeting are considered non‑routine matters.

Q:	What vote of our shareholders is required to approve other matters to be discussed at the special meeting?

A:

The advisory (non‑binding) proposal to approve the compensation that may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the votes cast virtually or represented by proxy at the special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust company or other nominee, then the broker, bank, trust company or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In the latter case, your shares are said to be held in “street name.”

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:

If you hold your shares in a stock brokerage account or if your shares are held by a bank, trust company or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to the Company or by voting virtually at the special meeting. Further, brokers who hold shares of Company common stock on behalf of their customers may not give a proxy to the Company to vote those shares without specific instructions from their customers.

If you are a Company shareholder who holds shares of Company common stock in “street name” and you do not instruct your broker on how to vote your shares, your broker may not vote your shares. A broker non-vote will not constitute or be counted as votes cast and, assuming a quorum is present, will have no effect on any of the proposals being considered at the special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you are a shareholder of record and you sign, date and return your proxy card without indicating how you wish to vote on any particular proposal, the Company common stock represented by your proxy will be voted in favor of each of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that our shareholders vote:

●	“FOR” the proposal to approve and adopt the merger agreement;

●	“FOR” the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger; and

●	“FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What are some of the effects the merger will have on the Company?

A:

The Company common stock is currently registered under the Exchange Act, and is traded on Nasdaq under the symbol “ICCH.” As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Mutual Capital. Following the consummation of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?

A:

If the merger agreement is not approved by the Company’s shareholders, or if the merger is not consummated for any other reason, the Company’s shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company, and shares of the Company common stock will continue to be listed and traded on Nasdaq.

Q:	What will happen if shareholders do not approve the advisory proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger?

A:

The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Mutual Capital. If the merger agreement is approved by the Company’s shareholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if shareholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Company common stock?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

●	mail, using the enclosed postage-paid envelope;

●	telephone, by calling the toll-free number listed on each proxy card; or

●	the Internet, by accessing the address provided on each proxy card.

If you are a shareholder of record and you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement, the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, will not constitute or be counted as votes cast and, consequently, will have no effect on the proposal to approve and adopt the merger agreement.

Q:	Can I revoke my proxy?

A:

Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at ICC Holdings, Inc., 225 20th Street, Rock Island, Illinois 61201, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting virtually (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:

The vote to approve and adopt the merger agreement is based on the total number of shares of Company common stock voted, virtually or by proxy, at the special meeting. If you do not vote, your shares will not be counted towards the shares present, virtually or by proxy, at the special meeting for purposes of determining a quorum and your shares will not be counted towards the number of votes cast at the special meeting.

Q:	Will my shares of Company common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares of Company common stock you may hold in “street name” will be deemed to be held by a different shareholder than any shares of Company common stock you hold of record, any shares of Company common stock so held will not be combined for voting purposes with shares of Company common stock you hold of record. Similarly, if you own shares of Company common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign, date and return, a separate proxy card for those shares of Company common stock because they are held in a different form of record ownership. Shares of Company common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company common stock held in an individual retirement account or the ESOP must be voted under the rules governing such account.

Q:	What happens if I sell my shares of Company common stock before completion of the merger?

A:

If you transfer your shares of Company common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

The record date for shareholders entitled to vote at the special meeting is earlier than the consummation of the merger. So, if you transfer your shares of Company common stock after the record date but before the closing of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is—how will I get the merger consideration for my shares of Company common stock?

A:

If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you post a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	No. Under Pennsylvania law, holders of Company common stock are not entitled to appraisal rights.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:

If you are a U.S. holder (as such term is defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares of Company common stock. If you are a non‑U.S. holder (as such term is defined under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further information about the material U.S. federal income tax consequences of the merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares of Company common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company common stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors, LLC, which is acting as the proxy solicitor for the Company in connection with the merger, or the Company.

Alliance Advisors, LLC
Toll-free: (888) 991‑1293
icch@allianceadvisors.com

or

ICC Holdings, Inc.
225 20th Street
Rock Island, Illinois 61201
Attention: Investor Relations
(309) 732‑0105

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD‑LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “project,” “expect,” “estimate,” “anticipate,” “plan,” “believe,” “should,” or the negative versions of those words or other comparable words. These forward-looking statements do not relate solely to historical or current facts, rather they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results.

Various forward-looking statements in this proxy statement relate to the acquisition by Mutual Capital of the Company. Important transaction-related and other risk factors that could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements include: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the completion of the transaction on unanticipated terms and timing, including delays in obtaining required shareholder and regulatory approvals, and in satisfying the other conditions to the completion of the transaction; (iii) significant transaction costs associated with the transaction; (iv) potential litigation relating to the transaction, including the effects of any outcomes related thereto; (v) the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations; (vi) the ability of the Company to retain and hire key personnel; and (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction.

Other factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

●	the potential impact of fraud, operational errors, systems malfunctions, or cybersecurity incidents;

●	significant weather-related or other natural or man-made catastrophes and disasters;

●	our ability to expand geographically;

●

the effect of legislative, judicial, economic, demographic, and regulatory events in the jurisdictions where we do business, especially changes with respect to laws, regulations, and judicial decisions relating to liquor liability;

●	our ability to enter new markets successfully and capitalize on growth opportunities either through acquisitions or the expansion of our producer network;

●

heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new or existing competitors, resulting in a reduction in the demand for our products;

●	a downgrade in our A.M. Best rating;

●	the impacts of negative social media and cancel culture;

●	reliance on Lloyd's of London brokers to profitably operate, share timely financial results, and maintain accurate reserves;

●	the effects of outbreaks of pandemics or contagious diseases, including the length and severity of the current pandemic, including its impact on the Company’s business;

●	the cyclical nature of the property and casualty insurance industries;

●	changes in market prices of the Company’s significant equity investments and changes in value of the Company’s debt securities portfolio;

●	adverse loss development for events insured by the Company’s insurance subsidiaries in either the current year or prior years;

●	the long-tail and potentially volatile nature of certain casualty lines of business written by the Company’s insurance subsidiary;

●	the cost and availability of reinsurance;

●	the reliance by the Company’s insurance operating subsidiary on a limited number of brokers;

●	legal, political, judicial and regulatory changes;

●	increases in the levels of risk retention by the Company’s insurance subsidiary;

●	changes in the ratings assigned to the Company and its insurance operating subsidiary;

●	claims development and the process of estimating reserves;

●	exposure to terrorist acts and acts of war;

●	the willingness and ability of the Company’s insurance subsidiary’s reinsurers to pay reinsurance recoverables owed to the Company’s insurance subsidiary;

●	the uncertain nature of damage theories and loss amounts;

●	the loss of key personnel at the Company or its operating subsidiaries;

●	the failure to comply with the restrictive covenants contained in the agreements governing the Company’s indebtedness;

●	the ability to make payments on, or repay or refinance, the Company’s debt;

●	risks inherent in international operations; and

●	difficult and volatile conditions in the global economy.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in our plans, strategies, objectives, expectations, or intentions, which may happen at any time at our discretion; and other factors discussed in the Company’s Annual Report or Form 10‑K and subsequent filings with the SEC. All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

THE COMPANIES

ICC Holdings, Inc.

ICC Holdings, Inc. is a Pennsylvania corporation with principal executive offices located at 225 20th Street, Rock Island, Illinois 61201, telephone number (309) 793‑1700. The Company is a holding company for the following subsidiaries: Two Rivers Realty Investments, LLC, a real estate services and holding company; Beverage Insurance Agency, Inc., dba Beverage Insurance Specialty, a wholesale insurance agency; Estrella Innovative Solutions, Inc., an outsourcing company; Southern Hospitality Education, LLC, dba Katkin, a full-service food safety and education company; Guild, an operating insurance agency acquired in October 2023; and Illinois Casualty, an operating insurance company. Illinois Casualty is an Illinois domiciled company which also owns Two Rivers Investment Properties, LLC, a real estate services and holding company, and ICC Re Limited, a vehicle to participate in various Lloyd’s syndicate’s underwriting activity.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 28, 2024, and which is incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Mutual Capital Holdings, Inc.

Mutual Capital Holdings, Inc. is a Pennsylvania corporation with principal executive offices located at 41908 Route 6, Wyalusing, Pennsylvania 18853, telephone number (570) 746‑9520. Mutual Capital is a wholly owned subsidiary of Mutual Capital Group, Inc., a mutual insurance holding company. Mutual Capital owns various insurance company subsidiaries that engage in property and casualty insurance business and related services.

Mutual Capital Merger Sub, Inc.

Mutual Capital Merger Sub, Inc. is a Pennsylvania corporation and wholly owned subsidiary of Mutual Capital with principal executive offices located at 41908 Route 6, Wyalusing, Pennsylvania 18853, telephone number (570) 746‑9520. Merger Sub was formed on May 30, 2024 solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has no material assets or operations of its own.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides the Company’s shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the special meeting to be held which will be held on Tuesday, November 26, 2024, at 1:00 p.m. Central Time and accessed virtually at http://www.viewproxy.com/ICCHSM/2024.

Purposes of the Special Meeting

One purpose of the special meeting is for our shareholders to consider and vote upon the proposal to approve and adopt the merger agreement. Our shareholders must approve and adopt the merger agreement for the merger to occur. If our shareholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A-1 and Annex A-2, and the material provisions of the merger agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast an advisory (non‑binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation that may become payable in connection with the merger is a vote separate and apart from the vote to approve and adopt the merger agreement. Accordingly, a shareholder may vote to approve and adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Mutual Capital. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and approved and regardless of the outcome of the advisory vote. Our shareholders are also being asked to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

This proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about October 28, 2024.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable, fair to and in the best interests of the Company to enter into the merger agreement. Certain factors considered by the Board in reaching its decision to approve and adopt the merger agreement may be found in the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement.

In addition, the Board unanimously recommends that the shareholders of the Company vote “FOR” the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Company common stock as of the close of business on September 30, 2024, the record date, are entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, 3,138,580 shares of Company common stock were issued and outstanding.

The presence at the special meeting, virtually or by proxy, of holders entitled to cast a majority of all votes entitled to be cast at the special meeting will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions as described below under the sub‑heading “—Voting; Proxies; Revocation—Abstentions” will be included in the calculation of the number of shares considered to be present at the special meeting.

Shares of Company common stock held by shareholders of record that submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card will be counted for the purpose of determining whether a quorum is present at the special meeting.

Shares of Company common stock held by shareholders in “street name” by a broker, bank or other nominee that do not instruct the nominee how to vote such shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

Each share of Company common stock issued and outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, shareholders holding a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement. A broker non-vote or an abstention from voting will not constitute or be counted as votes cast and, consequently, will have no effect on the proposal to approve and adopt the merger agreement.

Approval of each of the advisory (non‑binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of a majority of the votes cast, virtually or represented by proxy at the special meeting. An abstention or a broker non-vote will not constitute or be counted as votes cast and, consequently, will have no effect on the outcome of these proposals.

As of the close of business on the record date, there were 3,138,580 shares of Company common stock issued and outstanding.

Voting by the Company’s Directors and Executive Officers

As of the close of business on the record date, parties to the voting agreements, including directors and executive officers of the Company, were entitled to vote 809,714 shares of Company common stock, or approximately 26% of the shares of Company common stock issued and outstanding on that date. Pursuant to the voting agreements, all of the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the other proposals to be considered at the special meeting. Tuscarora Wayne Insurance Company, a subsidiary of Mutual Capital which controls 6.4% of the Company common stock, has indicated that it intends to vote its shares “FOR” the proposal to approve and adopt the merger agreement.

Voting; Proxies; Revocation

Attendance

Shareholders as of the record date may attend, vote, and submit questions virtually at the special meeting by logging in to http://www.viewproxy.com/ICCHSM/2024 to register and receive instructions on how to attend the special meeting. To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form, or this notice. If you are not a shareholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

At the special meeting, shareholders will be able to attend, vote, and submit questions virtually. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at http://www.viewproxy.com/ICCHSM/2024.

Shareholders of record at the close of business on September 30, 2024 shall be entitled to vote at the special meeting. As of the record date, the Company had 3,138,580 shares of Company common stock outstanding and entitled to vote. Common share ownership entitles the holder to one vote per share upon each matter to be voted at the special meeting.

Voting Virtually at the Special Meeting

We strongly encourage you to vote your proxy by Internet or mail prior to the meeting, even if you plan to attend the virtual special meeting. Please also note that in order to attend and vote at the special meeting, you must have already pre-registered for the meeting no later than Monday, November 25, 2024. Once you have pre-registered, you will receive a confirmation e-mail with information on how to attend and vote at the meeting.

Registered holders may log into the virtual special meeting website at www.AALVote.com/ICCHSM, click on the ballot posted on the site and follow the instructions provided on the ballot.

If you are the beneficial owner of shares held in street name, in order to vote at the special meeting, you will need to provide a legal proxy from your bank, broker or other nominee. Beneficial owners are strongly encouraged to obtain the legal proxy at least 5 business days prior to the special meeting. Beneficial owners will need to have an electronic image (such as a pdf file or scan) of the legal proxy ready to include when voting. You should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record for information about how to obtain a legal proxy.

Providing Voting Instructions by Proxy

To ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting virtually.

Deadline for Voting

The deadline for voting electronically is 11:59 p.m., Eastern Time, on Monday, November 25, 2024. If you have timely pre-registered, you may attend the virtual meeting and vote your shares by ballot at the special meeting.

Shares of Common Stock Held by Record Holder

If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Company common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card by Mail. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company common stock will be voted in the manner directed by you on your proxy card.

If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote virtually, the effect will be that your shares of Company common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting and will not affect the vote regarding the approval and adoption of the merger agreement, the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement, the advisory (non‑binding) proposal to approve the compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares of Company Common Stock Held in “Street Name”

If your shares of Company common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of The New York Stock Exchange, banks, brokers and other nominees who hold shares of Company common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the merger agreement or any of the other proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the merger agreement or any of the other proposals described in this proxy statement. Since all of the proposals currently expected to be voted on at the special meeting are considered non‑routine matters, shares held in “street name” through a broker, bank or other nominee will not be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals. For shares of Company common stock held in “street name,” only shares of Company common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

●

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

●	attending the special meeting and voting virtually; or

●	delivering to the Corporate Secretary of the Company a written notice of revocation c/o ICC Holdings, Inc., 225 20th Street, Rock Island, Illinois 61201.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a shareholder attends a meeting, either virtually or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have no effect on the proposal to approve and adopt the merger agreement, the advisory (non‑binding) proposal on executive compensation that may become payable to the Company’s named executive officers in connection with the merger, and the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, virtually or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the proposal to approve and adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the Board or the chairperson of the special meeting as long as the holders of a majority of the shares of Company common stock are present virtually or represented by proxy at the special meeting. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company common stock. Alliance Advisors, LLC, a proxy solicitation firm, has been retained to assist the Company in the solicitation of proxies for the special meeting, and the Company will pay Alliance Advisors, LLC $25,000, plus reimbursement of out-of-pocket expenses for these services. Proxies may be solicited by mail, personal interview, e‑mail, telephone, or via the Internet by Alliance Advisors, LLC, or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Company common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company common stock for the merger consideration.

THE MERGER

(PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement and merger are approved and adopted by the Company’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, at the effective time of the merger Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of Mutual Capital.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares held in the treasury of the Company will be cancelled and extinguished and converted into the right to receive $23.50 in cash, without interest and less all applicable withholding taxes.

The Company common stock is currently registered under the Exchange Act and is traded on Nasdaq under the symbol “ICCH.” As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by Mutual Capital. Following the consummation of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

The Company’s board of directors (the “Board”) and the senior management of the Company periodically review and consider alternatives to protect and enhance the value of the Company's business. The Company considers its strategic options in light of the totality of the circumstances, including current and anticipated business and industry trends, regulatory conditions, policyholder interests, short-term and long-term value for the shareholders of the Company and the impact on constituencies and the ratings environment expected to impact the insurance industry.

From time to time, the Company receives inquiries from interested parties about potential strategic opportunities. During the second half of 2020, the Company had engaged in discussions with Mutual Capital Group, Inc. (“Mutual Capital Group”), whose subsidiary, Tuscarora Wayne Insurance Company (“Tuscarora Wayne”) owns 200,000 shares of the Company’s common stock, and certain of its affiliates about a potential business combination. While those discussions terminated in December 2020, on February 11, 2022, an affiliate of Mutual Capital Group, Mutual Capital Investment Fund, L.P. (“MCIF”), submitted a non-binding indication of interest to acquire the Company in a two-step transaction where (i) the Company would complete a 10,000 to 1 reverse stock split immediately prior to closing the merger, whereby fractional shares would be paid $18.50 per pre-split share in cash, (ii) in connection with the merger between the Company and a merger acquisition subsidiary of MCIF, (a) post-split shareholders of the Company would be able to elect $18.50 per pre-split share in cash or common stock of the surviving corporation, with a maximum of $25 million in cash available, and (b) MCIF’s $30 million investment in convertible preferred stock in its merger acquisition subsidiary would be exchanged for convertible preferred stock of the surviving corporation, which convertible preferred stock would vote with the common stock on an as-converted basis, have a conversion ratio of not greater than $16 per pre-split share, an aggregate liquidation preference of $30 million, and a cumulative quarterly annual dividend of 4%. As a result of the transaction, it was contemplated that the Company would be able to delist and terminate its reporting obligations under the Securities Exchange Act of 1934 and no longer incur the expenses associated with being a public reporting company, and MCIF would have a majority of the voting power of the surviving corporation.

At a meeting of the executive committee of the Board on February 15, 2022, Arron K. Sutherland, the Company’s President and Chief Executive Officer, reviewed the terms of MCIF’s proposal with members of the committee. After a discussion among members of the committee and senior management, a representative of Griffin Financial Group (“Griffin Financial”), financial advisor to Mutual Capital and MCIF, was invited to the meeting to discuss the proposal and answer additional questions from members of the committee, including the impact on continuing shareholders. The committee requested that additional information be provided in connection with its upcoming meeting of the Board.

At a meeting of the Board on March 1, 2022, management reviewed a revised MCIF proposal with members of the Board. The updated proposal provided, among other things, that (i) the preferred stock would be replaced by $10 million of convertible debt bearing interest at 6% but retaining the same conversion features, (ii) MCIF would purchase $20 million of the Company’s common stock at a maximum purchase price of $16.00 per share, and (iii) the surviving corporation would establish an annual post-closing buyback program for continuing shareholders, other than certain insiders, the ESOP and MCIF, of approximately $500,000. After this discussion, a representative of Griffin was invited to the meeting to review the sequence of the transaction and answer questions from members of the Board, including the consequences for continuing shareholders. After these discussions, the Board decided to move forward and permit MCIF to proceed with due diligence.

Over the next few months, management responded to due diligence requests from MCIF.

At a meeting of the Board on April 26, 2022, Jay Chadwick, Chairman of Mutual Capital Group, Jason Wolfe, President and Chief Executive Officer of Mutual Capital Investment Advisors, an indirect subsidiary of Mutual Capital Group (“MCIA”), and a representative of Griffin Financial met with members of the Board. These representatives reviewed a further modified proposal, dated April 25, 2022, pursuant to which, among other things, (i) 100% of the interested shareholders, excluding the ESOP and certain identified insiders, would be able to receive $18.50 per share in cash, (ii) MCIF would increase the amount of their equity purchase from $20 million to $25 million and with the same per share purchase price, and (iii) the amount of the convertible debt would be increased from $10 million to $25 million. After a further discussion with members of the Board, these representatives left the meeting. The Board then discussed with management the potential for financing a self-tender or reverse stock split with the goal of remaining independent and no longer being a reporting company.

In May 2022, based upon further discussions with the Company, MCIF submitted a further modified proposal pursuant to which, in connection with the merger between the Company and a merger acquisition subsidiary of MCIF, (i) shareholders of the Company who own less than 10,000 shares of common stock would receive $18.50 per share in cash, and (ii) shareholders of the Company who own more than 10,000 shares of common stock would be able to elect to receive either $18.50 per share in cash or common stock of the surviving corporation, other than the ESOP and certain directors and executive officers who would be required to receive shares of common stock of the surviving corporation. There would no longer be any requirements to complete a reverse stock split or assume any convertible debt. As a result of the transaction, it was contemplated that the Company would be able to delist and terminate its reporting obligations under the Securities Exchange Act of 1934 and no longer incur the expenses associated with being a public reporting company, and MCIF would have a majority of the voting power of the surviving corporation.

Over the next several months, MCIF continued to conduct due diligence but ultimately discussions among the parties regarding the proposed transaction were terminated.

During the spring of 2023, representatives of Mutual Capital and MCIF contacted Mr. Sutherland about re-engaging in discussions about a potential strategic business combination. In light of these discussions, management contacted potential investment bankers to assist the Company in evaluating strategic alternatives. At a meeting of the Board on June 6, 2023, representatives of Weild & Co. (“Stonybrook”) met with the Board and discussed a potential engagement and, if discussions with Mutual Capital did not materialize, a process to ascertain interest in a strategic combination with third parties. The Board engaged Stonybrook as its financial advisor on July 13, 2023.

In August 2023, Mr. Sutherland visited Mutual Capital’s offices and met with members of its board of directors and key executives. At a meeting of the Board on August 29, 2023, Mr. Sutherland provided an update regarding these meetings. Ultimately, these discussions did not result in a further proposal from Mutual Capital.

As a result, the Board authorized Stonybrook to approach potential strategic partners, including Mutual Capital, to gauge their interest in a potential strategic transaction with the Company, taking into account, among other factors, the strategic fit for the Company's business, the rationale for a potential transaction and the perceived likelihood of engaging in discussions regarding a potential strategic transaction that could be actionable in the near term. Between October 2023 and February 2024, Stonybrook contacted eighty-seven strategic buyers and financial investors, of which fifteen parties, including Mutual Capital, entered into nondisclosure agreements and were provided access to an electronic dataroom. Of those companies, five parties, including Mutual Capital, had meetings with management. By February 8, 2023, Mutual Capital, a financial sponsor focused on the insurance sector (“Party A”) and a specialty insurance producer platform for an established large private equity sponsor (“Party B”) had provided Stonybrook non-binding indications of interest.

In the fall of 2023, management worked with Stevens & Lee, P.C. (“Stevens & Lee”) in preparing draft definitive agreements in connection with a potential whole company merger.

At a meeting of the Board on February 13, 2024, Mr. Sutherland reviewed each of these indications of interest with the Board. Mutual Capital’s indication of interest proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash purchase price of $23.00, which represented a price to book value of 1.08x. Additionally, Mutual Capital indicated that Mr. Sutherland and the rest of the senior management team would remain in place, with Mr. Sutherland reporting to the President and Chief Executive Officer of Mutual Capital. Party A’s indication of interest proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash price of $22.00, which represented a price to book value of 1.03x. Party A also indicated that Mr. Sutherland and key members of the management team would continue in place and sign new employment agreements. Party B’s indication of interest proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash price of $25.60, which represented a price to book value of 1.20x. Based upon a recommendation from Stonybrook, the Board directed management to work with Stonybrook and obtain non-binding letters of intent and mark ups of the previously prepared definitive agreement from interested parties.

Over the next month, management had meetings with Mutual Capital, Party A, and a financial sponsor focused on the insurance sector (“Party C”). Party B determined that a further meeting was unnecessary.

At a meeting of the Board on March 5, 2024, representatives of Stonybrook provided the Board with an update on the process to date, feedback received from interested parties and responded to questions from members of the Board.

At a meeting of the Board on March 26, 2024, Mr. Sutherland reviewed the non-binding letters of intent received by Mutual Capital, Party A, and Party C, and a revised proposal submitted by Party B. Mutual Capital submitted an initial letter of intent on March 8, 2024, which it revised on March 25, 2024. Based upon the revised letter of intent, Mutual Capital proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash price of $23.50, which represented a price to book value of 1.10x and a premium of 51.6% to the Company’s closing stock price on March 22, 2024 of $15.50. It also contemplated certain changes to the employment and compensation arrangements with senior management. For more information, see “- Interests of the Company’s Directors and Executive Officers in the Merger” below. Party A submitted a non-binding letter of intent on March 8, 2024, which proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash price of $21.35, which represented a price to book value of 1.00x and a premium of 37.2% to the Company’s closing stock price on March 22, 2024. Party C submitted a non-binding letter of intent on March 22, 2024, which proposed a whole company acquisition, with the Company’s shareholders receiving an expected per share cash price of between $18.14 and $21.35, which represented a price to book value of between 0.85x and 1.00x and a premium of between 17.0% and 37.2% to the Company’s closing stock price on March 22, 2024. Rather than a whole company acquisition, Party B proposed a $40 million cash investment, with the proceeds to be used for growth and potential for a higher per share sale price in connection with a subsequent sale of the Company. Members of the Board discussed the benefits and deficiencies of each proposal and considered the attributes of each potential acquiror. After such discussion, the Board authorized the Company's senior management team, with the assistance of the Company's legal and financial advisors, to negotiate final terms of a potential business combination transaction with Mutual Capital and its advisors, and to enter into a 30-day period of exclusive negotiations to finalize definitive agreements.

On April 4, 2024, a virtual kick-off meeting was held with senior management of the Company and Mutual Capital and representatives of each of Stonybrook, Griffin Financial, Stevens & Lee and Locke Lord LLP (“Locke Lord”), counsel to Mutual Capital, at which additional due diligence and potential next steps were discussed. Also, on April 4, 2024, the Company and Mutual Capital entered into a 30-day exclusivity period.

At the direction of the Board, senior management contacted investment banks to select a firm that would be able to provide a fairness opinion to the Board in connection with this proposed combination. On April 12, 2024, Feldman Financial was engaged to do so.

Over the course of the next several weeks, Mutual Capital engaged in a further due diligence review of the Company, which involved the review of materials in the data room as well as numerous virtual and telephonic meetings and conversations with the Company's management team. Concurrently during that time, representatives of the Company and its advisors also conducted a due diligence review of Mutual Capital. During that same period, representatives of Stevens & Lee and representatives of Locke Lord exchanged drafts of the merger agreement, voting agreement and ancillary transaction documents, and together with representatives of the Company and Mutual Capital, held numerous virtual and telephonic meetings to discuss and negotiate the terms of the merger agreement and other definitive agreements for the transaction.

On April 30, 2024, the Company and Mutual Capital extended the exclusivity period to end on June 7, 2024.

On May 3, 2024, the Board held a meeting at which Mr. Sutherland and representatives of Stevens & Lee were also present. At this meeting, representatives of Stevens & Lee presented on the Board’s fiduciary duties in the context of a potential strategic transaction, and Mr. Sutherland and Stevens & Lee provided an update on the status of negotiations to date.

On June 3, 2024, the compensation committee of the Board met to discuss matters relating to amendments to arrangements with the senior management in connection with the merger agreement. Members of the Company’s senior management and Stevens & Lee were also present at that meeting.

On June 4, 2024, the Board held a virtual meeting with Mr. Sutherland and representatives of Stevens & Lee and Feldman Financial in attendance. Representatives of Stevens & Lee provided a presentation regarding the final terms of the merger agreement, the voting agreement and the ancillary agreements. Feldman Financial then reviewed with the Board its financial analysis of the merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated June 8, 2024, to the Board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the merger consideration provided for in the merger agreement was fair, from a financial point of view, to holders of the Company’s common stock (other than, to the extent applicable, Mutual Capital, Merger Sub and their respective affiliates). After further discussions, and taking into account the factors described below in greater detail under the sections titled "The Merger - Reasons for the Merger; Recommendation of the Board of Directors," the Board unanimously: (i) determined that the merger is fair to and in the best interests of the Company; (ii) approved and declared advisable the execution and delivery of the merger agreement, the performance by the Company of its covenants and agreements contained therein and the transactions contemplated by the merger agreement, including the merger, all on the terms and subject to the conditions contained therein; (iii) authorized and approved the merger agreement and the transactions and other documents and agreements contemplated by the merger agreement and such other documents and agreements, including the voting agreements; (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Company’s shareholders; and (v) recommended that the Company’s shareholders adopt the merger agreement.

On June 4, 2024, the boards of directors of Mutual Capital and Merger Sub approved the entry into the merger agreement and the consummation of the transactions contemplated thereby, including without limitation the merger, and authorized the execution and delivery of the merger agreement.

On June 8, 2024, the Company, Mutual Capital and the Merger Sub entered into the merger agreement and the ancillary agreements and Mutual Capital entered into the voting agreements, and the Company and Mutual Capital issued a joint press release announcing the merger.

On October 11, 2024, following receipt of the requisite board approvals, the Company, Mutual Capital and the Merger Sub entered into that certain Amendment to Merger Agreement to (i) clarify the voting threshold required for approval of the merger and (ii) to extend the Outside Date (as defined in the merger agreement) from October 8, 2024 to December 31, 2024.

Reasons for the Merger

As described above in the section of this proxy statement entitled “—Background of the Merger,” prior to and in reaching its determination to approve the merger agreement, the Board consulted with and received the advice of the Company’s financial advisor, Feldman Financial, and the Company’s legal advisor, Stevens & Lee, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger agreement and the merger, each of which the directors believed supported their decision, including the following material factors:

●

the current and historical market prices of the Company common stock, including the market performance of the Company common stock relative to general market indices and to other property and casualty insurance companies, and that the $23.50 per share price to be paid in cash in respect of each share of Company common stock, which represented a premium of 48% over the closing price of the Company common stock on June 3, 2024 (the last trading day prior to the Board’s approval of the merger agreement), a premium of 48% over the volume-weighted average closing share price of the Company common stock during the 30 days prior to the Board’s approval of the merger agreement, and a valuation of the Company at a multiple of 1.07 times the Company’s book value at March 31, 2024;

●

that the merger consideration of $23.50 in cash per share is likely to be more favorable to the Company’s shareholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to: an acquisition by a different buyer; dispositions of certain subsidiaries of the Company; acquisitions by the Company of other businesses; and the continued operation of the Company on a stand-alone basis taking into account its prospects, in each of the foregoing cases, in light of a number of factors, including the risks, costs, challenges, timing considerations and uncertainty associated with those alternatives;

●	the provisions of the merger agreement that permit the Company to explore a superior proposal, including:

●

the Company’s ability to receive unsolicited proposals during the no-shop period and to furnish information to and engage in negotiations with third parties under the terms and conditions of the merger agreement as more fully described in the section of this proxy statement entitled “The Merger Agreement—No Solicitation by the Company” beginning on page 65; and

●

the Board’s ability to consider, and under certain conditions, to accept, a superior proposal, subject to certain notice requirements and matching rights in favor of Mutual Capital, and the Company’s corresponding right to terminate the merger agreement in order to enter into a definitive agreement providing for such superior proposal, subject to the terms and conditions of the merger agreement.

●

the Board’s understanding of the Company’s business, operations, financial condition, earnings, historical and projected financial performance, competitive position and the nature of the industries in which the Company competes, including the risks, uncertainties and challenges facing the Company in the insurance industry, including elevated inflation concerns, geopolitical uncertainty, increasing capital requirements, high interest rates and potential higher than expected insured losses;

●

the financial analyses reviewed and discussed with the Board by representatives of Feldman Financial as well as the oral opinion of Feldman Financial rendered to the Board on June 4, 2024 (which was subsequently confirmed in writing by delivery of Feldman Financial’s written opinion dated June 8, 2024) to the effect that, as of such date and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the merger consideration to be received in the merger by the holders of Company common stock, other than Mutual Capital and its affiliates, was fair, from a financial point of view, to such holders, as more fully described below in the section of this proxy statement entitled “—Opinion of Feldman Financial;”

●	the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $23.50 per share in cash to be paid in the merger;

●

the potential regulatory, commercial and financing issues that might arise in connection with pursuing a transaction with other potential parties that might have an interest in engaging in a strategic transaction with the Company, and whether any of those potential parties would be financially capable of executing such a transaction;

●

the fact that the consideration to be paid by Mutual Capital is all cash, which provides certainty of value and liquidity to the Company’s shareholders immediately upon the closing of the merger, especially when viewed against the risks and uncertainties inherent in the Company’s businesses, including long-term business and execution risks and uncertainty in global economic conditions;

●	the fact that the merger is not subject to approval by Mutual Capital’s shareholder;

●

Mutual Capital’s financial strength, the absence of a financing condition in the merger agreement, and the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

●

the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed due to required regulatory approvals, based on, among other things:

●	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated;

●	the absence of any expected significant substantive regulatory risks with respect to the consummation of the merger and the relative likelihood of obtaining required regulatory approvals;

●

the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable; and

●

the fact that a vote of the Company’s shareholders is required under Pennsylvania law to approve the merger agreement, and that a vote of shareholders holding at least a majority of the votes cast, virtually or represented by proxy, at the special meeting and entitled to vote at the special meeting is required to approve the merger agreement.

In the course of its deliberations, the Board also considered a variety of risks and countervailing factors related to the merger agreement and the merger, including the following material factors:

●

the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions to the parties’ obligations to complete the merger, including with respect to the required approval of the transaction by insurance regulatory authorities, which is beyond the Company’s control, and by the Company’s shareholders;

●

the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention, the potential disruptive effect on the Company’s day-to-day operations and the Company’s business relationships, and the market’s perception of the Company’s prospects, which could lead to a decline in the price of Company common stock;

●

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of the Company pending completion of the merger;

●

the fact that the shareholders of the Company will have no ongoing equity interest in the surviving corporation following the merger, meaning that the shareholders will not participate in Mutual Capital’s or the Company’s future earnings or growth, if any, or in the value of the common stock, and will not participate in any potential future sale of the Company to a third party;

●	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

●

the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to negotiate with Mutual Capital (if Mutual Capital desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

●

in the event that the merger agreement is terminated in certain identified circumstances, including, but not limited to, either (i) by the Company if, prior to the receipt of the required vote of the shareholders of the Company to approve and adopt the merger agreement at the special meeting (including any adjournments or postponements), the Company pursues and enters into an alternative takeover proposal or (ii) by Mutual Capital if, prior to the receipt of the required vote of the shareholders of the Company to approve and adopt the merger agreement at the special meeting (including any adjournments or postponements), the Board withdraws or adversely changes its recommendation of the merger agreement or takes similar actions or resolves to do the foregoing, the Company shall, within two business days following such termination, pay Mutual Capital a termination fee equal to $2.5 million, as described more fully below in the section of this proxy statement entitled “The Merger Agreement – Termination”;

●

the fact that, absent the financing to be obtained by Mutual Capital, as further described more fully below in the section of this proxy statement entitled “The Merger – Financing”, Mutual Capital would not have the financial capacity to consummate the merger;

●	Mutual Capital’s lack of history in acquiring other companies of the size of the Company;

●	the likelihood of litigation from shareholder suits in connection with the merger or attempts by shareholders to discourage a vote in favor of the merger;

●

the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated the Company may be required to bear such costs; and

●

the fact that the receipt of cash by shareholders in exchange for shares of common stock pursuant to the merger will be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes.

In addition to considering the factors described above, the Board also identified and considered a variety of other factors, including the following:

●

the fact that Feldman Financial has an existing relationship with an affiliate of Mutual Capital pursuant to which it performs quarterly valuation services for Mutual Capital’s affiliate, for which Feldman Financial has received customary fees in an amount not exceeding $30,000 per year, and the fact that Feldman Financial disclosed to the Board information regarding such relationship;

●	Griffin Financial, an affiliate of Stevens & Lee, P.C., serves as financial advisor to Mutual Capital; and

●

the fact that the Company’s executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company’s shareholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement, to be advisable and in the best interests of the Company, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.

Recommendation of the Company’s Board of Directors

After careful consideration, the Board has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of the Company’s Financial Advisor

At the June 4, 2024 meeting of the Board, representatives of Feldman Financial rendered Feldman Financial’s oral opinion, as to the fairness from a financial point of view, to the holders of the Company common stock of the $23.50 in cash per share of the Company common stock (the “merger consideration”) to be received by such holders in the merger pursuant to the merger agreement. Subsequently, Feldman Financial confirmed its oral opinion by delivering to the Board its written opinion dated June 8, 2024. The full text of Feldman Financial’s written opinion, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Feldman Financial in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.

Feldman Financial’s opinion was provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement and Feldman Financial’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of the Company common stock of the merger consideration. Feldman Financial’s opinion did not address any other term or aspect of the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the merger and the other transactions contemplated by the merger agreement or otherwise act with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Feldman Financial reviewed, among other things:

●	reviewed the financial terms and conditions as stated in the draft of the merger agreement provided by or on behalf of the Company to Feldman Financial on June 3, 2024;

●	reviewed certain information related to the historical condition and prospects of the Company, as made available to Feldman Financial by the Company;

●	reviewed the Company’s audited financial statements for years ended December 31, 2022 and December 31, 2023 and unaudited financial statements for the three months ended March 31, 2024;

●	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

●	reviewed the reported price and trading activity for the Company common stock;

●

reviewed certain internal financial analyses and forecasts for the Company prepared by management of the Company, as approved for Feldman Financial’s use by the Company, referred to in this section as the “Projections” and summarized in the section of this proxy statement entitled “The Merger – Unaudited Prospective Financial Information” beginning on page 43;

●

discussed the information above with members of the Company’s management and had discussions concerning the information referred to above and the background and other elements of the merger, the financial condition, current operating results, and business outlook for the Company;

●	reviewed the financial and operating performance of the Company and those of other selected public companies that Feldman Financial deemed to be relevant;

●	considered certain publicly available financial terms of certain business combinations in the insurance industry that Feldman Financial deemed to be relevant; and

●	performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Feldman Financial has relied upon and assumed the accuracy and completeness, without independent investigation, of all the financial and other information that was provided to Feldman Financial by the Company or its respective representatives or obtained from publicly available sources. Feldman Financial did not perform any independent evaluation or appraisal of the assets and liabilities of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Feldman Financial, it has, with the consent of the Board, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company. Feldman Financial expressed no opinion with respect to the Projections or the assumptions on which they are based. Feldman Financial also assumed that there had been no material change in the respective assets, financial condition, operating results, business, or prospects of the Company since the date of the most recent financial statements made available to Feldman Financial.

Feldman Financial also assumed, with the Company’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on the Company, Mutual Capital, the merger, or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification, or amendment of any material term, condition, or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the Company’s consent, Feldman Financial relied upon the advice that the Company received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Feldman Financial expressed no opinion as to any such matters. Feldman Financial’s opinion did not address and expressed no view or opinion with respect to whether Mutual Capital has sufficient cash, available lines of credit, or other sources of funds to enable it to pay the aggregate merger consideration to the holders of the Company common stock at the closing of the merger.

Feldman Financial’s opinion was necessarily based on financial, economic, regulatory, market, and other conditions as in effect on, and the information made available to Feldman Financial as of, the date thereof. Events occurring after the date thereof could materially affect Feldman Financial’s opinion. Feldman Financial has not undertaken to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

The following is a summary of the material financial analyses performed by Feldman Financial in arriving at its opinion.

Feldman Financial’s opinion was only one of many factors considered by the Board in evaluating the merger. Neither Feldman Financial’s opinion nor its financial analyses were determinative of the merger consideration or the views of the Board or the Company’s management with respect to the merger consideration or the merger. The type and amount of consideration payable in the merger were determined through negotiations between the Company and Mutual Capital. Feldman Financial was retained by the Company solely to render an opinion regarding the fairness of the merger consideration. Feldman Financial was not engaged to and did not assist the Company with negotiating the financial terms of the merger. Feldman Financial has acted exclusively for the Board in rendering the opinion.

None of the analyses performed by Feldman Financial were necessarily assigned a greater significance by Feldman Financial than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Feldman Financial. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Feldman Financial’s financial analyses. The summary text describing each financial analysis does not constitute a complete description of Feldman Financial’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Feldman Financial. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Feldman Financial with respect to any of the analyses performed by it in connection with its opinion. Rather, Feldman Financial made its determination as to the fairness, from a financial point of view, to holders of the Company common stock of the merger consideration to be paid under the merger agreement based on its analyses as a whole.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Feldman Financial believes that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Feldman Financial’s comparative analyses described below is identical to the Company, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values or transaction values, as the case may be, of the Company and the other businesses to which it was compared.

In performing its analyses, Feldman Financial also made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of the Company, Mutual Capital, and Feldman Financial. The analyses performed by Feldman Financial are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Feldman Financial prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Board at its June 4, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Feldman Financial’s analyses do not necessarily reflect the value of the Company common stock or the prices at which the Company common stock may be sold at any time.

Comparative Stock Price Performance

For informational purposes, Feldman Financial compared the trading stock price performance of the Company common stock with various stock indexes through May 30, 2024. The periods reviewed included the year-to-date 2024 period, past one year, past two years, and since the Company’s initial public offering in March 2017. The following table displays a summary of the net change in stock price movement for the relevant periods.

	Since 3/27/2017 ICC Holdings Initial Offering	Past Two Years	Past One Year	Year- to- Date 2024

ICC Holdings, Inc.	59.0%	(5.7)%	1.5%	3.9%
S&P 500 Index	123.6%	25.9%	24.5%	9.8%
S&P U.S. Broad Market Index – Insurance	94.4%	27.2%	29.9%	12.8%
S&P 500 P&C Insurance Index	147.7%	36.1%	43.7%	21.2%
S&P U.S. SmallCap Insurance Index	67.2%	22.3%	25.0%	8.2%

Analysis of Implied Premiums

Feldman Financial reviewed the historical trading prices for the Company common stock for the one-year period ended May 30, 2024. In addition, Feldman Financial compared the merger consideration of $23.50 per share to be paid to holders of the outstanding shares of the Company common stock pursuant to the merger agreement in relation to the Company’s recent trading price levels. The following table displays a summary of the analysis:

	Applicable ICC Holdings Stock Price	Implied Premium at $23.50 Per Share Merger Consideration
Recent closing price (5/30/2024)	$15.90	47.8%
Prior one month’s closing price (4/30/2024)	$15.98	47.1%
Prior three month’s closing price (2/29/2024)	$15.23	54.3%
30‑day closing price average	$15.89	47.9%
60‑day closing price average	$15.91	47.7%
90‑day closing price average	$15.73	49.4%
52‑week high trading price (8/10/2023)	$16.50	42.4%
52‑week low trading price (3/04/2024)	$14.78	59.0%

Historical Offer Premiums Paid Analysis

Feldman Financial reviewed historical premiums paid in insurance company merger and acquisition transactions between January 1, 2000 and May 30, 2024, involving target companies headquartered in the United States, Bermuda, or the Cayman Islands. There were 129 such transactions with publicly reported data, including 74 transactions in which the target companies were identified as property and casualty insurance companies. For these groups of transactions, Feldman Financial compared the premiums paid based on the closing price per share of the target company’s common stock one day, one month, and three months days prior to the announcement of the transaction, to implied premiums calculated in an identical manner for the proposed merger. The following table displays a summary of the analysis:

	Implied ICC Holdings Offer	All Insurance Company Acquisitions		All P&C Insurance Company Acquisitions
	Premium(1)	Median	Mean	Median	Mean
Offer Premium to Prior Market Price:
Prior one day’s market price	47.8%	23.6%	33.2%	25.5%	31.1%
Prior one month’s market price	47.1%	27.8%	36.5%	25.8%	33.6%
Prior three months’ market price	54.3%	30.6%	38.7%	29.7%	36.4%

(1) Based on closing market price data at May 30, 2024

Trading Comparables Company Analysis

Using publicly available information, Feldman Financial compared selected financial data of the Company with similar data for selected publicly traded companies engaged in the property and casualty insurance business which Feldman Financial judged to be analogous to the Company. The companies selected by Feldman Financial were:

●	Atlantic American Corporation

●	Employers Holdings, Inc.

●	Global Indemnity Group, LLC

●	Hippo Holdings Inc.

●	Horace Mann Educators Corp.

●	James River Group Holdings, Ltd.

●	Kingstone Companies, Inc.

●	ProAssurance Corporation

●	Safety Insurance Group, Inc.

●	United Fire Group, Inc.

●	Universal Insurance Holdings, Inc.

In selecting these companies, Feldman Financial also considered certain financial data, including asset size, equity capital level, and total market capitalization. Additional selectivity was applied to emphasize the inclusion of specialty insurers within the group. None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of Feldman Financial’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

The analysis compared financial information for the Company with corresponding data for the trading comparables as of or for the last twelve months (LTM) ended March 31, 2024. Market pricing data for the trading comparables was reviewed as of May 30, 2024. The table below sets forth the relevant data for the Company and the median, mean, upper quartile, and lower quartile data for the trading comparables. Applying the median and mean market valuation ratios as shown below for the trading comparables to the corresponding financial data for the Company at March 31, 2024 produced a range of implied trading valuations for the Company from $15.22 to $24.10 per share.

		Selected Trading Comparables
	ICC Holdings	Median	Mean	Upper Quartile	Lower Quartile

Financial Data as of March 31, 2024
Total Assets ($Millions)	$216.4	$2,210.1	$3,642.4	$4,406.9	$1,612.3
Total Equity ($Millions)	$68.7	$1,384.3	$2,275.8	$2.745.1	$887.1
Total Equity / Total Assets	31.73%	22.71%	22.43%	28.35%	14.22%
Policy Reserves / Total Equity	1.82x	3.09x	3.57x	4.88x	2.04x
LTM Return on Average Assets	2.36%	0.10%	(0.54)%	1.95%	(0.49)%
LTM Return on Average Equity	7.68%	0.98%	(2.08)%	5.76%	(2.55)%

Market Price Data as of May 30, 2024
Total Market Value ($Millions)	$50.2	$562.8	$609.0	$897.8	$357.7
Trading Price / Book Value	72.7%	102.8%	99.3%	133.7%	66.7%
Trading Price / LTM Earnings Per Share	9.64x	12.86x	14.60x	21.64x	8.75x
Trading Price / LTM Operating EPS (1)	11.20x	10.72x	13.69x	16.40x	8.49x
Total Market Value / Total Revenue	0.58x	0.65x	0.76x	1.03x	0.39x
Dividend Yield	0.00%	2.83%	2.37%	3.65%	0.61%
One-Year Stock Price Change	1.47%	12.01%	28.61%	19.36%	2.88%

(1) Operating earnings exclude realized securities gains and other non‑recurring items.

Selected Acquisition Transactions Analysis

Feldman Financial reviewed a group of selected acquisition transactions completed since 2014 involving target companies in the property and casualty insurance industry. The acquisition transactions group was composed of the following ten transactions:

Target	Acquirer
Eastern Insurance Holdings, Inc.	ProAssurance Corporation
EMC Insurance Group Inc.	Employers Mutual Casualty Company
Infinity Property and Casualty Corp.	Kemper Corporation
Meadowbrook Insurance Group, Inc.	Fosun International Holdings Ltd.
National General Holdings Corp.	The Allstate Corporation
National Interstate Corporation	American Financial Group, Inc.
Protective Insurance Corporation	Progressive Corporation
Summit Holding Southeast, Inc.	American Financial Group, Inc.
Trean Insurance Group, Inc.	Altaris Capital Partners, LLC
United Guaranty Corporation	Arch Capital Group Ltd.

None of the selected transactions reviewed was identical to the merger. Certain of these transactions may have characteristics that are materially different from those of the merger. However, the transactions selected were chosen because the participants in, and certain other aspects of, the transactions, for purposes of Feldman Financial’s analysis, may be considered similar to the participants in and aspects of the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Using the latest publicly available information prior to the announcement of the relevant transaction, Feldman Financial reviewed the following transaction metrics: transaction value to total common book value, transaction value to LTM earnings, and transaction value to LTM total revenue. Feldman Financial compared the indicated transaction metrics for the merger to the median, average, upper quartile, and lower quartile metrics of the selected acquisition transactions as summarized below:

		Selected Acquisition Transactions
	ICC			Upper	Lower
	Holdings	Median	Mean	Quartile	Quartile
Target Financial Data
Total Assets ($Millions)	$216.4	$1,829.4	$2,920.2	$2672.9	$1,611.5
Total Equity / Total Assets	31.73%	27.30%	28.97%	32.77%	19.17%
Policy Reserves / Total Equity	1.82x	1.86x	2.29x	3.18x	1.73x
LTM Return on Average Assets	2.36%	1.81%	1.92%	2.60%	0.93%
LTM Return on Average Equity	7.68%	6.39%	6.82%	7.45%	4.87%

Transaction Value Metrics
Transaction Value ($Millions)	$73.8	$354.4	$1,056.0	$1,101.8	$266.2
Transaction Value / Book Value	107.4%	121.7%	127.1%	154.8%	98.0%
Transaction Value / LTM Earnings Per Share	14.24x	13.62x	16.32x	21.74x	9.66x
Transaction Value / Total Revenue	0.85x	0.96x	1.17x	1.12x	0.71x
Offer Premium / Prior One Day’s Price	47.8%	45.8%	45.2%	53.6%	24.5%
Offer Premium / Prior One Month’s Price	47.1%	42.7%	54.2%	53.2%	32.3%
Offer Premium / Prior Three Months’ Price	54.3%	43.3%	49.0%	62.7%	29.3%

Illustrative Present Value of Future Share Price Analysis

Feldman Financial performed an illustrative analysis that estimated the present value per share of the Company common stock, assuming the Company performed in accordance with the internal forecasts, or Projections, for the years ending December 31, 2024 to 2026. The Company’s financial forecasts did not provide for any estimated dividend distributions for the years ending December 31, 2024 to 2026. To approximate the terminal value of a share of the Company common stock at December 31, 2026, Feldman Financial applied ratios of the Company’s estimated December 31, 2026 book value ranging from 80.0% to 120.0% and price to 2026 earnings per share ratios ranging from 9.0x to 13.0x. Feldman Financial selected these price to book value and earnings per share ratios based on Feldman Financial’s review of, among other matters, the trading market valuation ratios of the Company and of selected companies that Feldman Financial deemed to be comparable to the Company. The terminal values were then discounted to present values using different discount rates ranging from 14.5% to 16.5%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of the Company common stock. Feldman Financial derived such discount rates by application of the capital asset pricing model, which requires certain company-specific and industry-related inputs, as well as certain financial metrics for the U.S. financial markets generally.

The following discussion describes the approximate discount rate calculation for the Company common stock as performed by Feldman Financial in the present value analysis. The resulting discount rate served as the midpoint for a range of discount rates considered appropriate for the Company common stock by Feldman Financial. In its normal course of business, Feldman Financial employs the Kroll Cost of Capital Navigator in determining an appropriate discount rate in which the discount rate equals the sum of the risk-free rate, the equity risk premium, the industry premium, and the size premium. Feldman Financial calculated a discount rate of 15.55%, which was the sum of the risk-free rate of 4.74%, equity risk premium of 6.22%, industry premium of -3.05%, and size premium of 7.64%, based on data sourced from the Kroll Cost of Capital Navigator.

As illustrated in the following tables, the present value analysis indicated an implied range of values per share of the Company common stock of $13.92 to $22.00 when applying market valuation ratios based on book value and $15.42 to $23.46 when applying market valuation ratios based on earnings per share at the range of discount rates.

	Present Value Based on Price to Book Ratio in 2026
	80.0%	90.0%	100.0%	110.0%	120.0%
Discount Rate
14.5%	$14.67	$16.50	$18.33	$20.17	$22.00
15.0%	$14.48	$16.29	$18.10	$19.90	$21.71
15.5%	$14.29	$16.08	$17.86	$19.65	$21.43
16.0%	$14.11	$15.87	$17.63	$19.39	$21.16
16.5%	$13.92	$15.66	$17.41	$19.15	$20.89

	Present Value Based on Price to Earnings Ratio in 2026
	9.0x	10.0x	11.0x	12.0x	13.0x
Discount Rate
14.5%	$16.24	$18.05	$19.85	$21.66	$23.46
15.0%	$16.03	$17.82	$19.60	$21.38	$23.16
15.5%	$15.83	$17.58	$19.34	$21.10	$22.86
16.0%	$15.62	$17.36	$19.09	$20.83	$22.57
16.5%	$15.42	$17.14	$18.85	$20.56	$22.28

The Company retained Feldman Financial to provide a fairness opinion in connection with the proposed merger based on Feldman Financial’s experience, reputation, and familiarity with the Company. Feldman Financial is a financial advisory firm that regularly undertakes the valuation of equity securities in connection with public offerings, private placements, business combinations, and similar transactions. Feldman Financial previously served as the independent valuation appraiser in connection with the Company’s mutual-to-stock conversion and initial public offering in 2017. For services rendered in connection with the delivery of its opinion, the Company has paid Feldman Financial a total fee of $150,000. In addition, the Company has agreed to reimburse Feldman Financial for its expenses incurred in connection with its services and will indemnify Feldman Financial against certain liabilities arising out of Feldman Financial’s engagement.

Unaudited Prospective Financial Information

In the ordinary course of business and not in connection with the merger, management of the Company prepared certain unaudited prospective financial information of the Company for the fiscal years 2024 through 2026, which information is referred to as the “Projections.” The Projections were prepared in the ordinary course for internal use only and not for public disclosure. The Projections were also provided to and approved by the Company for use by Feldman Financial for the purposes of its respective financial analysis and fairness opinion, as described in the section of this proxy statement entitled “The Merger – Opinion of the Company’s Financial Advisor.”

The Company does not, as a matter of course, make public forecasts as to future book value, earnings, or other results available due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability, and subjectivity of the underlying assumptions and estimates. The Projections are not included in this proxy statement to influence any decision on whether to vote for the proposal to approve and adopt the merger agreement, but rather we have included a summary of these Projections below to give our shareholders access to certain nonpublic information provided to the Board and our financial advisor in connection with the merger. The inclusion of the Projections should not be regarded as an indication that the Board, the Company, Mutual Capital, Merger Sub, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results.

The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections. The report of Johnson Lambert LLP incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions in many respects, and as a result, subject to interpretation. While presented with numeric specificity, these Projections were based on numerous variables and assumptions (including, but not limited to, industry performance and competition and general business, economic, market, and financial conditions and additional matters specific to the Company’s businesses) that are inherently subjective and uncertain and are beyond the control of our management. Important factors that may affect actual results and cause these Projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of our Annual Report on Form 10‑K, as updated by subsequent Quarterly Reports on Form 10‑Q, all of which are filed with the SEC and incorporated by reference into this proxy statement. Also, see the section of this proxy statement entitled “Where You Can Find More Information.” These Projections also reflect numerous variables, expectations, and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these Projections. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

The following is a summary of the Projections for the fiscal years ending December 31, 2024 to 2026:

Summary of the Unaudited Prospective Financial Projection

Earnings Projections for Fiscal 2024 to 2026
(Dollars in thousands, except for per share data)

	Fiscal 2024	Fiscal 2025	Fiscal 2025

Net premiums earned	$84,464	$91,137	$98,790
Net investment income	6,200	7,100	8,000
Net realized investment gains	250	275	297
Net unrealized gains on equity securities	495	545	585
Other income	250	250	285
Consolidated revenues	91,659	99,327	107,957
Losses and settlement expense	53,550	57,400	61,350
Policy acquisition costs and other operating expenses	30,825	32,810	35,500
Interest expense on debt	184	140	100
General corporate expenses	800	848	900
Total expenses	85,359	91,198	97,850
Earnings before income taxes	6,300	8,129	10,107
Income tax expense	1,323	1,707	2,122
Net earnings	$4,977	$6,422	$7,985

Basic net earnings per share	$1.69	$2.18	$2.71
Weighted average shares for earnings per share	2,946,892	2,946,892	2,946,892

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any shareholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing

The Company and Mutual Capital estimate that the total amount of funds required to complete the merger will be approximately $73.8 million. We understand that Mutual Capital intends to fund the merger consideration through (i) the receipt of proceeds from the issuance by Mutual Capital of shares of a newly authorized series of preferred shares, no par value, to be designated as Series A Convertible Preferred Stock, to an investment fund managed by an affiliate of Mutual Capital (the “equity purchaser”), for an aggregate purchase price of approximately $36.6 million (the “equity financing”); and (ii) a senior borrowing facility to be entered into by Mutual Capital and certain of its subsidiaries and affiliates pursuant to which a subsidiary of Mutual Capital will borrow $40 million (the “debt financing”), with the closings of the equity financing and the debt financing to take place simultaneously with the closing of the merger. The Company, through its investment in another investment fund managed by an affiliate of Mutual Capital, indirectly owns approximately 4.5% of the limited partner interests in the equity purchaser and as a result approximately $1.6 million of the purchase price of the equity financing will be funded by the Company.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to approve and adopt the merger agreement, you should be aware that aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to the shareholders of the Company that the merger agreement be approved and adopted. See the section of this proxy statement entitled “The Merger—Background of the Merger” and the section entitled “The Merger—Reasons for the Merger.” The Company’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the disclosure below.

Treatment of Company Equity Awards

As described below under the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards,” equity-based awards held by the Company’s directors and executive officers immediately prior to the effective time of the merger will be treated at the effective time of the merger as follows:

Restricted Stock Units. Each outstanding RSU will vest in full and will be cancelled and converted into the right to receive from the surviving corporation a lump-sum amount equal to the merger consideration, less any required payroll and withholding taxes, will be paid in cash to the holder of such RSU upon the later of the next regular payroll following the closing and by the date that is 15 calendar days after the closing. The table below sets forth the number of shares of Company common stock subject to RSUs held by each of the Company’s executive officers and the applicable vesting date of each such RSU:

Name	Number of Shares Subject to RSUs	Vesting Date
Arron K. Sutherland	6,601	4/1/2025
	4,934	4/1/2026
	2,467	4/1/2027

Michael R. Smith	2,233	4/1/2025
	1,733	4/1/2026
	1,034	4/1/2027

Norman Schmeichel	2,133	4/1/2025
	1,733	4/1/2026
	1,034	4/1/2027

Employment Agreement

Mr. Sutherland’s employment agreement provides that, in the event of a termination of his employment by the Company without cause (other than due to death or total disability), subject to his execution of a release of claims in favor of the Company and its affiliates, he will receive his accrued benefits, and the Company will make available to Mr. Sutherland and his qualified dependents continued coverage under its insurance plans, as required by COBRA, with Mr. Sutherland financially responsible for such coverage. Additionally, following the execution of a general release in our favor, Mr. Sutherland will be entitled to a lump sum payment equal to twelve months of base salary payable within thirty days following termination of employment. Also, beginning on the 13th month following termination of his employment and continuing through the 24th month following such termination, Mr. Sutherland will receive monthly payments equal to his base salary, which may be offset by any sources of employment or consulting or similar-type sources of income. Such severance payments shall be conditioned on Mr. Sutherland’s compliance with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and two-year post‑termination non‑competition and non‑solicitation covenants. A portion of Mr. Sutherland’s severance payments would be payable over time following a qualifying termination of employment without regard to the consummation of the merger and are not enhanced by reason of the merger or a termination of employment following the merger.

For an estimate of the value of the severance payments and benefits described above that would be payable to Mr. Sutherland, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

SERP

Pursuant to the SERP (i) in the event of separation of Mr. Sutherland’s service by the Company without cause (as defined in the SERP) before his 62nd birthday, Illinois Casualty will be required to pay Mr. Sutherland monthly installments of $16,666.67 for a continuous period of 120 months beginning after Mr. Sutherland attains the age of 62, (ii) except as described in clause (i), if Mr. Sutherland’s voluntary separation from service with the Company occurs before he attains the age of 62, Illinois Casualty will be required to pay Mr. Sutherland the following amounts: (A) in the event of Mr. Sutherland’s voluntary separation of service occurs prior to November 20, 2027, Illinois Casualty will be required to pay Mr. Sutherland monthly installments of $8,333.33 for a continuous period of 120 months beginning after Mr. Sutherland attains the age of 62, (B) if Mr. Sutherland’s voluntary separation of service occurs after November 20, 2027 but prior to September 20, 2030, such monthly installment payment will increase to $12,500, and (C) if Mr. Sutherland’s voluntary separation of service occurs after September 20, 2030, such monthly installment payment will increase to $16,666.67, and (iii) in the event of separation of Mr. Sutherland’s service with cause, Mr. Sutherland will receive no benefits, whether accrued or otherwise, under the SERP.

For an estimate of the value of the severance payments and benefits described above that would be payable to Mr. Sutherland, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

CIC Agreement

Pursuant to the CIC Agreement, each CIC Executive is entitled to, within thirty days after a termination without cause by the Company or its subsidiaries within one year following the effective time of the merger or delivery of the notice of termination, a lump sum cash payment equal to the sum of (a) one times such CIC Executive’s base salary in effect as of the delivery date of the notice of termination and (b) one times the average cash bonus paid to the such CIC Executive within the current calendar year and two calendar years preceding the year in which the notice of termination is delivered. Additionally, upon such occurrence, during the period commencing from the date of termination of employment until the end of the twelfth month after such date, the executive shall be permitted to continue participation in, and the Company and/or Illinois Casualty, as applicable, shall maintain the same level of contribution for, such CIC Executive’s participation in their respective medical/health insurance in effect with respect to such executive during the one year period prior to such executive’s termination of employment or, if the Company and/or Illinois Casualty, as applicable, is not permitted to provide such benefits because such CIC Executive is no longer an employee or as a result of any applicable legal requirement, such executive shall receive a dollar amount, on or within thirty days following the date of termination of employment, equal to the cost to the Company and/or Illinois Casualty, as applicable, of obtaining such benefits (or substantially similar benefits).

For an estimate of the value of the severance payments and benefits described above that would be payable to each of the Company’s named executive officers, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

ESOP

Effective on the fifth business day prior to the closing of the merger, the ESOP will be amended to freeze the plan and convert the ESOP into a profit-sharing plan. After the repayment of the outstanding indebtedness of the ESOP and the exchange of shares of the Company common stock for the merger consideration, the merger consideration received upon conversion of the balance of the unallocated shares of Company common stock and any other unallocated assets remaining in the ESOP’s suspense account shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the 5th business day before closing based on their account balances under the ESOP as of such date.  Post-closing, the ESOP is expected to merge with and into the Company’s 401(k) plan or that of a member of the controlled group.

For an estimate of the value of each of the Company’s named executive officer’s pro rata share of the unallocated assets remaining in the ESOP, see the section of this proxy statement entitled “—Quantification of Payments and Benefits to the Company’s Named Executive Officers” below.

Indemnification

Under the merger agreement, from and after the effective time of the merger, Mutual Capital has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time of the merger, an officer or director of the Company or any of its subsidiaries (“indemnified parties”), against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and (ii) all of such liabilities based in whole or in part on, or pertaining to, the merger agreement or the transactions contemplated by the merger agreement.

From the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation set forth in the articles of incorporation and amended and restated bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years after the effective time of the merger in any manner that would diminish or adversely affect the rights thereunder of any indemnified party as of the effective time, unless such modification is required after the effective time by law and then only to the minimum extent required by such law.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The information in the table below is intended to comply with Item 402(t) of Regulation S‑K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise related to the merger, and assumes, among other things, that each named executive officer will experience a qualifying termination immediately following the consummation of the merger. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating the amounts included in the table below, we have assumed December 31, 2024 as the closing date of the merger and a termination of each named executive officer’s employment by Mutual Capital or its subsidiaries without cause immediately following the effective time of the merger.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Arron K. Sutherland	1,032,042	329,047	2,196,746	3,557,835
Michael R. Smith	284,790	117,477	162,147	564,414
Norman Schmeichel	284,790	115,127	166,540	568,807

(1)         Represents cash payments under the CIC Agreement upon a termination without cause by the Company or its subsidiaries within one year following the effective time of the merger, including (i) a cash severance payment in an amount equal to the sum of the CIC Executive’s annual base salary ($240,000 for Mr. Smith and $240,000 for Mr. Schmeichel) plus the CIC Executive’s average annual cash bonus for the two previous calendar years ($44,790 for Mr. Smith and $44,790 for Mr. Schmeichel). For purposes of calculating the amounts included in the table above, we have assumed that each of the CIC Executive will continue in the Company’s medical/health insurance in effect during the one calendar year period prior to termination of employment, in which case the amount of contributions on behalf of such CIC Executive would be $1,097 for Mr. Smith and $1,102 for Mr. Schmeichel. All such payments are “double-trigger” (i.e., payable upon a qualifying termination following the effective time of the merger). Receipt of these payments is subject to the CIC Executive’s execution of a general release of claims in favor of the Company and its affiliates.

Mr. Sutherland will receive the severance described above if his employment is terminated by the Company without “cause” (other than due to death or total disability) in connection with a “change in control.” Mr. Sutherland is entitled to cash severance (i) of a lump sum payment equal to twelve months of base salary ($516,021) payable within thirty days following termination of employment, and (ii) beginning on the 13th month following termination of his employment and continuing through the 24th month following such termination, of monthly payments equal to his base salary ($43,001.75 per month), which may be offset by any sources of employment or consulting or similar-type sources of income. Receipt of these payments is subject to (i) Mr. Sutherland’s execution of a general release of claims in favor of the Company and its affiliates and (ii) his compliance with certain restrictive covenants, including a confidentiality provision, an invention assignment provision and two-year post‑termination non‑competition and non‑solicitation covenants. A portion of Mr. Sutherland’s cash severance pursuant to his employment agreement would be payable over time following such termination and would not be enhanced by reason of the merger. For purposes of calculating the amounts included in the table above, we have assumed that Mr. Sutherland’s employment will be terminated by the Company without cause immediately following the effective time of the merger and there is no dollar-for-dollar offset of his monthly severance payments.

(2)         Represents the value of unvested RSUs based on the merger consideration that would become fully vested following the effective time of the merger. For a more detailed discussion regarding the treatment of equity awards, see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards.”

(3)         For purposes of this quantification, we have assumed that Mr. Sutherland’s employment has been terminated by the Company without cause, in which case Mr. Sutherland will receive monthly installments of $16,666.67 for a continuous period of 120 months beginning after Mr. Sutherland attains the age of 62 pursuant to the SERP in the event of a separation of service without cause. These payments would not begin until 2030 and would be paid over 10 years following Mr. Sutherland attaining the age of 62.

Represents the value of each named executive officer’s pro rata share of the balance of the unallocated shares of Company common stock and any other unallocated assets remaining in the ESOP’s suspense account as of the effective time of the merger based on the merger consideration. For purposes of calculating the amounts included in the table above, we assumed that there was no outstanding indebtedness to be repaid at the effective time of the merger. Accordingly, each named executive officer would receive the following shares of Company common stock, which, based on the merger consideration, would be merged, post-closing, with and into the Company’s 401(k) plan or that of a member of the controlled group: 8,372.1552 for Mr. Sutherland, 6,899.8744 for Mr. Smith and 7,086.7940 for Mr. Schmeichel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of the shares of Company in light of their particular circumstances. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code, judicial opinions and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service with respect to the merger, or the statements made and the conclusions reached in the following discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is:

●	a citizen or individual resident of the United States;

●

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

●	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non‑U.S. holder” is a beneficial owner of Company common stock, other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) five percent (5%) or more of the Company’s common stock (by vote or value)).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partners and the partnership. If you are a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), or a partner thereof, holding shares of Company common stock, you should consult your tax advisor regarding the tax consequences of exchanging the Company common stock pursuant to the merger.

The following discussion is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of Company common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of U.S. federal estate, gift and other non-income taxes, the alternative minimum tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non‑corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Consequences to Non‑U.S. Holders

A non‑U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income taxation unless:

●

gain resulting from the merger is effectively connected with the non‑U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non‑U.S. holder);

●	the non‑U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

●

The Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the merger or the period that the non-U.S. holder held the shares of Company common stock and, in the case where the shares of Company common stock are regularly traded on an established securities market, the non-U.S. holder has owned, directly or constructively, more than 5% of the shares of Company common stock at any time within the shorter of the five (5) year period preceding the merger or such non-U.S. holder’s holding period for the shares of Company common stock.

Any gain recognized by a non‑U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non‑U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non‑U.S. holder, provided the non-U.S. holder has timely filed the applicable U.S. federal income tax returns with respect to report any such losses.

Gain described in the third bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. In addition, in such case, U.S. federal income tax may be required to be withheld at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation generally if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not, and do not anticipate that the Company will become, a “United States real property holding corporation” and that the common stock will not be considered “United States real property interests.” The Company is expected to provide certifications to Mutual Capital and the Merger Sub at or before the closing of the merger in support thereof.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W‑9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non‑U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non‑U.S. holder pursuant to the merger if the non‑U.S. holder has provided an Internal Revenue Service Form W‑8BEN (or an Internal Revenue Service Form W‑8ECI if the non‑U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

The following discussion if for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of Company common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal estate, gift and other non-income taxes, the alternative minimum tax and the effect of any federal, state, local, foreign or other tax laws.

Regulatory Approvals

Insurance Regulatory Approvals

The insurance laws and regulations of all fifty U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company may occur, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, under the laws of certain states, an acquirer must obtain the approval of the state’s insurance regulator to acquire control of an insurance company that is commercially domiciled in that state. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common stock would indirectly control the same percentage of the stock of our insurance subsidiaries, the insurance change of control laws would apply to the acquisition of Company common stock by Mutual Capital pursuant to the merger agreement.

Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant’s board of directors and executive officers, the acquirer’s plans for the future operations of the domestic insurer and any anti‑competitive results that may arise from the consummation of the acquisition of control. Mutual Capital has filed applications with the insurance departments of the State of Illinois and the Commonwealth of Pennsylvania with respect to the acquisition of control of Illinois Casualty.

Further, several U.S. state insurance laws require prior notification to state insurance regulatory authorities of an acquisition of control of a non‑domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior notification statutes do not authorize the state insurance regulatory authorities to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying an application for a license to do business in the affected state, if particular conditions exist, such as the substantial lessening of competition in any line of business in such state.

Timing

Although Mutual Capital and the Company do not expect the relevant insurance regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that Mutual Capital or the Company, as applicable, will obtain all required insurance regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, limitation or condition which, in such case, would permit Mutual Capital to refuse to close the transactions contemplated by the merger agreement and consummate the merger.

Other

Other than the approvals and notifications described above, neither the Company nor Mutual Capital is aware of any material insurance regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the Company or Mutual Capital discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all. Mutual Capital and the Company are each required to use their respective reasonable best efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to consummate the acquisition and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As such, we would no longer be required to file periodic reports with the SEC with respect to the Company common stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A-1 and Annex A-2 and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Annex A-1 and Annex A-2 to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its periodic and current reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or its subsidiaries or affiliates. The merger agreement contains representations and warranties by the Company, Mutual Capital and Merger Sub that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A-1 and Annex A-2 to this proxy statement and which is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Articles of incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Mutual Capital, will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Mutual Capital. Merger Sub was created solely for purposes of the merger and has no material assets or operations of its own.

At the effective time of the merger, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the effective time of the merger will be amended and restated as of the effective time to be in the form (except with respect to the name of the Company) of the articles of incorporation and bylaws of Merger Sub, and as so amended will be the articles of incorporation and bylaws of the surviving corporation. Following the effective time of the merger, the directors and officers of the surviving corporation will be as set forth in the merger agreement. See the section of this proxy statement entitled “The Merger Agreement —Corporate Governance” below. Such directors and officers will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place at 9:00 a.m. Central Time on the second business day after the satisfaction or waiver of all of the conditions described in the section of this proxy statement entitled “—Conditions of the Merger” beginning on page 68 (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction of any such condition), at the offices of Stevens & Lee, P.C., 620 Freedom Business Center Drive, Suite 200, King of Prussia, Pennsylvania, unless another date or place is agreed to in writing by the Company, Mutual Capital and Merger Sub.

The merger will become effective as of the date and time of the filing of the statement of merger with the Department of State of the Commonwealth of Pennsylvania, or such later time as specified in the statement of merger and as is agreed to by the Company and Mutual Capital.

Effect of the Merger on Capital Stock

The merger agreement provides that, at the effective time of the merger, each share of Company common stock issued and outstanding immediately before the effective time of the merger, other than shares held in the treasury of the Company, will be cancelled and extinguished and converted into the right to receive $23.50 in cash, without interest and less all appliable withholding taxes if any. Following the effective time of the merger, each holder of Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration therefor, without interest and less all appliable withholding taxes if any.

Each share of Company common stock held in the treasury of the Company will be cancelled and extinguished and no payment or other consideration will be made with respect to such shares.

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the effective time of the merger will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Treatment of Company Equity Awards

Under the merger agreement, equity-based awards outstanding as of the effective time of the merger will be treated at the effective time of the merger as follows:

Restricted Stock Units. At the effective time of the merger, each RSU that is outstanding immediately prior to the effective time shall, automatically and without any required action on the part of the recipient thereof, vest in full (to the extent the corresponding RSU has not already vested prior to the effective time) and be canceled and converted into the right to receive from the surviving corporation a lump-sum amount in cash equal to the merger consideration which shall be paid to the recipient of such RSU in a cash lump-sum, less any required payroll and withholding taxes, upon the later of (a) the next regular payroll following the closing date of the merger and (b) by the date that is 15 calendar days after the effective time of the merger.

Prior to the effective time of the merger, the Board or the applicable committee thereof will adopt appropriate resolutions and take such other actions as are reasonably necessary or appropriate to provide that (x) the Company’s equity incentive plan and all awards issued thereunder will terminate as of the effective time, (y) the provisions in any other compensatory plan, program, arrangement or agreement providing for the issuance or grant of any other interest to employees or other service providers of the Company or its subsidiaries in respect of the equity of the Company shall be of no further force or effect and shall terminate as of the effective time, and (z) the awards issued under the Company’s equity incentive plan will be treated as set forth in the merger agreement.

ESOP. The Company shall, and shall cause Illinois Casualty to, take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the effective time of the merger, as applicable. Effective on the 5th business day before the effective time of the merger, the ESOP shall be amended to freeze the plan and convert the ESOP into a profit sharing plan (such date, the “ESOP Freeze Date”). No new participants shall be admitted on or after the ESOP Freeze Date. The Company shall, and shall cause the Illinois Casualty to, direct the ESOP trustee to repay all outstanding indebtedness of the ESOP (including any loan to the ESOP) by delivering a sufficient number of unallocated shares of the Company common stock to the Company at least 5 business days prior to the effective time of the merger, with each remitted share to be valued equal to the closing price of the Company common stock on the day immediately prior to the ESOP Freeze Date. After repayment of the outstanding indebtedness of the ESOP (including any loan to the ESOP) and the exchange of the shares of Company common stock for the merger consideration, the merger consideration received upon conversion of the balance of the unallocated shares and any other unallocated assets remaining in the ESOP’s suspense account after repayment of the loan to the ESOP and conversion of the shares of Company common stock into the merger consideration shall be allocated as earnings to the accounts of the ESOP participants who are employed as of the ESOP Freeze Date based on their account balances under the ESOP as of the ESOP Freeze Date. Post-closing, the surviving corporation shall take action to merge the ESOP with and into the surviving corporation’s 401(k) plan or that of a member of the controlled group. The Company, Illinois Casualty, and following the effective time of the merger, Mutual Capital, the surviving corporation and Illinois Casualty, will adopt such amendments to the ESOP to effect these applicable provisions of the merger agreement.

Payment; Surrender of Shares; Stock Transfer Books

Before the effective time of the merger, Merger Sub will designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “paying agent”) to receive the funds necessary to make payments under the merger agreement. At least two business days prior to the closing of the merger, Mutual Capital and Merger Sub, on the one hand, and the Company, on the other hand, shall confirm in writing to each other that they are ready, willing and able to effect the closing of the transactions contemplated by the merger agreement (the “closing confirmation”). At least one business day prior to the closing date of the merger, Mutual Capital or Merger Sub will deposit, or will cause to be deposited, into one or more escrow accounts (the “escrow accounts”) an amount equal to the aggregate merger consideration. At the closing of the merger, upon delivery of the closing confirmation, Mutual Capital will cause the escrow agent to transfer the funds held in the escrow accounts to a separate account of the paying agent established by the Company for the benefit of the holder of the Company common stock.

As soon as reasonably practicable after the effective time of the merger (but no later than three business days following the effective time), Mutual Capital will cause the paying agent to mail to each holder of record of certificates or book-entry shares whose shares of Company common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing such Company common stock in exchange for the merger consideration. Each holder of certificates or book-entry shares may thereafter until the first anniversary of the effective time of the merger surrender such certificates or book-entry shares to the paying agent. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of certificates or book-entry shares on or before the first anniversary of the effective time of the merger, Merger Sub will cause the paying agent to pay the holder of such certificates or book-entry shares, in exchange therefor, cash in an amount equal to the merger consideration multiplied by the number of shares of Company common stock represented by such certificate or book-entry share. The merger consideration paid upon the surrender of certificates and book-entry shares in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to shares of the Company common stock previously represented by such certificates and book-entry shares.

If payment of the merger consideration in respect of cancelled shares of Company common stock is to be made to a person other than the person in whose name surrendered certificates are registered, it will be a condition to such payment that:

●	the certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer; and

●

the person requesting such payment will have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificates surrendered or will have established to the satisfaction of the paying agent that such tax is not applicable.

At the effective time of the merger, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of Company common stock thereafter on the records of the Company. From and after the effective time of the merger, the holders of certificates and book-entry shares will cease to have any rights with respect to any such certificates and book-entry shares, except as otherwise provided for in the merger agreement or by applicable law. Each certificate or book-entry share representing Company common stock that is surrendered will be cancelled.

You should not send in your Company common stock certificates until you receive a letter of transmittal with instructions from the paying agent. Do not send Company common stock certificates with your proxy card.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Mutual Capital and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the confidential disclosure letter delivered by the Company to Mutual Capital in connection therewith). In addition, some of those representations and warranties were made as of specified dates, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to shareholders or may have been used for the purpose of allocating contractual risk between the parties to the merger agreement rather than establishing matters as facts.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:

●	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

●	qualification to do business;

●	the corporate power and authority of the Company to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

●

the valid authorization of the execution, delivery and performance of the merger agreement by the Company and the consummation by it of the merger and the other transactions contemplated by the merger agreement;

●	the absence of any consents or approvals of, or any declaration, filing or registration with, any governmental entity being necessary to consummate the merger;

●

the absence of conflicts with, or violations of, the organizational documents, governmental orders, or applicable law and certain material contracts as a result of the execution, delivery and performance of the merger agreement;

●	the capitalization of the Company, the ownership of its subsidiaries and the absence of any other subsidiaries;

●	the Company’s SEC filings since January 1, 2021 and the financial statements included therein, and the implementation and maintenance of disclosure controls and procedures;

●	the absence of any material adverse effect on the Company since December 31, 2023 and the absence of certain other changes or events;

●	the absence of certain undisclosed liabilities;

●	compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities;

●

compliance with all governmental licenses, authorizations, approvals and orders held by the Company and its subsidiaries, including all insurance and reinsurance licenses required by governmental entities;

●	material contracts and the validity and enforceability of material contracts;

●	accuracy of the information in this proxy statement;

●	absence of legal proceedings;

●	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

●	matters related to the Company’s owned real property and the Company’s leases;

●	intellectual property matters;

●	environmental matters and compliance with environmental laws;

●	the payment of taxes, the filing of tax returns and other tax matters;

●	the receipt by the Board of an opinion from the Company’s financial advisor;

●	statutory statements of the Company’s insurance subsidiaries, insurance producers, insurance policy reserves and other insurance regulatory matters;

●	absence of brokers’, finder’s and similar fees payable in connection with the merger and the other transactions contemplated by the merger agreement;

●	the inapplicability of state takeover statutes;

●	transactions with affiliates;

●	investment advisory and investment company matters; and

●	matters related to investment assets; and

●	no representations and warranties made by the Company or any other person other than those contained in the merger agreement.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate the merger or (ii) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except to the extent such material adverse effect under clause (ii) results from:

●	any changes in general U.S. or global economic conditions;

●

any changes in conditions generally affecting any of the industries in which the Company and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in such industries;

●	any decline in the market price or trading volume of Company common stock, or in the Company’s credit rating or financial strength rating;

●

regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate;

●

any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

●

the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners;

●

any change in applicable law, regulation, GAAP or applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under applicable insurance law (or authoritative interpretations thereof);

●

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its subsidiaries operate;

●	any hurricane, tornado, flood, earthquake or other natural disaster; or

●

any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any governmental entity, in each case, in connection with or in response to COVID‑19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks, including any change, effect, event, occurrence, development, condition or fact with respect to COVID‑19 or the COVID‑19 measures or any escalation or worsening thereof (including any subsequent waves).

The representations and warranties made by Mutual Capital and Merger Sub to the Company are more limited and relate to, among other things, the following:

●	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

●

the corporate power and authority of Mutual Capital and Merger Sub to execute, deliver and perform its respective obligations under the merger agreement and to consummate the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the merger agreement or the transactions contemplated thereby;

●

the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Mutual Capital and Merger Sub executing, delivering and performing the merger agreement;

●

the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with Mutual Capital’s or Merger Sub’s execution, delivery and performance of the merger agreement;

●	ownership of Company common stock by Mutual Capital and any of its subsidiaries, including Merger Sub;

●	the accuracy of the information provided by Mutual Capital and Merger Sub in this proxy statement;

●	the availability of sufficient funds to pay the merger consideration immediately prior the closing;

●	the operations of Merger Sub;

●	the absence of legal proceedings; and

●

the acknowledgement by Mutual Capital and Merger Sub that neither the Company nor any person made any representation or warranty regarding the Company other than as expressly set forth in the merger agreement.

Certain of the representations and warranties of Mutual Capital and Merger Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that would reasonably be expected to have a material adverse effect on the ability of Mutual Capital or Merger Sub to satisfy its obligations under the merger agreement.

The representations and warranties contained in the merger agreement will terminate upon the earlier of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants Related to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time of the merger (or the earlier termination of the merger agreement). In addition, subject to certain exceptions specified in the merger agreement, required by applicable law or as agreed to by the parties, unless Mutual Capital gives its written consent, the Company and each of its subsidiaries are restricted from, among other things:

●	conducting its business outside the ordinary course of business and inconsistent with past practice;

●	making any change in any of its organizational documents;

●

declaring or paying any dividend or distribution, in cash, stock or other property, with respect to its capital stock; issuing, selling transferring or encumbering any additional shares of capital stock or other rights, other than in respect of shares of capital stock reserved for issuance on the date of the merger agreement and issued pursuant to the exercise or settlement of awards outstanding under company stock plans; split or subdivide the shares of Company common stock or any outstanding capital stock or redeem, purchase or otherwise acquire any capital stock or rights (other than withholding of shares to satisfy tax obligations with respect to awards granted pursuant to the Company stock plans and the acquisition by the Company of rights pursuant to the Company stock plans);

●

except as required by applicable law or under the terms of any Company employee benefit plan in effect as of the date of the merger agreement, increasing the compensation payable to any officers, directors or employees or consultants that are natural persons or entering into or terminating any Company employee benefit plans, except for increases in salaries, wages and benefits of employees that are not directors or officers of the Company in the ordinary course of business consistent with past practice (provided that such increases shall not, in the case of any individual employee, exceed 10%, or in the aggregate, exceed 5% of such salaries, wages and benefits on the date hereof);

●

except in the ordinary course of business consistent with past practice, (i) incurring or assuming any indebtedness (other than indebtedness between the Company and its subsidiaries or in connection with the refinancing of any indebtedness that exists as of the date of the merger agreement), (ii) assuming, guaranteeing or otherwise becoming liable for obligations of any other person (other than a subsidiary of the Company) or (iii) making any material loans, advances, or capital contributions to or investments in any person (other than a subsidiary of the Company);

●

making any acquisition of or investment in a business or purchasing any property or assets of any other person (other than a subsidiary of the Company), except for acquisitions or dispositions of (i) investment securities in the Company’s investment portfolio in the ordinary course of business consistent with past practice, or (ii) the owned real property or leased real property of the Company and its subsidiaries valued not in excess of $250,000 individually;

●

paying, discharging, waiting or settling any litigation matter other than (i) in the ordinary course of business consistent with past practice or (ii) as reflected or reserved against in the financial statements of the Company for amounts not in excess of those so reflected or reserved;

●	materially changing the accounting methods, principles or practices used by the Company or its subsidiaries unless required by GAAP, applicable SAP or law;

●

(i) adopting a plan of complete or partial liquidation, dissolution, merger or other reorganization or (ii) transferring, leasing, licensing, selling, mortgaging or encumbering any material assets with a value in excess of $10 million, individually or in the aggregate, except for in the case of clause (ii) in the ordinary course of business;

●	adopting any shareholder rights plan;

●

entering into any new business line that is outside existing businesses (or a business complementary thereto or a natural extension thereof), to the extent doing so would be material to the Company and its subsidiaries taken as a whole;

●	entering into any material block reinsurance transaction;

●

altering or amending in a manner that is material to the financial condition of the Company and its insurance subsidiaries, taken as a whole, any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy or any material assumption underlying an actuarial practice or policy, except as required by GAAP, applicable SAP or law;

●

making, changing or revoking any income tax or other material tax election, electing or changing any material method of accounting for tax purposes, filing any tax return or incur any tax outside of the ordinary course of business, waiving or extending any assessment or collection period in respect of taxes, waiving, surrendering or cancelling any right to any tax asset, refund or credit, settle or otherwise resolve any action in respect of taxes, entering into any tax sharing, indemnity, reimbursement or similar contract in respect of taxes (other than customary and commercially reasonable tax indemnification provisions in commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to taxes), or changing or taking any position contrary to an insurance contract’s tax treatment; or

●	entering into an agreement, contract, commitment or arrangement to do any of the foregoing.

No Solicitation by the Company

The Company has agreed under the merger agreement, subject to certain exceptions described below, from and after the date of the merger agreement, to cease any discussions or negotiations with any parties that may then be ongoing with respect to a takeover proposal and to:

●	use its reasonable best efforts to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations;

●	cease providing any further information with respect to the Company or any takeover proposal to any such person or its representatives; and

●	immediately terminate all access granted to any such person or its representatives to any physical or electronic data room (or any other due diligence access).

Additionally, from and after the date of the merger agreement, subject to certain exceptions, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its or their representatives to:

●

solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal; or

●	participate in any discussions or negotiations regarding any takeover proposal.

In the event the Company receives a “superior proposal” or a proposal which is reasonably expected to lead to a superior proposal that was made prior to the receipt of shareholder approval of the merger agreement and in circumstances not involving a breach of the merger agreement, the Board determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may in response to such takeover proposal:

●	request information from the person making the takeover proposal for the sole purpose of the Board informing itself about the takeover proposal;

●

furnish information with respect to the Company to the person making the takeover proposal pursuant to an acceptable confidentiality agreement (provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Mutual Capital of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party); and

●	participate in negotiations with such party regarding such takeover proposal.

From and after the date of the merger agreement, under the merger agreement, the Company has agreed not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual takeover proposal (unless the Board determines in good faith, after considering applicable provisions of applicable law and after consultation with outside counsel, that enforcing or not waiving such provision would otherwise prevent a takeover proposal from being made to the Company).

In addition, except as described below, neither the Board nor any committee thereof may:

●

withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Mutual Capital, the approval, determination of advisability or recommendation by the Board of the merger agreement;

●	approve, determine advisable or recommend any takeover proposal; or

●	cause the Company to enter into any agreement related to any takeover proposal (other than an acceptable confidentiality agreement).

Notwithstanding the restrictions described above, at any time prior to the receipt of shareholder approval of the merger agreement, in the event the Board determines in good faith, in response to a superior proposal made in circumstances not involving a breach of the merger agreement, after considering applicable provisions of applicable law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may:

●	withdraw or modify its approval, determination of advisability or recommendation of the merger agreement and merger;

●	approve, determine to be advisable or recommend a superior proposal; or

●	cause the Company to enter into an acquisition agreement.

Such actions may only be taken if, (i) after the third business day following Mutual Capital’s receipt of prior written notice that the Board has received a superior proposal and specifying the material terms and conditions of the superior proposal, identifying the person making the superior proposal and providing notice of the action the Board has determined to take; (ii) if the Company has negotiated in good faith with Mutual Capital during such three business days’ notice period, to the extent Mutual Capital requests to negotiate, to enable Mutual Capital to propose revisions to the terms of the merger agreement; (iii) if, following the end of such three business days’ notice period, the Board considered in good faith any written revisions to the terms of the merger agreement proposed by Mutual Capital, and determined in good faith (after consultation with financial advisors and receiving the advice of outside counsel) that the superior proposal would nevertheless continue to constitute a superior proposal if the revisions proposed by Mutual Capital were to be given effect; and (iv) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such superior proposal, the Company has delivered to Mutual Capital an additional three business days’ notice and a new notice period during which time the Company will be required to comply with these requirements anew.

Under the merger agreement the Company has agreed to promptly (and in any event within 24 hours) advise Mutual Capital orally and in writing of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions thereof and the identity of such person making such request or takeover proposal and to keep Mutual Capital promptly advised of all significant developments which could lead the Board to withdrawing or modifying its recommendation of the merger agreement.

Under the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group of persons (other than Mutual Capital and its subsidiaries, affiliates and representatives) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such person or group of persons would equal 20% or more of any class of equity securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (A) the Company or (B) subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Under the merger agreement, “superior proposal” means a bona fide written takeover proposal (with all references to “20%” in the definition of takeover proposal being deemed to be references to “100%”) that was not the result of a violation of the non‑solicitation provisions and which the Board determines in good faith (after consultation with financial advisors and receiving the advice of outside counsel) (i) is in the best interests of the Company; (ii) is more favorable to the Company’s shareholders from a financial point of view than the merger; (iii) is no less favorable to the shareholders of the Company with respect to the certainty and timing of closing and payment than the merger; and (iv) for which the third party has demonstrated that the financing for such offer, if any, is fully committed.

Other Covenants and Agreements

Shareholder Meeting

The Company has agreed to, as soon as practicable after the date of the merger agreement, take all actions in accordance with applicable law, its constituent documents and the rules of Nasdaq, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of considering and taking action upon shareholder approval of the merger agreement, which meeting is the subject of this proxy statement.

Efforts to Complete the Merger

Prior to the closing of the merger, the Company, Mutual Capital and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective in the most expeditious manner possible the transactions contemplated by the merger agreement

In addition, the Company and Mutual Capital have agreed to use reasonable best efforts to:

●

resolve any objections as may be asserted by any governmental entity with respect to the merger under applicable antitrust laws and if any action is instituted challenging the merger, cooperate and vigorously contest and resist any such action; and

●	obtain the required insurance regulatory approvals as promptly as practicable.

Notwithstanding anything to the contrary in the merger agreement, the parties agreed that in no event will Mutual Capital or its subsidiaries (including Merger Sub and, after the closing of the merger, the surviving corporation and its subsidiaries) or affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the transactions contemplated by the merger agreement, (iii) any limitation on its or their ability to effect the merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire, hold or exercise full rights of ownership of any capital stock of the Company or any subsidiary of the Company, (iv) would require Mutual Capital or any of its affiliates to contribute additional capital and surplus to Illinois Casualty in an amount materially in excess of that which would be required to meet the capital targets projected in the financial projections and plan of operations submitted to the applicable insurance regulator in the Form A or to enter into or provide any keep-well, capital maintenance agreement or similar arrangement that would obligate Mutual Capital or any of its affiliates to maintain capital or surplus of Illinois Casualty in an amount materially in excess of that which would be required to meet the aforementioned capital targets, in each case so long as such capital targets projected in such financial projections or plan of operations have a risk based capital in all quarters of at least the reasonable amount expected to be included in similarly situated companies, (v) impose any dividend limitation other than those provided under applicable law, (vi) would materially and adversely affect the economic benefits reasonably anticipated by Mutual Capital and its affiliates to be derived under the merger agreement or in connection with the transactions contemplated hereby, or (vii) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the merger. Nothing in this paragraph shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this paragraph unless the effectiveness of such agreement or action is conditioned upon the closing of the merger.

Indemnification

Under the merger agreement, from and after the effective time of the merger, Mutual Capital has agreed that it will, and will cause the surviving corporation to, subject to certain limitations, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes such prior to the effective time of the merger, an officer or director of the Company or any of its subsidiaries (“indemnified parties”), against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts incurred by such person in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries and (ii) all of such liabilities based in whole or in part on, or pertaining to the merger agreement or the transactions contemplated by, the merger agreement.

From the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will contain the provisions with respect to indemnification and exculpation set forth in the articles of incorporation and amended and restated bylaws of the Company, which provisions will not be amended, modified or otherwise repealed for a period of six years after the effective time of the merger in any manner that would diminish or adversely affect the rights thereunder of any indemnified party as of the effective time, unless such modification is required after the effective time by law and then only to the minimum extent required by such law.

Employee Matters

The merger agreement provides that, from and after the effective time of the merger, Mutual Capital will cause the surviving corporation or another subsidiary of the surviving corporation to (i) agree to retain each employee of the Company and its subsidiaries who remain employed at the effective time (collectively, the “continuing employees”) in a comparable position that is no less favorable to such continuing employee by the Company or its subsidiaries immediately prior to the effective time and (ii) provide for each continuing employee (A) at least the same base salary and wage rate, (B) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such continuing employee immediately prior to the effective time (provided that Mutual Capital shall not be obligated to provide such incentives in the form of equity or equity-based awards) and (C) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such continuing employee immediately prior to the effective time.

In addition, the merger agreement provides that Mutual Capital will honor, or will cause the surviving corporation to honor, all Company benefit plans and compensation arrangements and agreements in accordance with their terms, provided that Mutual Capital or the surviving corporation may amend or terminate any Company benefit plan or compensation arrangement in accordance with its terms and applicable law (including obtaining any required consent). Notwithstanding anything in the merger agreement to the contrary, the surviving corporation and its subsidiaries will not provide any form of equity-based compensation after the effective time of the merger.

For purposes of all employee benefit plans and other employment agreements, arrangements and policies of the surviving corporation under which an employee’s benefits depend on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries or predecessors prior to the effective time of the merger, provided that such crediting of service does not result in duplication of benefits and that such service would have been recognized under the corresponding Company benefit or compensation arrangement.

Increase to Loss Reserves

The Company shall cause Illinois Casualty to record a $2.0 million addition to its loss reserves immediately prior to the closing, provided that the Company’s obligation to perform this covenant shall only arise upon Mutual Capital’s written notification to the Company that it is prepared to deliver the officer’s certificate described in the last bullet of the third paragraph in the section of this proxy statement entitled “—Conditions to the Merger” below.

Corporate Governance

Following the effective time of the merger, (i) the directors and officers of the surviving corporation will be as determined by Mutual Capital, except that Mr. Sutherland will serve as President and Chief Executive Officer of the surviving corporation, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation, and (ii) the board of directors of Illinois Casualty shall consist of nine directors, designated by Mutual Capital, including (a) two non‑employee directors, each of whom are to be initially proposed by the Company and are mutually acceptable to both the Company and Mutual Capital, and (b) Mr. Sutherland, subject only to any applicable regulatory approvals, with each such director to hold office until his or her successor having been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal. The two non-employee directors described above are expected to be John Klockau and Gerald Pepping.

Other Covenants

The merger agreement contains additional agreements between the Company and Mutual Capital relating to, among other things:

●	access to information prior to the effective time of the merger and confidentiality of such information;

●	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

●	the notification of shareholder litigation or claims in connection with the merger agreement;

●

notification of any occurrence or non‑occurrence reasonably likely to result in (i) an inaccuracy of a representation or warranty under the merger agreement, (ii) any material respect, an unsatisfied condition to the merger at the effective time of the merger and (iii) a material failure by the Company, Mutual Capital or Merger Sub to comply with and satisfy any covenant under the merger agreement; and

●	compliance of Merger Sub with all of its obligations under or related to the merger agreement.

Conditions to the Merger

The obligations of the Company, Mutual Capital and Merger Sub to effect the merger is subject to the satisfaction or waiver by the Company, Mutual Capital and Merger Sub (except for the condition in the second bullet below which may be waived by Mutual Capital and Merger Sub) on or before the closing date of the merger of the following conditions:

●	obtain the affirmative vote of the holders of a majority of the votes cast to approve and adopt the merger agreement;

●

the authorizations, consents, orders or approvals of, or declarations or filings with, any insurance regulator or governmental entity under any insurance law have been filed, have occurred or been obtained; and

●

no order or law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other governmental entity, or other legal restraint or prohibition shall be in effect preventing the consummation of the merger or the other transactions contemplated by the merger agreement (provided, however, that each of the parties to the merger agreement will have used its reasonable best efforts to prevent the entry of any such restraints and to appeal as promptly as possible any such restraints that may be entered to the extent required by the merger agreement).

The obligation of Mutual Capital and Merger Sub to effect the merger is further subject to the satisfaction, or waiver by Mutual Capital and Merger Sub, on or prior to the closing date of the merger, of the following conditions:

●

the representations and warranties of the Company with respect to (i) due organization, Board approval, consents and approvals, capitalization and absence of brokers must be true and correct in all respects both as of the date of the merger agreement and as of the closing date (or if made as of a specific date, at and as of such date) and (ii) all other matters must be true and correct both as of the date of the merger agreement and as of the closing date, as if made at and as of such time (or if made as of a specific date, at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

●

the Company must have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements in the merger agreement to be performed prior to the closing date;

●

the Company must deliver to Mutual Capital a certificate signed by the Company’s chief executive officer and chief financial officer certifying to the satisfaction of the two conditions above-mentioned;

●

no order or law shall have been promulgated, entered, enforced, enacted, issued or applicable to the merger by any governmental entity which imposes any specified restriction on Mutual Capital or its subsidiaries (including Merger Sub, and, after the closing, the surviving corporation and its subsidiaries); and

●

the Company must deliver to Mutual Capital a certificate in a form reasonably satisfactory to Mutual Capital, dated as of the closing date, certifying that no interest in the Company is a “United States real property interest” within the meaning of the Internal Revenue Code, together with an executed notice to the IRS in accordance with applicable tax regulations.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company, on or prior to the closing date of the merger, of the following conditions:

●

the representations and warranties of Mutual Capital and Merger Sub must be true and correct both as of the date of the merger agreement and at and as of the closing date (without regard to qualifications as to materiality or material adverse effect), as if made at and as of such time (or if made as of a specific date, at and as of such date) except for such failures to be so true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Mutual Capital or Merger Sub to consummate the merger;

●

Mutual Capital and Merger Sub must have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements in the merger agreement to be performed prior to the closing date; and

●

Mutual Capital and Merger Sub must deliver to the Company a certificate signed by an executive officer of Mutual Capital or Merger Sub as applicable certifying to the satisfaction of the two conditions above-mentioned.

None of Mutual Capital nor Merger Sub nor the Company can provide assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

The Company, Mutual Capital and Merger Sub may mutually agree in writing, at any time prior to the effective time of the merger, to terminate the merger agreement and abandon the merger. Also, either Mutual Capital or the Company may terminate the merger agreement and abandon the merger without the consent of the other, at any time prior to the effective time of the merger if:

●

the merger is not consummated on or before December 31, 2024 (as may be extended, the “outside date”), provided that the right to terminate the merger agreement is not available to any party whose breach of the merger agreement results in the failure of the merger to be consummated;

●

a permanent injunction or other order which is final and nonappealable has been issued or taken, which restrains or otherwise prohibits consummation of the merger or any of the other transactions contemplated by the merger agreement; provided that the party seeking to terminate the merger agreement pursuant to this provision has used all reasonable best efforts to prevent the entry of such permanent injunction or other order to the extent required by and subject to the merger agreement; or

●	the Company’s shareholders fail to approve and adopt the merger agreement at the special meeting.

Mutual Capital can terminate the merger agreement prior to the effective time of the merger if:

●

the Company’s Board or any committee thereof has withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Mutual Capital, the approval, determination of advisability or recommendation of the merger agreement, or proposed publicly to approve, determine to be advisable or recommend, any takeover proposal; or

●

the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the earlier of 30 days following written notice by Mutual Capital to the Company of such breach and the outside date (provided that Mutual Capital is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

The Company can terminate the merger agreement:

●

prior to the approval and adoption of the merger agreement by the Company’s shareholders at the special meeting, in order to concurrently enter into a definitive agreement with respect to a superior proposal, subject to Board authorization and the Company’s compliance with the non‑solicitation provisions of the merger agreement; or

●

if either Mutual Capital or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the earlier of 30 days following written notice by the Company to Mutual Capital of such breach and the outside date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement).

In the event that after the date of the merger agreement and prior to the termination of the merger agreement, the Company or senior management of the Company shall have received or there shall have been publicly announced a bona fide takeover proposal that has not been withdrawn or abandoned prior to such termination and:

●	thereafter:

o

the merger agreement is terminated by either Mutual Capital or the Company pursuant to the first bullet of the first paragraph of this section above regarding the outside date and the Company shall have failed to obtain the requisite shareholder approval; or

o	the merger agreement is terminated by the Company pursuant to the third bullet of the first paragraph of this section above regarding the failure to obtain the requisite shareholder approval; and

●

prior to the date that is 12 months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to a takeover proposal (whether or not the same takeover proposal as referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Mutual Capital a termination fee equal to $2.5 million by wire transfer of same day funds; provided that, for purposes of this paragraph, all references in the definition of “takeover proposal” to “20%” shall be to “50%.”

Also, in the event that the merger agreement is terminated either:

●	by the Company pursuant to the first bullet in the third paragraph above regarding a superior proposal; or

●	by Mutual Capital pursuant to the first bullet in the second paragraph above regarding an adverse recommendation change by the Board,

the Company shall, within two business days following such termination, pay Mutual Capital a termination fee equal to $2.5 million by wire transfer of same day funds.

Amendment and Waivers

Subject to applicable law, the merger agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective Boards of Directors, at any time prior to the closing date, whether before or after approval of the merger agreement by the shareholders of the Company and Merger Sub; provided that the merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement. At any time prior to the effective time of the merger, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant thereto, and (iii) subject to the requirements of applicable law, waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

On October 11, 2024, following receipt of the requisite board approvals, the Company, Mutual Capital and the Merger Sub entered into that certain Amendment to Merger Agreement to (i) clarify the voting threshold required for approval of the merger and (ii) to extend the Outside Date (as defined in the merger agreement) from October 8, 2024 to December 31, 2024.

Expenses

All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with the merger agreement and merger will be paid by the party incurring such fees, costs and expenses. However, if the Company fails promptly to pay any termination fee to Mutual Capital due pursuant to the merger agreement, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Mutual Capital in connection with any action to enforce merger agreement for such amount against the Company.

Specific Performance

The parties are entitled to an injunction or any other appropriate form of specific performance or equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Governing Law and Jurisdiction; Waiver of Jury Trial

The merger agreement is governed by Pennsylvania law. Each party to the merger agreement has consented to submit to the jurisdiction of any federal or state court sitting in Philadelphia, Pennsylvania. In addition, each party has irrevocably waived any right to a trial by jury in respect of any litigation arising out of or relating to the merger agreement or the transactions contemplated thereby.

VOTING AGREEMENTS

As an inducement to Mutual Capital and Merger Sub entering into the merger agreement, on June 8, 2024, (a) R. Kevin Clinton (individually and through family trusts), (b) James Dingman, (c) Joel Heriford, (d) John Klockau, (e) Gerald Pepping, (f) Daniel Portes, (g) Norman Schmeichel, (h) Christine Schmitt, (i) Mark Schwab, (j) Michael Smith, (k) Kathleen Springer, (l) Julia Suiter, and (m) Arron Sutherland, each a director or executive officer of the Company as of the date of such agreement (collectively, the “Shareholders”), who collectively beneficially own shares representing approximately 26% of the shares of Company common stock issued and outstanding as of the record date, entered into Voting Agreements with Mutual Capital and Merger Sub (collectively, the “Voting Agreements”), pursuant to which the Shareholders have agreed to, among other things, vote their shares at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof prior to December 31, 2024 (i) in favor of (a) the approval and adoption of the merger agreement and (b) the approval of any proposal to adjourn or postpone the special meeting, (ii) against any action or agreement that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the merger agreement, (iii) against any takeover proposal or any other proposal made, directly or indirectly, in opposition to the adoption of the merger agreement or otherwise inconsistent with the merger, and (iv) against any agreement, amendment to the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the merger, subject to the terms and conditions set forth in the Voting Agreements. In addition, subject to certain conditions set forth in the Voting Agreements, each Shareholder appointed Mutual Capital and its designees as the Shareholder’s proxy and attorney-in-fact (with full power of substitution) to vote all the shares of Company common stock beneficially owned by such Shareholder at any meeting of shareholders of the Company however called or any adjournment or postponement thereof prior to December 31, 2024 in favor or against of the actions described above. In August 2024, Mr. Clinton passed away. The form of the Voting Agreements is attached to this proxy statement as Annex C and is incorporated herein by reference.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER‑RELATED COMPENSATION

(PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s shareholders for an advisory (non‑binding) vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise related to the merger. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the Golden Parachute Compensation table under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to that table and the related narrative discussion.

The Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Board unanimously recommends that the Company’s shareholders approve the following resolution:

“RESOLVED, that the shareholders of Company hereby approve, on an advisory (non‑binding) basis, the compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise related to the merger as disclosed pursuant to Item 402(t) of Regulation S‑K in the Golden Parachute Compensation table, the footnotes to that table and the related narrative discussion.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Mutual Capital. Accordingly, if the merger agreement and merger are approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non‑binding) vote of the Company’s shareholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the votes cast, virtually or represented by proxy, at the special meeting at which a quorum is present.

The Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT

(PROPOSAL 3)

The Company’s shareholders are being asked to approve a proposal that will give the Company authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement, if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, regardless of whether a quorum is present, the chairperson of the special meeting has the power under the Company’s bylaws to adjourn the special meeting from time to time. Furthermore, the Board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign, date and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign, date and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICES AND DIVIDEND DATA

The Company common stock is traded on Nasdaq under the symbol “ICCH.” As of September 30, 2024, there were 3,138,580 shares of the Company common stock outstanding, held by 129 shareholders of record. This number does not include shareholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of the Company common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of the Company common stock.

The closing price of the Company common stock on Nasdaq on June 7, 2024, the last trading day prior to the public announcement of the Merger Agreement, was $16.00 per share. On October 24, 2024, the latest practicable trading day before the printing and mailing of this proxy statement, the closing price of the Company common stock on Nasdaq was $23.39 per share. You are encouraged to obtain current market quotations for the Company common stock. Following the merger, there will be no further market for the Company common stock, which will be delisted from Nasdaq and deregistered under the Exchange Act.

Dividends

Under the terms of the merger agreement, from the date of the merger agreement until the effective time or the earlier termination of the merger agreement, we may not declare or pay dividends to our common shareholders without Mutual Capital’s written consent. We have not historically paid any dividends on the Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), as of September 30, 2024, the only persons known by us to be beneficial owners of five percent or more of the outstanding shares of the Company common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
Mutual Capital Group, Inc.(1) 41908 Route 6, PO Box 7 Wyalusing, Pennsylvania 18853	1,000,949	31.9%
Estate of R. Kevin Clinton(2) 6410 Oakencliffe Lane East Lansing, Michigan 48823	452,459	14.4%
ICC Holdings, Inc. Employee Stock Ownership Plan(3) 225 20th Street Rock Island, Illinois 61201	350,000	11.2%
James D. Von Maur(4) 6565 Brady Street Davenport, IA 52806	183,641	5.9%

(1)

Includes Tuscarora Wayne Insurance Company, a direct wholly owned subsidiary of Mutual Capital and an indirectly wholly owned subsidiary of Mutual Capital Group, Inc. (“MCG”), and Mutual Capital, a wholly owned subsidiary of MCG. This information is derived from their Schedule 13D filed with the SEC on June 14, 2024. Beneficial ownership of 800,949 shares of Common Stock was reported therein solely because MCG and Mutual Capital may be deemed to share beneficial ownership of such shares as a result of the voting agreements described in this proxy statement, and MCG and Mutual Capital expressly disclaimed their beneficial ownership of such shares.

(2)

Includes R. Kevin Clinton Irrevocable Trust for Avery Anne Clinton u/a/d December 13, 2012, R. Kevin Clinton Irrevocable Trust for Connor Richard Clinton u/a/d December 13, 2012, R. Kevin Clinton Irrevocable Trust for Colleen Casey Clinton u/a/d December 13, 2012, R. Kevin Clinton Irrevocable Trust for Ryan Kevin Clinton u/a/d December 13, 2012, Marilyn J. Clinton Trust Agreement Dated August 29, 2001, and R. Kevin Clinton, IRA. This information is derived from its amendment No. 1 to Schedule 13D/A filed with the SEC on September 12, 2018.

(3)

The Company’s Employee Stock Ownership Plan (ESOP) held 162,501 shares which have been allocated to participants of the plan. The ESOP has no sole voting or sole dispositive power with respect to the allocated shares. Each ESOP participant or beneficiary may direct the ESOP as to the manner in which the shares allocated to each participant under the ESOP are to be voted. The ESOP has sole voting power with respect to all unallocated shares (187,498.4147). With respect to allocated shares for which no votes are received, the ESOP will vote such shares in proportion to the votes cast on behalf of allocated shares for which votes are received. This information is derived from its Amendment No. 6 to Schedule 13G/A filed with the SEC on February 8, 2024.

(4)

Includes James D. von Maur as Custodian for (i) Ana von Maur Uniform Transfers to Minors Account, (ii) James D. von Maur, Jr. Uniform Transfer to Minors Account, and (iii) Otto von Maur Uniform Transfers to Minors Account. This information is derived from his Amendment No. 2 to Schedule 13G/A filed on April 10, 2020.

Directors and Executive Officers

The following is information regarding beneficial ownership of the Company common stock by each named executive officer, continuing directors, and other executive officers of the Company, including as a group, as of September 30, 2024.

Name of Individual or Number of Persons in Group(1)	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
James Dingman(2)	10,000	*
Joel Heriford	-
John Klockau(3)	96,779	3.1%
Gerald Pepping(4)	10,000	*
Daniel Portes	5,000	*
Norman Schmeichel(5)	18,980	*
Christine Schmitt	15,000	*
Mark Schwab(6)	20,000	*
Michael Smith(7)	60,344	1.9%
Kathleen Springer(8)	13,338	*
Julia Suiter(9)	13,569	*
Arron Sutherland(10)	83,024	2.6%
All Directors and Executive Officers as a Group (12 persons)(11)	346,034	11.0%

*Less than 1% of Class.

(1)	The address for each is c/o ICC Holdings, Inc., 225 20th Street, Rock Island, Illinois 61201.

(2)	Includes 10,000 shares held in joint tenancy.

(3)	Includes 96,779 shares held in a trust.

(4)	Includes 10,000 shares held in a trust.

(5)	Includes (a) 7,500 shares held in Mr. Schmeichel’s 401(k) plan, (b) 6,142 shares held in his ESOP account, and (c) 5,388 shares directly owned. Excludes 4,900 unvested restricted stock units.

(6)	Includes 20,000 shares held in a trust.

(7)

Includes (a) 18,953 shares held in Mr. Smith’s 401(k) plan, (b) 27,280 shares held in his IRA, (c) 5,980 shares held in his ESOP account, and (d) 8,131 shares directly owned. Excludes 5,000 unvested restricted stock units.

(8)	Includes (a) 3,000 shares held in Ms. Springer’s 401(k) plan, (b) 4,867 shares held in her ESOP account, and (c) 5,471 shares directly owned. Excludes 4,400 unvested restricted stock units.

(9)	Includes (a) 2,500 shares held in Ms. Suiter’s 401(k) plan, (b) 5,331 shares held in her ESOP account, and (c) 5,738 shares directly owned. Excludes 4,566 unvested restricted stock units.

(10)

Includes (a) 52,773 shares held in Mr. Sutherland’s 401(k) plan, (b) 150 shares beneficially owned by his minor children, (c) 3,400 shares held in his spouse’s IRA, (d) 7,256 shares held in his ESOP account, and (e) 19,445 shares directly owned. Excludes 14,001 unvested restricted stock units.

(11)

Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each individual identified therein, or restricted stock units that vest within 60 days of September 30, 2024. The numbers of shares reflected in this table have been rounded to the nearest whole number.

FUTURE SHAREHOLDER PROPOSALS

The Company does not currently expect to hold an annual meeting of shareholders in 2025 (the “2025 Annual Meeting”) because it will not be a public company after the merger is completed. However, if the merger is not completed, the Company’s shareholders will continue to be entitled to attend and participate in the Company’s annual meeting of shareholders, and the Company will hold the 2025 Annual Meeting, in which case the Company will provide notice of or otherwise publicly disclose the date on which the 2025 Annual Meeting will be held. If the 2025 Annual Meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for consideration at the 2025 Annual Meeting (“2025 Annual Proxy Statement”) in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.

Shareholders may present proper proposals for inclusion in the 2025 Annual Proxy Statement by submitting their proposals in writing to the Company in a timely manner. As described in the Company’s annual proxy statement for the 2024 annual meeting of shareholders filed with the SEC on May 1, 2024, the Company’s shareholders have the opportunity to submit proper proposals for inclusion in the 2025 Annual Proxy Statement and for consideration at the 2025 Annual Meeting by submitting their proposals to ICC Holdings, Inc. at 225 20th Street, Rock Island, Illinois 61201, Attn: Secretary, no later than January 1, 2025 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.

In accordance with the Company’s bylaws, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in the Company’s bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company, not less than 60 days nor more than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2025 Annual Meeting of Shareholders, this period will begin on March 16, 2025, and end on April 15, 2025.

In accordance with the Company’s bylaws, a shareholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the bylaws, including providing proper notice of the nomination in writing, delivered, or mailed by first-class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year’s annual meeting. For the 2025 Annual Meeting of Shareholders, this period will begin on March 16, 2025, and end on April 15, 2025.

If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such shareholder proposal or nomination.

OTHER BUSINESS

The sole business that may be considered at the special meeting are the matters set forth in the Notice of Special Meeting accompanying this proxy statement.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless the Company received instructions to the contrary from any shareholder at that address. If, in the future, any shareholder wishes to receive a separate proxy statement, a separate copy may be obtained, without charge, upon written or oral request to the office of the Company’s Corporate Secretary, ICC Holdings, Inc., 225 20th Street, Rock Island, Illinois 61201, telephone number (309) 793‑1700. Eligible shareholders of record who receive multiple copies of the proxy statement can request householding by contacting the Company in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee. The Company hereby undertakes to deliver promptly, upon written or oral request, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the document was delivered.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10‑K, quarterly reports on Form 10‑Q and current reports on Form 8‑K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

The Company will make available a copy of its public reports, without charge, on its website at ir.iccholdingsinc.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made by November 19, 2024 to receive them before the special meeting. A copy of any exhibit to a filing may be obtained upon request by a shareholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).

ICC Holdings, Inc.
225 20th Street
Rock Island, Illinois 61201
Attention: Investor Relations
309-732-0105

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

●	Annual Report on Form 10‑K for the fiscal year ended December 31, 2023, filed with the SEC on March 28, 2024 and Amendment No. 1 to the Annual Report on Form 10‑K, filed on April 29, 2024;

●	Quarterly Report on Form 10‑Q for the period ended March 31, 2024, filed with the SEC on May 14, 2024;

●	Quarterly Report on Form 10‑Q for the period ended June 30, 2024, filed with the SEC on August 13, 2024; and

●	Current Reports on Form 8‑K, filed with the SEC on March 27, 2024, June 10, 2024, June 14, 2024 and October 16, 2024.

The Company hereby undertakes to provide, without charge, to you, upon your written or oral request and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates). This includes information contained in documents filed subsequent to the date on which definitive copies of this proxy statement are sent or given to you, up to the date of responding to the request.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 25, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not and will not create any implication to the contrary.

Annex A-1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

MUTUAL CAPITAL HOLDINGS, INC.,

MUTUAL CAPITAL MERGER SUB, INC.

and

ICC HOLDINGS, INC.

dated as of

June 8, 2024

ARTICLE I THE MERGER	A-1-1

Section 1.1. The Merger	A-1-1
Section 1.2. Closing	A-1-1
Section 1.3. Effective Time	A-1-2
Section 1.4. Effect of the Merger	A-1-2
Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation	A-1-2
Section 1.6. Directors and Officers of the Surviving Corporation	A-1-2
Section 1.7. Subsequent Actions	A-1-2

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK	A-1-3

Section 2.1. Conversion of Securities	A-1-3
Section 2.2. Payment; Surrender of Shares; Stock Transfer Books	A-1-3
Section 2.3. Treatment of Stock Plan	A-1-5
Section 2.4. Adjustments	A-1-6
Section 2.5. Lost Certificates	A-1-6
Section 2.6. Dissenting Shares	A-1-6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-1-6

Section 3.1. Organization	A-1-7
Section 3.2. Authorization; Validity of Agreement; Company Action	A-1-7
Section 3.3. Consents and Approvals; No Violations	A-1-8
Section 3.4. Capitalization	A-1-9
Section 3.5. SEC Reports and Financial Statements	A-1-10
Section 3.6. Absence of Certain Changes	A-1-11
Section 3.7. No Undisclosed Material Liabilities	A-1-12
Section 3.8. Compliance with Laws and Court Orders	A-1-12
Section 3.9. Material Contracts	A-1-13
Section 3.10. Information in Proxy Statement	A-1-14
Section 3.11. Litigation	A-1-14
Section 3.12. Employee Compensation and Benefit Plans; ERISA	A-1-14
Section 3.13. Properties	A-1-17
Section 3.14. Intellectual Property	A-1-18
Section 3.15. Environmental Laws	A-1-18
Section 3.16. Taxes	A-1-19
Section 3.17. Opinion of Financial Advisor	A-1-22
Section 3.18. Statutory Statements	A-1-22
Section 3.19. Insurance Regulators	A-1-23
Section 3.20. Insurance Generally	A-1-24
Section 3.21. Insurance Producers	A-1-25
Section 3.22. Reserves and Provisions	A-1-25

A-1-i

Section 3.23. Brokers or Finders	A-1-26
Section 3.24. State Takeover Statutes	A-1-26
Section 3.25. Transactions with Affiliates	A-1-26
Section 3.26. Investment Advisory and Investment Company Matters	A-1-26
Section 3.27. Investment Assets	A-1-27
Section 3.28. No Other Representations or Warranties	A-1-27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-1-27

Section 4.1. Organization	A-1-27
Section 4.2. Authorization; Validity of Agreement; Necessary Action	A-1-27
Section 4.3. Consents and Approvals; No Violations	A-1-28
Section 4.4. Ownership of Common Stock	A-1-28
Section 4.5. Information in Proxy Statement	A-1-29
Section 4.6. Financing	A-1-29
Section 4.7. No Prior Activities	A-1-29
Section 4.8. Litigation	A-1-29
Section 4.9. Disclaimer of Warranties	A-1-29

ARTICLE V COVENANTS	A-1-29

Section 5.1. Interim Operations of the Company	A-1-29
Section 5.2. Takeover Proposal	A-1-32

ARTICLE VI ADDITIONAL AGREEMENTS	A-1-34

Section 6.1. Preparation of Proxy Statement	A-1-34
Section 6.2. Shareholders Meeting	A-1-35
Section 6.3. Reasonable Best Efforts	A-1-35
Section 6.4. Notification of Certain Matters	A-1-37
Section 6.5. Access; Confidentiality	A-1-37
Section 6.6. Publicity	A-1-38
Section 6.7. Indemnification	A-1-38
Section 6.8. Merger Sub Compliance	A-1-40
Section 6.9. Employee Matters	A-1-40
Section 6.10. Takeover Statutes	A-1-43
Section 6.11. Shareholder Litigation	A-1-43
Section 6.12. Corporate Governance	A-1-43
Section 6.13. Increase to Loss Reserves	A-1-43
Section 6.14. Sutherland Waiver	A-1-43

A-1-ii

ARTICLE VII CONDITIONS	A-1-44

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger	A-1-44
Section 7.2. Conditions to Obligations of Parent and Merger Sub	A-1-44
Section 7.3. Conditions to Obligations of the Company	A-1-45
Section 7.4. Frustration of Closing Conditions	A-1-45

ARTICLE VIII TERMINATION	A-1-46

Section 8.1. Termination	A-1-46
Section 8.2. Effect of Termination	A-1-47
Section 8.3. Enforcement Costs	A-1-48

ARTICLE IX MISCELLANEOUS	A-1-48

Section 9.1. Amendment and Waivers	A-1-48
Section 9.2. Non‑survival of Representations and Warranties	A-1-48
Section 9.3. Expenses	A-1-49
Section 9.4. Notices	A-1-49
Section 9.5. Counterparts	A-1-50
Section 9.6. Entire Agreement; No Third Party Beneficiaries	A-1-50
Section 9.7. Severability	A-1-50
Section 9.8. Governing Law	A-1-50
Section 9.9. Assignment	A-1-50
Section 9.10. Consent to Jurisdiction	A-1-50
Section 9.11. Specific Enforcement	A-1-51
Section 9.12. WAIVER OF JURY TRIAL	A-1-51

ARTICLE X DEFINITIONS; INTERPRETATION	A-1-51

Section 10.1. Cross References	A-1-51
Section 10.2. Certain Terms Defined	A-1-54
Section 10.3. Other Definitional and Interpretative Provisions	A-1-59

A-1-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 8, 2024, by and among Mutual Capital Holdings Inc., a Pennsylvania corporation (“Parent”), Mutual Capital Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ICC Holdings, Inc., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and in the case of the Company and Merger Sub deem it advisable, fair to and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of the Company’s Common Stock, par value $0.01 per share (such issued and outstanding shares of the Company’s Common Stock, collectively, the “Shares”), including, without limitation, Shares owned by Parent or its direct or indirect wholly owned Subsidiaries immediately before the Effective Time (the “Parent Owned Shares”), but excluding any shares of Common Stock held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, the directors and certain executive officers of the Company, in their capacity as shareholders, representing in the aggregate approximately 25% of the Shares, have simultaneously herewith entered into voting agreements (collectively, the “Voting Agreements”) pursuant to which, among other things, such shareholders have agreed to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger, substantially in the forms attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Laws of the Commonwealth of Pennsylvania (“Pennsylvania Law”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m. Central Time on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition) set forth in Article VII (the “Closing Date”), at the offices of Stevens & Lee, P.C., 620 Freedom Business Center Drive, Suite 200, King of Prussia, Pennsylvania, unless another date or place is agreed to in writing by the parties to this Agreement.

A-1-1

Section 1.3. Effective Time. The parties to this Agreement shall cause the Merger to be consummated by filing a statement of merger (the “Statement of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Pennsylvania Department of State, in such form as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law. The Merger shall become effective as of the date and time of the filing of the Statement of Merger with the Pennsylvania Department of State, or such later time as is specified in the Statement of Merger and as is agreed to by Parent and the Company in writing (the “Effective Time”).

Section 1.4. Effect of the Merger. The Merger shall have the effects set forth in the applicable provisions of Pennsylvania Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the articles of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the articles of incorporation and bylaws of Merger Sub, and as so amended shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 6.7 hereof).

Section 1.6. Directors and Officers of the Surviving Corporation. Following the Effective Time, the directors and officers of the Surviving Corporation will be as set forth in Section 6.12 of this Agreement, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either or both of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

A-1-2

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $23.50 in cash, payable to the holder of such Share, without interest (the “Merger Consideration”), upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.

(b) Each share of Common Stock held in the treasury of the Company will be cancelled and extinguished, and no payment or other consideration will be made with respect to such treasury shares.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.2. Payment; Surrender of Shares; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At least one (1) Business Days prior to the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, into one or more escrow accounts with the Paying Agent (such escrow accounts, collectively referred to as the “Escrow Account”) an amount equal to the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a). At the Closing, upon delivery of the Closing Confirmation, Parent shall cause the Paying Agent to transfer the funds held in the Escrow Account to a separate account of the Paying Agent established by the Company for the benefit of the ICCH shareholders (the “Payment Fund”). If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

A-1-3

(b) As soon as reasonably practicable after the Effective Time and in any event not later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for surrendering Certificates or Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the Merger Consideration, multiplied by the number of Shares represented by such Certificates or Book-Entry Shares. Until so surrendered, Certificates or Book-Entry Shares (other than shares of Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates or Book-Entry Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates and Book-Entry Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing shares of Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares which immediately before the Effective Time represented the Shares.

A-1-4

(e) Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the transactions contemplated by this Agreement (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any person previously entitled thereto.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of U.S. state or local Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld or deducted and (to the extent required by applicable Laws) paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.

Section 2.3. Treatment of Stock Plan.

(a) At the Effective Time, each notional Share represented by restricted stock units granted under the Company Stock Plan (each, a “Company Restricted Stock Unit”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the recipient thereof, vest in full (to the extent the corresponding Company Restricted Stock has not already vested prior to the Effective Time) and be canceled and converted into the right to receive from the Surviving Corporation a lump-sum amount in cash equal to the Merger Consideration which shall be paid to the recipient of such Company Restricted Unit in a cash lump-sum, less any required payroll and withholding Taxes, in accordance with Section 2.3(c) below.

(b) Prior to the Effective Time, the Company Board or the applicable committee thereof will adopt appropriate resolutions and take such other actions as are reasonably necessary or appropriate to provide that (i) the Company Stock Plan and all awards issued thereunder will terminate as of the Effective Time, (ii) the provisions in any other compensatory plan, program, arrangement or agreement providing for the issuance or grant of any other interest to employees or other service providers of the Company or its Subsidiaries in respect of the equity of the Company shall be of no further force or effect and shall terminate as of the Effective Time, and (iii) the awards issued under the Company Stock Plan will be treated as set forth in this Section 2.3.

A-1-5

(c) To the extent that any amounts payable pursuant to this Section 2.3 constitute wages for any payroll or withholding Tax purposes to be paid to a current or former employee of the Company or any of its Subsidiaries, such amounts (1) shall be paid by the Company or such applicable Subsidiary to the current or former employee upon the later of (x) the next regular payroll following the Closing Date and (y) by the date that is fifteen (15) calendar days after the Effective Time, and (2) will be paid net of any applicable payroll or withholding Taxes. Any amounts payable pursuant to this Section 2.3 that are not subject to the foregoing provisions of this Section 2.3(c) shall be payable, less all appliable Taxes required to be deducted or withheld, to the applicable Person within fifteen (15) calendar days after the Effective Time.

Section 2.4. Adjustments. If, during the period between the date hereof and the Effective Time, any change in the Shares shall occur, by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, the Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted so that the aggregate amount payable with respect to all Shares shall not be changed.

Section 2.5. Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificates, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificates, the Merger Consideration to be paid in respect of the Shares represented by such Certificates, as contemplated by this Article II.

Section 2.6. Dissenting Shares. The holders of Shares are not entitled to dissenters rights in accordance with Section 1571(b)(1)(i) of the Pennsylvania Business Corporation Law of 1988.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions with respect to particular representations and warranties disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) (it being understood that any information set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of Article III of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), and except as set forth in the Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement (excluding any disclosures set forth under the heading “Risk Factors”, any disclosures included in any “forward-looking statements” or any similar statements in any such filings that are cautionary, predictive or forward-looking in nature, and provided that nothing disclosed in the Company SEC Documents shall be deemed a qualification or modification to the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 or Section 3.23), as follows:

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Section 3.1. Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries listed in Section 3.4(b) of the Company Disclosure Letter.

Section 3.2. Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Shares to approve this Agreement (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.

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(c) At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Transactions, (iii) directed that the approval of this Agreement be submitted to a vote at a meeting of the Company’s shareholders, (iv) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they approve this Agreement (such recommendation, the “Company Recommendation”).

(d) The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Articles of Incorporation”) and the Company’s Amended and Restated Bylaws, each in the form most recently filed in the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.3. Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement and the Proxy Statement, (ii) the filing of the Statement of Merger with the Pennsylvania Department of State pursuant to Pennsylvania Law, (iii) the Shareholder Approval and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act, (C) the rules and regulations of The NASDAQ Stock Market LLC (“Nasdaq”), and (D) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any national, supranational, federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company’s Articles of Incorporation or its Amended and Restated Bylaws or any of the similar organizational documents of any of its Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3(a) are duly obtained, (x) violate any Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or lease to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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Section 3.4. Capitalization.

(a) The authorized capital stock of the Company consists of 125,000,000 shares of capital stock, consisting of (a) 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (b) 10,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”). As of May 29, 2024, (i) no shares of Preferred Stock are issued and outstanding, (ii) 3,142,973 Shares of Common Stock are issued and outstanding, and (iii) 361,489 shares of Common Stock are reserved for issuance under the Company Stock Plan in respect of outstanding and future awards, of which there are 34,865 shares of Common Stock underlying the Company Restricted Stock Units. All of the outstanding Shares of Common Stock are duly authorized, validly issued, fully paid and non‑assessable. Except as set forth in this Section 3.4(a) and in Section 3.4(b) of the Company Disclosure Letter, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing securities, options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements, commitments, derivative contracts, forward sale contracts or undertakings of any character, to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, (2) issue, grant, extend or enter into any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract, or undertaking, or (3) make any payment based on or resulting from the value or price of the Shares or of any such security, option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, commitment, derivative contract, forward sale contract or undertaking, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any Subsidiary of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of the Company or any other entity or (iv) issued or outstanding units, performance share awards, rights to receive shares of Common Stock or capital stock of any Subsidiary of the Company on a deferred basis, or rights to purchase or receive Common Stock or capital stock of any Subsidiary of the Company or other equity interest or voting securities issued or granted by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant of the Company or any such Subsidiary (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns or has any right to acquire any Shares.

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(b) Except as set forth on Section 3.4(b)(i) of the Company Disclosure Letter, (i) all of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries are owned beneficially and of record by the Company or a wholly owned Subsidiary of the Company, and (ii) all such shares and Rights have been duly authorized, validly issued and are fully paid and nonassessable and are owned by either the Company or a wholly owned Subsidiary of the Company free and clear of any Encumbrances. Section 3.4(b)(ii) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and its jurisdiction of organization.

(c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of (i) the Company or (ii) any of its Subsidiaries.

Section 3.5. SEC Reports and Financial Statements.

(a) The Company has filed with or furnished to the SEC, and has made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2021, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (collectively, the “Company SEC Documents”). As of its respective date (and if amended, as of the date of the last such amendment), each Company SEC Document, including any financial statements, schedules and exhibits included therein or attached thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, without limitation of the foregoing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2021, has been, required to file, or has voluntarily filed, any forms, reports or other documents with the SEC. Each of the consolidated financial statements included in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (z) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. If at any time from the date hereof and until the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company.

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(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K of the SEC)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s audited financial statements or other Company SEC Documents.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(d) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S‑K promulgated by the SEC that have not been disclosed in the Company SEC Documents. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, as appropriate, to allow timely decisions regarding required disclosure.

Section 3.6. Absence of Certain Changes. Since December 31, 2023, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice (except for prior modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID‑19 and COVID‑19 Measures) and (b) there has not been any event, circumstance, change, occurrence, state of facts or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.6 of the Company Disclosure Letter, since December 31, 2023, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 5.1 hereof, had the covenants therein applied since December 31, 2023.

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Section 3.7. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required, to be reflected or reserved against in the consolidated financial statements of the Company prepared in accordance with GAAP, except for (i) liabilities or obligations disclosed and provided for in the balance sheets included in the Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in connection with the Transactions, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2023, and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8. Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries is, and since January 1, 2021 has been, in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, including all insurance and reinsurance licenses required by any Governmental Entity (the “Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Neither the Company and its Subsidiaries, nor any of its or their Affiliates, directors or officers is listed on the Specially Designated Nationals and Blocked Persons list or other similar lists maintained by the Office of Foreign Assets Control, by the United States Department of the Treasury or pursuant to executive orders, (ii) neither the Company and its Subsidiaries, nor any of its or their Affiliates (which, for the avoidance of doubt, shall exclude Joseph Stillwell in his capacity as a shareholder of the Company), directors or officers, or to the Knowledge of the Company, any of its employees, agents or other Persons acting on the Company’s or any Company Subsidiary’s behalf (A) has taken, or caused to be taken, directly or indirectly, any action that would or could cause the Company or any of its Subsidiaries to be in violation of any Anti-Corruption Law, or (B) has corruptly made, promised, offered or authorized, or has caused or authorized any other Person corruptly to make, promise or offer, any payment or transfer of anything of value, directly or indirectly, to any official, employee or agent of any Governmental Entity for the purpose of (1) influencing such Person to take any action or decision or to omit to take any action, in such Person’s official capacity, (2) inducing such Person to use his or her influence with a Governmental Entity to affect any act or decision of a Governmental Entity, or (3) securing any improper advantage, and (iii) each of the Company and each of the Company’s Affiliates complies in all material respects with and implements internal compliance policies with respect to applicable Anti-Corruption Laws. As used in this Section 3.8(b), the term “Anti-Corruption Laws” means each Law, regulation, treaty or convention relating to anti‑money laundering, anti‑terrorism financing, anti‑bribery, anti‑corruption or similar matters, including the Foreign Corrupt Practices Act of 1977, as amended.

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Section 3.9. Material Contracts.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, neither the Company nor the Insurance Subsidiary is a party to or bound by any: (i) contract (other than this Agreement or a Company Plan) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S‑K of the SEC; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $1 million; (iii) written contract (other than this Agreement) for the sale of any of its assets after the date hereof for consideration in excess of $1 million, other than sales in the ordinary course of business; (iv) collective bargaining agreement; (v) written contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or the Insurance Subsidiary would be required to purchase or sell, as applicable, any equity interests of any Person, other than (in the case of minority investments of the Company or the Insurance Subsidiary) rights that would result in a purchase or sale of less than $1 million individually or in the aggregate; (vi) contract providing for indemnification (including any obligations to advance funds for expenses) of the current or former directors or officers of the Company or the Insurance Subsidiary; (vii) settlement agreement or similar agreement or Order to which the Company or the Insurance Subsidiary is a party involving future performance by the Company or the Insurance Subsidiary; (viii) reinsurance or coinsurance treaty or agreement with an annual premium in excess of $5 million; or (ix) lease agreement for Leased Real Property with annual rent in excess of $1 million. Each such contract described in clauses (i)-(ix) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor the Insurance Subsidiary is (and to the Knowledge of the Company, no other party is) in default under any Material Contract, (ii) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and the Insurance Subsidiary, and to the Knowledge of the Company, of the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iii) the Company and the Insurance Subsidiary have performed all respective material obligations required to be performed by them to date under the Material Contracts, and, to the Knowledge of the Company, no circumstance exists which (with or without the lapse of time or the giving of notice, or both) would cause them to be in breach thereunder and (iv) neither the Company nor the Insurance Subsidiary has received any written notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.

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Section 3.10. Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11. Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, except for Actions (a) with respect to claims as to which there is a reasonable expectation such claims will be settled within policy limits in the ordinary course of business of the Company, or (b) which, if determined adversely, would(i) , individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impair the consummation by the Company of the Transactions. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order, which would, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation by the Company of the Transactions.

Section 3.12. Employee Compensation and Benefit Plans; ERISA.

(a) As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, collective bargaining, bonus, incentive, savings, retirement, deferred compensation, life, health, welfare, cafeteria, perquisites, or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA (including any related funding mechanism), in each case other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plan”), under which (i) any current or former employee, officer or director, or any natural person who is a contractor or consultant of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which are entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, or (ii) the Company or any of its Subsidiaries has any present or future material liability. Section 3.12(a) of the Company Disclosure Letter lists (a) all documents setting forth the material written terms of each such Company Plan (or a written summary of all material terms of any such unwritten Company Plan); (b) the most recent summary plan description for each such Company Plan for which such a summary plan description is required, together with all subsequent summaries of material modifications; (c) the most recent annual report on Form 5500 with respect to such Company Plan; (d) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Company Plan; (e) the most recent discrimination test results with respect to such Company Plan; (f) the most recent actuarial report with respect to such Company Plan; and (g) each written Contract relating to the funding, investment, or administration of any such Company Plan including each trust agreement, insurance policy, annuity contract, and services agreement. The Company has previously provided copies of such documents to Parent.

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(b) Each Company Plan is in compliance in all material respects with all applicable Laws, including, as applicable, ERISA and the Code, including by being funded to the extent required by applicable Law, and has been operated in accordance, and is in compliance, with its terms. With respect to each Company Plan, adequate provision has been made therefor on the accounting statements of the applicable Company or Subsidiary of the Company.

(c) Each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter to that effect from the IRS and the Company is not aware of any event occurring since the date of such determination that would reasonably be expected to adversely affect such determination. The Company does not maintain any Company Plan that is primarily for the benefit of Covered Employees based outside of the United States.

(d) No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, 4980B, or 4980H of the Code or other liability with respect to the Company Plans.

(e) No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits and appeals of such claims).

(f) There is no (A) to the Knowledge of the Company, unfair labor practice pending or threatened against or affecting the Company or any of its Subsidiaries, (B) labor dispute or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (C) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(g) None of the members of the ERISA Group is a party to (nor has it ever been a party to) any Multiemployer Plan. “ERISA Affiliates” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code. “ERISA Group” means the Company and its ERISA Affiliates.

(h) No member of the ERISA Group currently has (nor has ever had) any Liability (including any contingent liability under Section 4204 of ERISA) with respect (i) any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code. No Company Plan is a multiple employer welfare arrangement as defined under Section 3(40) of ERISA or a multiple employer plan as described in Code Section 413(c).

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(i) Except as set forth in Section 3.12(c) of the Company Disclosure Letter or as expressly provided by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to any material severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of any compensation due any such current or former employee, director or officer, or (iii) result in any payment or benefit to any “disqualified individual” (within the meaning of Code Section 280G) that could be reasonably expected to, individually or in combination with any other payment or compensation amount, constitute an “excess parachute payment” (within the meaning of Cod section 280G).

(j) With respect to the Company ESOP, and without limiting the other provisions of this Section 3.12: (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the Company ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the Company ESOP (an “ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80‑26; (iii) no event of default has occurred or presently exists with respect to any ESOP Loan; (iv) the Company has the right under any ESOP Loan document to prepay at any time the principal amount of the applicable notes without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such loans will be fully repaid at or prior to Closing and there will be upon the Closing no outstanding amounts due by the Company ESOP with respect to any ESOP Loan; (vi) neither the Company ESOP nor any fiduciary of the Company ESOP has at any time engaged in any non‑exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Company ESOP; (vii) the Company ESOP has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code and Section 4975 of the Code; and (viii) to the Knowledge of the Company, any transaction to which the Company ESOP was at any time a party involving the purchase, sale or exchange of any employer security complied in all respects with the applicable requirements of ERISA and the Code.

(k) All contributions to the Company Plans which are required to have been made by the Company or its Subsidiaries and all payments from the Company Plans with respect to any period ending before the Closing Date have been timely made in all material respects. The Company and its Subsidiaries have properly accrued liabilities for contributions and benefits due under the Company Plans in the Financial Statements as of December 31, 2023, and there are no other accrued liabilities in respect of the Company Plans save and except for liabilities relating to the Company Plans arising after December 31, 2023 in the ordinary course of business consistent with past practices.

(l) No Company Plan provides health or welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service (other than coverage mandated by applicable Laws for which the participant bears the full cost of premiums), and none of the Company, any of its Subsidiaries, nor any ERISA Affiliate has any binding obligation to provide any employees with any such benefits upon their retirement or termination of employment.

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(m) Each Company Plan (and any other program, or arrangement) that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.12(m) of the Company Disclosure Schedule. Each plan, program, or arrangement (if any) identified on Section 3.12(m) of the Company Disclosure Schedule has at all times been documented, operated, and maintained in material compliance with the requirements of Section 409A of the Code.

Section 3.13. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has good and marketable fee simple title to all Owned Real Property and a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries has exclusive possession of each Leased Real Property. Except as set forth on Section 3.13(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Owned Real Property or Leased Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Real Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Section 3.13(c) of the Company Disclosure Letter lists, as of the date hereof, (i) the street address of each parcel of Owned Real Property and Leased Real Property; (ii) for each Leased Real Property, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to the Owned Real Property, the Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of the deeds and other instruments (as recorded), all title insurance policies, opinions, abstracts and surveys, in each case to the extent in the Company’s or its Subsidiaries’ possession. With respect to the Leased Real Property, the Company has delivered or made available to Parent and Merger Sub true, complete and correct copies of all leases related to the Leased Real Property (the “Real Property Leases”) (together with all amendments, guaranties and other material correspondence related thereto). None of the Real Property Leases have been modified in any material respect other than as reflected in the documents made available to Parent and Merger Sub, and the Real Property Leases will be in full force and effect immediately following the Effective Time. The use and occupancy by the Company or its Subsidiaries, as applicable, of the Leased Real Property pursuant to the Real Property Leases are not in breach, violation or non-compliance of or with any applicable Law in any material respect, there are no oral agreements or written forbearance programs in effect as to the Real Property Leases and, to the Knowledge of the Company, no event has occurred, which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder, and the Company has not received any written notice of termination or change to, or received a written proposal with respect thereto, any Real Property Lease as a result of the Transactions contemplated by this Agreement or otherwise.

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(d) There are no Actions pending or, to the Knowledge of the Company, threatened, against or affecting the Owned Real Property or Leased Real Property or any portion thereof or interest therein in the nature of condemnation or eminent domain proceedings. There has been no material destruction, damage or casualty with respect to any of the Owned Real Property or Leased Real Property that has not been fully repaired or restored.

(e) The use and operation of the Owned Real Property and the Leased Real Property in the operation of the business of the Company as currently conducted do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, and the Company has not received written notice of any such violations with respect to the Owned Real Property or the Leased Real Property.

Section 3.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries (A) owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights that are required to operate the Company’s business as presently conducted, and (B) has in the ordinary course of business taken such steps as necessary to maintain and enforce the Intellectual Property Rights owned by Company or such Subsidiary, including by completing such filings and making such payments as may be required to maintain pending applications and issued registrations for any such Intellectual Property Rights; and (ii) (x) there is no pending, and the Company has not since January 1, 2020 received any written notice of any actual or, to the Knowledge of the Company, threatened, Action alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been fully and finally resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

Section 3.15. Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries comply and have in the past five years complied with all applicable Environmental Laws, and possess and comply, and have possessed and complied, with all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as operated during such period; (ii) none of the Company or any of its Subsidiaries has received any written notification alleging that it is liable, or written request for information, pursuant to any applicable Environmental Law, concerning any release, threatened release of, or exposure to, any Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate Governmental Entity or Person without the payment of a settlement and without any ongoing obligations for monitoring, remediation, or other actions; (iii) there are no, and there have not been any, Materials of Environmental Concern at any property currently or, to the Knowledge of the Company, previously owned or occupied by the Company or any of its Subsidiaries under circumstances that have resulted in or are reasonably likely to result in liability of the Company or any of its Subsidiaries under any Environmental Laws; and (iv) none of the Company or any of its Subsidiaries has received any written notice regarding any actual or alleged violation of any Environmental Laws or Environmental Permits, including a notice of violation, a notice of non‑compliance, or notice of requirements. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

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Section 3.16. Taxes. Except as set forth on Section 3.16 of the Company Disclosure Letter:

(a) The Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid all Taxes shown on such Tax Returns as due and owing and all other Taxes required to be paid by it or, where payment is not yet originally due or claimed to be due, the Company has made separate and an adequate provision for such Taxes on the face of the Financial Statements in accordance with GAAP. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company’s most recent Financial Statements outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) No audit or other proceeding with respect to any Taxes due or claimed to be due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed or proposed deficiency resulting from any audit, examination or other proceeding (whether judicial or administrative) relating to Taxes by any Governmental Entity has been timely paid and there is no assessed or proposed deficiency, refund litigation, proposed adjustment or matter in controversy proposed in writing by any Governmental Entity with respect to any Taxes due (or claimed to be due) and owing (or claimed to be owing) by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return or agreed to any extension of time with respect to a Tax assessment, payment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any liability under any Tax allocation, indemnity, sharing or similar agreement, or has any contractual obligation to indemnify or reimburse any other Person with respect to Taxes (excluding (i) customary and commercially reasonable Tax indemnification provisions in (written) commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes and (ii) such agreements solely among two or more of the Company and its Subsidiaries). Section 3.16(d)(ii) of the Company Disclosure Letter lists each agreement described in clause (d)(ii) above.

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(e) The Company and each of its Subsidiaries has timely withheld and remitted all Taxes required to have been withheld and remitted under applicable Law, including without limitation, in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(f) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of any consolidated, combined, unitary or affiliated group for Tax Return purposes, other than a group the common parent of which is the Company or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by operation of Law or otherwise (other than pursuant to customary and commercially reasonable Tax indemnification provisions in (written) commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes and contracts disclosed on Section 3.16(d)(ii) of the Company Disclosure Letter).

(h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) in the two years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries has received any written claim in current year or any of the past three years from a Governmental Entity in a jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction. Other than as expressly set forth in Section 3.16(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any taxable presence in or payment obligation to any jurisdiction other than a jurisdiction within such Person’s country of formation or organization.

(j) Neither the Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulation Section 1.6011‑4(b) (or any similar provision of state, local or foreign Law).

(k) Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, closing agreement, technical advice memorandum, or similar ruling, agreement or memorandum with any taxing authority with respect to any Taxes. Other than as expressly set forth in Section 3.16(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted or otherwise provided any Person any power of attorney that is currently in force or effect with respect to any Tax-related matter.

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(l) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for, or otherwise pay any amount of deferred Taxes in, any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law) by reason of a change in accounting method, incorrect or impermissible use of a method of accounting or otherwise; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) deferred revenue or prepaid amount received on or prior to the Closing Date; (v) election under Section 965(h) of the Code; (vi) any “Subpart F” amounts or inclusions, Code Section 956 amounts or inclusions or “GILTI” or Code Section 951A amounts or inclusions, in each case, relating to or derived from any investments, transactions or earnings or profits attributable to or accruing in taxable period or portion thereof ending on or prior to the Closing Date; (vii) any adjustment in methodology of computing reserves under Section 807 of the Code or discounting unpaid losses under Section 846 of the Code; (viii) action to elect or avail itself of any provision of the CARES Act relating to Taxes or (ix) any “excess loss account” or deferred intercompany gain or loss existing on or prior to the Closing Date.

(m) (i) The Company and each of its Subsidiaries, as applicable, has complied with all applicable requirements under the Code with respect to Insurance Contracts issued or entered into by the Company and/or such Subsidiary, including reporting, withholding and disclosure requirements, and has reported all distributions and payments under such Insurance Contracts in accordance with Tax Laws (including the Code) relevant to such Insurance Contracts, (ii) the Tax treatment of each Insurance Contract is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment either that was purported to apply in written materials provided by the issuer of such Insurance Contract, in each case at the time of its issuance (or any subsequent modification of such Insurance Contract) or for which such Insurance Contract would reasonably have been expected to qualify at the time of issuance (or subsequent modification) and (iii) neither the Company nor any of its Subsidiaries has requested relief from the IRS concerning the qualification of any Insurance Contract issued by the Company and/or such Subsidiary under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder. At no time within the past six (6) years has any taxing authority (including the IRS) examined, challenged or questioned any Tax treatment by the Company or any of its Subsidiaries of any Insurance Contract. The Company and its Subsidiaries have maintained the information necessary to determine each Insurance Contract’s qualification for applicable Tax treatment and to facilitate compliance with Tax reporting, withholding and disclosure applicable to each of the Insurance Contracts. For purposes of this Section 3.16(m), references to “Tax treatment” include, but are not limited to, specific Laws applicable to the Insurance Contracts to qualify for applicable Tax treatment(s) (including monitoring the Insurance Contracts for qualification for such Tax treatment), including Sections 72, 101, 401 through 409A, 412, 415, 457, 817, 7702, 7702A and 7702B of the Code (including related Treasury regulations and administrative guidance) and any similar provision of state, local or non-U.S. Laws, and all related Tax reporting, withholding and disclosures.

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(n) Neither the Company nor any of its Subsidiaries has any outstanding claim or request for (including a request for refund or tax credit relating to or as a result of) any “employee retention credit” or similar Tax refund, credit or benefit amount, and not such credits or refunds previously provided or any other credit, refund, grant, holiday or abatement with respect to Taxes are or could be subject to clawback, repayment or recapture as a result of the transactions contemplated by this Agreement or the failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, refund, grant, holiday or abatement is or was conditioned.

(o) Section 3.16(o) of the Company Disclosure Letter sets forth the following: (i) each election or filing made for each of the last five (5) taxable periods in respect of the Company’s or any of its Subsidiary’s classification for U.S. income tax purposes (including any IRS Form 8832 filing), (ii) with respect to any Subsidiary of the Company formed in a jurisdiction other than a jurisdiction within the United States, such Person’s U.S. income tax classification for each of the last three (3) taxable periods and the current taxable period and (iii) each Person classified (which tax classification is identified on such Company Disclosure Letter) as a “partnership” for any U.S. tax purposes, a “controlled foreign corporation” (within the meaning of Code Section 957) or a “passive foreign investment company” (within the meaning of Code Section 1297), in each case, in which the Company or any of its Subsidiaries currently owns (or has owed within any of the past three (3) years) any interest or equity, other than investment securities held in the Company’s investment portfolio.

Section 3.17. Opinion of Financial Advisor. The Company Board has received the opinion of Feldman Financial Advisors, Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, and qualifications set forth in such opinion, the Merger Consideration to be received by the holders of Shares other than Parent and its Subsidiaries in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders of Shares. A copy of such opinion has been provided to Parent, solely for informational purposes.

Section 3.18. Statutory Statements.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2021, the Company and the Insurance Subsidiary have filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Statutory Statements”), and Company has made available to purchaser prior to the Effective Time copies of the Statutory Statements.

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(b) The financial statements included in such Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the Company or the Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (or shareholders’ equity, as applicable) of the Company or the Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Statutory Statements.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, all deficiencies or violations noted in any examination reports of any Insurance Regulators received by the Company on or after January 1, 2021 have been cured or resolved to the satisfaction of the applicable Insurance Regulator. Without limiting the generality of the foregoing, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, threatened against the Company or the Insurance Subsidiary by any insurance guaranty associations or similar organizations in connection with such association’s or other organization’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Statutory Statements or (ii) as would not have, individually or in the aggregate, a Material Adverse Effect.

(d) Since January 1, 2021, no material fine or penalty has been imposed on the Company or the Insurance Subsidiary by any Insurance Regulator.

Section 3.19. Insurance Regulators.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) there is no written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or the Insurance Subsidiary, (ii) there is no Order or directive by, or supervisory letter or cease-and-desist order from, any Insurance Regulator that is binding on the Company or the Insurance Subsidiary, and (iii) neither the Company nor the Insurance Subsidiary has adopted any board resolution at the request of any Insurance Regulator, in the case of each of clauses (i), (ii) or (iii), that (A) limits the ability of the Company or the Insurance Subsidiary to issue or enter into Insurance Contracts or other reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any investment, (C) limits the ability of the Company or the Insurance Subsidiary to pay dividends or (D) requires any investment to be treated as a “nonadmitted asset” (or the local equivalent), and, in each such case, to the Knowledge of the Company, no such undertaking, Order or directive is threatened and there are no facts or circumstances which may reasonably be expected to give rise thereto.

(b) Except for regular periodic assessments in the ordinary course of business consistent with past practice or assessments based on developments which are publicly known within the insurance industry, to the Knowledge of the Company, no claim or assessment is pending or threatened against the Company or the Insurance Subsidiary that is peculiar or unique to the Company or the Insurance Subsidiary by any state insurance guaranty associations in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company and Insurance Subsidiary has not received, at any time since January 1, 2021, any written notice or, to the Knowledge of Company or Insurance Subsidiary, oral communication from any Insurance Regulator regarding (x) any actual or alleged violation of, or failure on the part of the Company or Insurance Subsidiary to comply in any material respect with, any term or requirement of any insurance license or (y) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any insurance license.

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Section 3.20. Insurance Generally.

(a) All policy and contract forms used by the Company and the Insurance Subsidiary for Insurance Contracts, and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto, have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with such Governmental Entities, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and the Insurance Subsidiary have marketed, sold and issued their Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts. As to premium rates established by the Company or the Insurance Subsidiary that are required to be filed with or approved by any Insurance Regulator, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with all applicable Insurance Laws.

(c) Except as would not have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and the Insurance Subsidiary have appropriately taken credit in their Statutory Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance contract to which it is a party, (ii) none of the Company or the Insurance Subsidiary or, to the Knowledge of the Company, any reinsurer under any reinsurance contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no written notice of intended cancellation has been received by the Company or the Insurance Subsidiary from any such reinsurer, and there are no disputes under any reinsurance contract and (iv) all reinsurance premiums due under the reinsurance contracts have been paid in full or were adequately accrued or reserved for by the Company and the Insurance Subsidiary.

(d) The Insurance Subsidiary and Company is duly licensed to conduct such business, as applicable, in each jurisdiction where the conduct of the business requires such licensing, and is in compliance in all material respects with all laws requiring such licensing and is not subject to any material liability by reason of the failure to be so licensed. All such licenses are valid and in full force and effect and with each jurisdiction identified in Section 3.20(d) of the Company Disclosure Letter. There are no proceedings pending or, to the Knowledge of Company, threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses.

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Section 3.21. Insurance Producers.

(a) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Person, including salaried employees of the Company or the Insurance Subsidiary, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or the Insurance Subsidiary that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business. Except as would not have, individually or in the aggregate, a Material Adverse Effect, no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract and no Producer has breached the terms of any agency or broker contract with the Company or the Insurance Subsidiary or violated any Law or policy of the Companies or its Insurance Subsidiaries in the solicitation, negotiation, writing, sale or production of business.

(b) Since January 1, 2021, the Company and Insurance Subsidiary has not employed and do not employ or contract with any individuals who engage in any activities that required or now require insurance producer, agent or broker licenses (as applicable) in any U.S. jurisdiction (irrespective of whether such individuals are physically located in the United States) unless such individuals hold individual producer, agent or broker licenses, as applicable (each, an “Unlicensed Person”). No Unlicensed Person receives any compensation through commissions or other incentives tied to the placement (or likelihood of placement) of an insurance contract in contravention to the law and any payment to unlicensed persons comply with such laws.

Section 3.22. Reserves and Provisions. The insurance policy reserves or provisions for benefits, claims, losses (including incurred, but not reported, losses and losses in course of settlement), loss adjustment expenses (whether allocated or unallocated) and unearned premiums contained in the Statutory Statements and Financial Statements (a) were, except as otherwise noted in the applicable Statutory Statement or in the Financial Statements, as applicable, determined in all material respects in accordance with generally accepted actuarial standards, (b) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves or provisions in prior fiscal years, except as otherwise noted in the Statutory Statements and Financial Statements, as applicable, and (c) satisfied the requirements of all applicable Insurance Laws in all material respects. Without limiting the generality of the foregoing, the reserves or provisions in the Statutory Statements and in the Financial Statements represented the Company’s best estimate of the ultimate cost of all reported and unreported losses incurred of the Company and its Subsidiaries under all outstanding insurance, reinsurance and other applicable agreements, as of the respective dates of such Statutory Statements and Financial Statements, as applicable.

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Section 3.23. Brokers or Finders. Except as set forth in Section 3.23 of the Company Disclosure Letter, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.24. State Takeover Statutes. Assuming the accuracy of the representation and warranty made in Section 4.4, the Company Board has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “moratorium,” “fair price,” “control share acquisition,” “business combination” or other anti‑takeover Laws (each, a “Takeover Statute”) are applicable to the Transactions. The Company is not a party to any shareholder rights agreement, “poison pill”, or similar anti-takeover agreement or plan.

Section 3.25. Transactions with Affiliates. Except as set forth in Section 3.25 of the Company Disclosure Letter, since January 1, 2021, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, to which the Company or any of its Subsidiaries was or is to be a party, that (i) involved any director or indirect beneficial owner of five percent (5%) or more of the issued and outstanding shares of Common Stock, (ii) any present or former director or officer of such Persons, (iii) involved any Affiliates, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing, or (iv) of a type that would be required to be reported by the Company pursuant to Item 404 of Regulation S‑K promulgated by the SEC.

Section 3.26. Investment Advisory and Investment Company Matters. Neither the Company nor any of its Subsidiaries conducts activities of or is otherwise deemed under Law to control an “investment adviser,” as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether or not registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), of any Person required to be registered as an investment company under the Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act, and neither the Company nor any of its Subsidiaries is a promoter (as such term is defined in Section 2(a)(30) of the Investment Company Act) of any Person that is such an investment company. Neither the Company nor any of its Subsidiaries conducts activities of, controls, owns more than a 20% interest in, or is deemed under applicable Law to control, any Person that is an investment adviser as defined in the Investment Advisers Act, whether or not registered under such Act.

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Section 3.27. Investment Assets.

(a) The Company has provided Parent with a true, correct and complete list of all investment portfolio transactions, including the acquisition of bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures, and other investments, by the Company or any of its Subsidiaries (the “Investment Assets”) that were carried on the books and records of the Company or any of its Subsidiaries as of December 31, 2023. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after December 31, 2023, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances. The Company has provided Parent with a true, correct and complete copy of the investment policies and guidelines of the Company or any of its Subsidiaries, and each of the Investment Assets complies in all material respects with, the investment policies and guidelines of the Company or any of its Subsidiaries.

(b) As of the date hereof, except as set forth in Section 3.27(b) of the Company Disclosure Letter, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not constitute a Material Adverse Effect.

Section 3.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2. Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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Section 4.3. Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of Nasdaq, and (D) the Required Insurance Approvals, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or of any of their respective Subsidiaries or (ii) assuming that any required authorizations, consents and approvals are duly obtained, (x) violate any Order or Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right to termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of either Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Parent or Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Encumbrance creations which would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4. Ownership of Common Stock. Except as disclosed in the Company SEC Documents, none of Parent, any of its Subsidiaries (including Merger Sub) or any of their Affiliates (a) owns (directly or indirectly, beneficially or of record) any Shares or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Shares (other than as contemplated by this Agreement).

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Section 4.5. Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6. Financing. Parent and Merger Sub shall have, immediately prior to the Closing, sufficient funds available to finance and consummate the Transactions.

Section 4.7. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8. Litigation. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.9. Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations of the Company. Except (A) as expressly contemplated by this Agreement, (B) as set forth on Section 5.1 of the Company Disclosure Letter, (C) as required by applicable Law, or (D) as consented to in writing by Parent after the date of this Agreement and prior to the Effective Time, which consent solely for clauses (vii) and (viii) shall not be unreasonably withheld or delayed, the Company agrees that:

(i) each of the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice (except for modifications, suspensions or alterations of operations resulting from, or determined by the Company in good faith to be advisable and reasonably necessary in response to, COVID‑19 or COVID‑19 Measures);

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(ii) the Company will not amend its Articles of Incorporation or its Amended and Restated By-laws and the Company’s Subsidiaries will not amend their certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or dividends to the Company or any of its Subsidiaries, as applicable, solely for the purposes of paying operating expenses in the ordinary course of business consistent with past practices; (B) issue, sell, grant, transfer, pledge, dispose of or encumber or authorize or propose to issue, sell, grant, transfer, pledge, dispose of or encumber any additional shares of capital stock or other Rights of the Company or any of its Subsidiaries (including treasury stock), other than in respect of the shares of capital stock of the Company or any of its Subsidiaries reserved for issuance on the date of this Agreement and issued pursuant to the exercise or settlement of awards outstanding under the Company Stock Plan as of the date of this Agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of capital stock or other Rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries (other than (1) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (2) the acquisition by the Company of Rights pursuant to the Company Stock Plan);

(iv) except as required by applicable Law or under the terms of any Company Plan in effect as of the date of this Agreement, the Company will not and will not permit its Subsidiaries to increase the compensation payable or to become payable to any of its or their officers, directors or employees, or any natural person engaged as a consultant, or enter into, establish, amend or terminate any Company Plans, except (A) for new hires or (B) increases in salaries, wages and benefits of employees who are neither directors nor officers of the Company made in the ordinary course of business consistent with past practice (provided that such increases shall not, in the case of any individual employee, exceed 10%, or in the aggregate, exceed 5% of such salaries, wages and benefits on the date hereof);

(v) neither the Company nor any of its Subsidiaries will, except in the ordinary course of business consistent with past practice (A) incur or assume any Indebtedness (other than Indebtedness between the Company and any of its Subsidiaries or between its Subsidiaries, or in connection with the refinancing of any Indebtedness that exists as of the date of this Agreement), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), or (C) make any material loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company);

(vi) neither the Company nor any of its Subsidiaries will make any acquisition of or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other Person (other than a Subsidiary of the Company), except for acquisitions or dispositions of (A) investment securities in the Company’s investment portfolio in the ordinary course of business consistent with past practice, or (B) Owned Real Property or Leased Real Property valued not in excess of $250,000 individually;

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(vii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or settle any claims involved in any Action, other than the payment, discharge, waiver or settlement of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice, or (B) reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements) for amounts not in excess of those so reflected or reserved;

(viii) neither the Company nor any of its Subsidiaries will materially change any of the accounting methods, principles or practices used by it unless required by a change in GAAP, Applicable SAP or Law;

(ix) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets with a value in excess of $10 million, individually or in the aggregate, except in this clause (B), in the ordinary course of business consistent with past practice;

(x) neither the Company nor any of its Subsidiaries will adopt any shareholder rights plan;

(xi) neither the Company nor any of its Subsidiaries will enter into any new business line that is outside their existing businesses as of the date hereof (or a business complementary thereto or a natural extension thereof), to the extent doing so would be material to the Company and its Subsidiaries taken as a whole;

(xii) neither the Company nor any of its Subsidiaries will enter into any material reinsurance transaction other than those proposed to be entered into prior the Closing as set forth on Section 5.1(xii) of the Company Disclosure Schedule;

(xiii) neither the Company nor the Insurance Subsidiary will alter or amend in a manner that is material to the financial condition of the Company and the Insurance Subsidiary, taken as a whole, any existing financial, underwriting, pricing, claims, claims handling, risk retention, reserving, investment or actuarial practice, guideline or policy, or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, Applicable SAP or Law;

(xiv) make, change or revoke any income Tax or other material Tax election, elect or change any material method of accounting for Tax purposes, file any Tax Return or incur any Tax outside of the ordinary course of business, waive or extend any assessment or collection period in respect of Taxes, waive, surrender or cancel any right to any Tax asset, refund or credit, settle or otherwise resolve any Action in respect of Taxes, enter into any tax sharing, indemnity, reimbursement or similar contract in respect of Taxes (customary and commercially reasonable Tax indemnification provisions in commercial contracts entered into in the ordinary course of the Company’s business and not primarily relating to Taxes), or change or any position contrary to an Insurance Contract’s Tax treatment (within the meaning of Section 3.16(m) of this Agreement).

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(xv) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2. Takeover Proposal.

(a) Subject to the terms of this Section 5.2, from and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, cease any discussions or negotiations with any third party Person or its Representatives that may then be ongoing with respect to a Takeover Proposal and shall (x) use its reasonable best efforts to have returned to the Company or destroyed any confidential information that has been provided in any such discussions or negotiations; (y) cease providing any further information with respect to the Company or any Takeover Proposal to any such Person or its Representatives; and (z) immediately terminate all access granted to any such Person or its Representatives to any physical or electronic data room (or any other due diligence access). From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was made (and not withdrawn) after the date of this Agreement and prior to the receipt of the Shareholder Approval, in circumstances not involving a breach of this Agreement, the Company Board determines in good faith, after considering applicable provisions of state Law and after consultation with outside counsel, that a failure to do so would be inconsistent with the fiduciary duties of directors under Pennsylvania Law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(b) and Section 5.2(c), (A) request information from the Person making such Takeover Proposal for the sole purpose of the Company Board informing itself about the Takeover Proposal that has been made and the Person that made it, (B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (1) such Acceptable Confidentiality Agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party (provided, further, that substantially concurrently such delivery, the Company delivers or makes available to Parent such nonpublic information that was not previously made available to Parent), and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee, investment banker, attorney or other advisor or Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company. From and after the date of this Agreement, the Company agrees not to waive or fail to enforce any provision of any confidentiality or standstill agreement to which it is a party relating to a potential or actual Takeover Proposal (unless the Company Board determines in good faith, after considering applicable provisions of applicable Law and after consultation with outside counsel, that enforcing or not waiving such provision would otherwise prevent a Takeover Proposal from being made to the Company).

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(b) Except as expressly permitted in this Section 5.2(b), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement, the Merger or the other Transactions, (ii) approve, determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Superior Proposal that was made after the date hereof and prior to the receipt of the Shareholder Approval in circumstances not involving a breach of this Agreement, after considering applicable provisions of applicable Law and after consultation with outside counsel, that the failure to do so would be inconsistent with the fiduciary duties of directors under Pennsylvania Law, the Company Board may (subject to compliance with this sentence and to compliance with Section 5.2(a) and Section 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other Transactions or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement; provided, however, that any actions described in clause (x), (y) or (z) may be taken only (1) after the third (3rd) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, (2) if the Company has negotiated in good faith with Parent during such notice period, to the extent Parent requests to negotiate, to enable Parent to propose revisions to the terms of this Agreement, (3) if, following the end of such notice period, the Company Board shall have considered in good faith any written revisions to the terms of this Agreement proposed by Parent, and shall have determined in good faith (after consultation with an independent financial advisor and receiving the advice of outside counsel) that the Superior Proposal would nevertheless continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect, and (4) if in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above of this proviso and a new notice period under clause (1) of this proviso shall commence during which time the Company shall be required to comply with the requirements of this Section 5.2(b) anew with respect to such additional notice pursuant to clauses (1) through (4) above of this proviso.

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(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly (and in any event within twenty-four hours) advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the other Transactions, or in exercising any of its other rights under Section 5.2(a) or Section 5.2(b).

(d) Nothing contained in this Section 5.2 or Section 6.6 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with outside counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination of advisability or recommendation of this Agreement, the Merger and the other Transactions or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of Proxy Statement.

(a) As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation and the opinion of the Financial Advisor described in Section 3.17, and the Company shall use reasonable best efforts to obtain the Shareholder Approval. Without limiting the foregoing, the Company shall engage a proxy solicitation firm and information agent, actively attempt to contact and obtain votes from the Company’s shareholders (including its retail shareholders with meaningful holdings of Shares), and work with the Company’s transfer agent and inspector of elections to facilitate obtaining the Shareholder Approval.

(b) Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement of all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and will provide Parent and its counsel the opportunity to review and comment on the Company’s proposed response thereto. The Company will respond promptly to any such comments from the SEC or its staff.

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(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2. Shareholders Meeting.

(a) The Company shall take all actions in accordance with applicable Law, its constituent documents and the rules of Nasdaq to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of considering and taking action to approve this Agreement (including any adjournment or postponement thereof, the “Special Meeting”) as soon as practicable following the date hereof. Notwithstanding anything to the contrary contained in this Agreement, (x) the Company in its sole discretion may adjourn or postpone the Special Meeting after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, and (y) the Company shall adjourn or postpone the Special Meeting if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting.

(b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates, if any, in favor of the approval of the Merger and the approval of this Agreement.

Section 6.3. Reasonable Best Efforts. Subject to Section 6.3(d):

(a) Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity or Insurance Regulator) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, including the Required Insurance Approvals, and (iv) the execution and delivery by the Company of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. At least two (2) Business Days prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall confirm in writing to each other that they are ready, willing, and able to effect the Closing of the Transactions (the “Closing Confirmation”).

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(b) Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, and provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the parties hereto shall use reasonable best efforts to effect such transfers.

(c) The Company and Parent shall use reasonable best efforts to obtain the Required Insurance Approvals as promptly as practicable in each relevant jurisdiction and shall use reasonable best efforts to respond, as promptly as practicable, to any inquiries received from any Insurance Regulator or other Governmental Entity in connection with insurance regulatory matters, as promptly as practicable. Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Insurance Regulator or other Governmental Entity with respect to the Transactions under any Insurance Law. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(c) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(c).

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(d) Notwithstanding Section 6.3(a) through Section 6.3(c) or any other provision of this Agreement to the contrary, in no event shall Parent or its Subsidiaries (including Merger Sub and, after the Closing, the Surviving Corporation and its Subsidiaries) or Affiliates be required to agree to, or the Company be permitted to agree to, (i) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, including after giving effect to the Transactions, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, (iii) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or any Subsidiary of the Company, (iv) would require Parent or any of its Affiliates to contribute additional capital and surplus to the Insurance Subsidiary in an amount materially in excess of that which would be required to meet the capital targets projected in the financial projections and plan of operations submitted to the Insurance Regulator in the Form A or to enter into or provide any keep-well, capital maintenance agreement or similar arrangement that would obligate Parent or any of its Affiliates to maintain capital or surplus of the Insurance Subsidiary in an amount materially in excess of that which would be required to meet the aforementioned capital targets, in each case so long as such capital targets projected in such financial projections or plan of operations have a risk based capital in all quarters of at least the reasonable amount expected to be included in similarly situated companies, (v) impose any dividend limitation other than those provided under Law, (vi) would materially and adversely affect the economic benefits reasonably anticipated by Parent and its Affiliates to be derived under this Agreement or in connection with the transactions contemplated hereby, or (vii) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations, including after giving effect to the Transactions (any such action or limitation described in clauses (i) through (vii) of this Section 6.3(d), a “Restriction”). Nothing in this Section 6.3(d) shall require any party to take or agree to take any such action with respect to its business or operations pursuant to this Section 6.3(d) unless the effectiveness of such agreement or action is conditioned upon the Closing.

Section 6.4. Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt notice to the Company of (a) the occurrence or non‑occurrence of any event whose occurrence or non‑occurrence would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect that would cause any condition to the Merger to fail to be satisfied, at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.5. Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to provide, and shall cause its Subsidiaries to provide, Parent and its representatives, from time to time from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement, reasonable access during normal business hours to (i) the Company’s and its Subsidiaries’ respective senior officers, offices, properties, books, contracts, commitments, personnel and records, (ii) such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law or agreement, or interfere unreasonably.

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Section 6.6. Publicity. Neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, if practicable, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, is required by Law or by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority and except as may be requested by a Governmental Entity.

Section 6.7. Indemnification.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions, in each case to the fullest extent permitted under Pennsylvania Law. Parent shall cause the Surviving Corporation to pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by Pennsylvania Law, subject to receipt of an undertaking by or on behalf of the Indemnified Party to repay the amount if it is ultimately determined that the Indemnified Party is not entitled to be indemnified by the Company under Pennsylvania Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation, (ii) Parent shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure to so notify an indemnifying party shall not relieve it from any liability which it may have under this Section 6.7 except to the extent such failure materially prejudices such party). The Indemnified Parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is a conflict on any significant issue between the positions of any two or more Indemnified Parties.

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(b) From the Effective Time and for a period of six (6) years thereafter, Parent shall, or shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent shall, or shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, however, that, in lieu of the foregoing insurance coverage, the Company, if requested by Parent, shall purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage substantially similar in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium for the coverage period for such “tail” insurance policy.

(c) The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Articles of Incorporation and the Amended and Restated Bylaws of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would diminish or adversely affect the rights of an Indemnified Party thereunder as of the Effective Time of any individual who at the Effective Time is an Indemnified Party, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the governing documents of the Company and any of its Subsidiaries, under Pennsylvania Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The rights under this Section 6.7 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e) In the event that Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

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(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies; provided, however, that following the Closing there shall be no obligation to continue or extend such policies.

Section 6.8. Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9. Employee Matters.

(a) Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, Parent, the Surviving Corporation or another Subsidiary of the Surviving Corporation (any such parties employing employees of the Company or a Subsidiary, the “Parent Employers”) (i) agrees to retain each employee of the Company and its Subsidiaries who remain employed at the Effective Time (collectively, the “Continuing Employees”) in a comparable position that is no less favorable to such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) provide for each Continuing Employee (A) at least the same base salary and wage rate, (B) short- and long-term target incentive compensation opportunities that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time (provided that Parent shall not be obligated to provide such incentives in the form of equity or equity-based awards) and (C) employee benefits (excluding equity and equity-based awards) which are substantially comparable in the aggregate (including with respect to the proportion of employee cost) to those provided to such Continuing Employee immediately prior to the Effective Time.

(b) Any employee of the Company or its Subsidiaries (excluding employees who become parties to, simultaneously with the execution of this Agreement, either an employment agreement with a Parent Employer or a settlement agreement with respect to an employment or other arrangement with Parent, the Company and/or the Company’s Subsidiary, each as identified on Section 6.9(b) of the Company Disclosure Schedule (the “Contract Employees”)) who is employed by the Company or its Subsidiaries as of the Effective Time and who either (i) is not offered comparable employment by the Parent Employers as of the Effective Time; or (ii) accepts employment with the Parent Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to the severance benefits described in Section 6.9(c) below.

(c) Where an employee of the Company or its Subsidiaries is entitled to be paid severance benefits as provided in Section 6.9(b) above, such severance benefits shall be equal to two (2) weeks’ of base salary for each full year of service with the Company or its Subsidiaries, or predecessor of the Company or its Subsidiaries, with a minimum of four (4) weeks’ of base salary and a maximum of twenty-six (26) weeks of base salary, in all cases subject to such employee’s execution of a release of claims in a form reasonably satisfactory to Parent and payable in a lump sum on the first payroll following the lapse of the revocation period in the applicable release agreement. Notwithstanding the foregoing, the severance payments described above shall not apply to any employee of the Company or its Subsidiaries who has or is a party to any employment agreement, severance agreement or change in control agreement with the Company or its Subsidiaries.

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(d) In the cases not covered by subsections (b) and (c) above, if the employment with the Parent Employer of any employee of the Company or its Subsidiaries is terminated, such employee shall be entitled to severance in accordance with the then existing severance policy of the Surviving Corporation or its successor.

(e) Parent agrees that the Surviving Corporation shall cause the Surviving Corporation’s employee benefit plans established following the Closing Date (if any) and any other employee benefit plans covering the Continuing Employees following the Effective Time (collectively, the “Post-Closing Plans”), to recognize the service of each Continuing Employee (to the extent such service was recognized by the Company) for purposes of eligibility, vesting and determination of the level of benefits (but not for benefit accrual purposes under a defined benefit pension plan) under the Post-Closing Plans, to the extent such recognition does not result in the duplication of any benefits.

(f) For the calendar year including the Effective Time, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the Post-Closing Plans that provide medical, dental and other welfare benefits (collectively, the “Post-Closing Welfare Plans”) to the extent amounts were previously credited for such purposes under comparable Company Plans that provide medical, dental and other welfare benefits.

(g) As of the Effective Time, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion or requirement to show evidence of good health was already in effect with respect to such employees and has not been satisfied under the applicable Company Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).

(h) The Company shall, and shall cause the Insurance Subsidiary to, take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the Company’s employee stock ownership plan (the “Company ESOP”) prior to or simultaneous with the Effective Time, as applicable. Effective on the fifth (5th) Business Day before the Effective Time, the Company ESOP shall be amended to freeze the plan and convert the ESOP into a profit sharing plan (the “ESOP Freeze Date”). No new participants shall be admitted on or after the ESOP Freeze Date. The Company shall, and shall cause the Insurance Subsidiary to, direct the Company ESOP trustee to repay all outstanding indebtedness of the Company ESOP (including any ESOP Loan) by delivering a sufficient number of unallocated shares of the Common Stock to the Company at least five (5) Business Days prior to the Effective Time, with each remitted share to be valued equal to the closing price of the Common Stock on the day immediately prior to the ESOP Freeze Date. After repayment of the outstanding indebtedness of the Company ESOP (including any ESOP Loan) and the exchange of the shares of Common Stock for the Merger Consideration, the Merger Consideration received upon conversion of the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP’s suspense account after repayment of the ESOP Loan and conversion of the Shares into the Merger Consideration shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the ESOP Freeze Date based on their account balances under the Company ESOP as of the ESOP Freeze Date. Post-closing, the Surviving Corporation shall take action to merge the ESOP with and into the Surviving Corporation’s 401(k) plan or that of a member of the controlled group. The Company, the Insurance Subsidiary, and following the Effective Time, Parent, the Surviving Corporation and the Insurance Subsidiary, will adopt such amendments to the Company ESOP to effect the provisions of this Section 6.9(h).

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(i) The Parent Employers shall honor those Employment Obligations listed on Section 6.9(i)(i) of the Company Disclosure Schedule. Section 6.9(i)(ii) of the Company Disclosure Schedule set forth each change in control agreement among the Company, the Insurance Subsidiary and an employee of the Company or its Subsidiaries (each, an “ICC CIC Agreement”).

(j) The Company and Parent shall mutually agree on the employees, if any, to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

(k) On or within forty-five (45) calendar days following the date hereof, the Company shall, and shall cause the Insurance Subsidiary, as applicable, to amend, with each such amendment reasonably acceptable to Parent and with such amendments effective as of the Effective Time, (i) the Sutherland SERP to provide that (A) the benefits provided thereunder will vest fully on the earlier of (x) the existing vesting schedule, or (y) Mr. Sutherland’s separation from employment and (B) “Cause” for purposes of Article II.A.2. of the Sutherland SERP shall be limited to clauses (i), (ii), (iii), (iv) and (v) (without regard to Moral Turpitude (as defined in the Sutherland Employment Agreement)) of the definition of “Cause” under the Sutherland Employment Agreement, and (ii) each ICC CIC Agreement involving a Continuing Employee to permit such Continuing Employee to provide a Notice of Termination (as defined in such ICC CIC Agreement) to Employer (as defined in such ICC CIC Agreement) for a period of twelve (12) months following the Effective Time and receive the benefits thereunder in connection with any separation from service for “good reason” (as defined in such ICC CIC Agreement).

(l) For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment and policies of the Surviving Corporation under which an employee’s benefits depend, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries or predecessors prior to the Effective Time; provided that such crediting of service does not result in duplication of benefits and that such service would have been recognized under the corresponding Company Plan.

(m) The provisions of this Section 6.9 shall be binding upon and inure solely to the benefit of the respective parties to this Agreement, and nothing in this Section 6.9, express or implied, shall confer upon any Company Employee, legal representative or beneficiary thereof, or any other person any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits, of any nature or kind whatsoever under this Agreement. Nothing contained in this Section 6.9, express or implied (i) shall be construed to establish, amend or modify any Company Plan, Post-Closing Plan or other benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of such entities.

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Section 6.10. Takeover Statutes. Each of the Company, Parent, Merger Sub and their respective boards of directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of any Takeover Statutes that become or are deemed to be applicable to the Company, Parent, Merger Sub or the Transactions, to be inapplicable to the foregoing.

Section 6.11. Shareholder Litigation. Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any shareholder litigation against any party and/or its respective directors relating to the Transactions, whether commenced prior to or after the execution and delivery of this Agreement. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any shareholder of the Company relating to this Agreement, the Merger or any other Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.

Section 6.12. Corporate Governance. Following the Effective Time, (i) the directors and officers of the Surviving Corporation will be as determined by Parent, except that Arron Sutherland will serve as President and Chief Executive Officer of the Surviving Corporation, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and (ii) the board of directors of the Insurance Subsidiary shall consist of nine directors, designated by Parent, including (a) two (2) non‑employee directors, each of whom are initially proposed by the Company and are mutually acceptable to both the Company and Parent, and (b) Arron K. Sutherland, subject only to any applicable regulatory approvals, with each such director to hold office until his or her successor having been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

Section 6.13. Increase to Loss Reserves. The Company shall cause the Insurance Subsidiary to record a $2 million addition to its loss reserves immediately prior to the Closing, provided that the Company’s obligation to perform this covenant shall only arise upon Parent’s written notification to the Company that it is prepared to deliver the certificate described in Section 7.3(c) at the Closing.

Section 6.14. Sutherland Waiver. On or prior to the date hereof, the Company and Mr. Sutherland shall have entered into an amendment to Sutherland Employment Agreement in a form mutually agreed by the parties thereto and Parent.

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ARTICLE VII

CONDITIONS

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent and Merger Sub to the extent permitted by applicable Law, except for the condition set forth in clause (ii) of Section 7.1(b), which may be waived in whole or in part by Parent and Merger Sub:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained.

(b) Governmental Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, any Insurance Regulator or Governmental Entity set forth on Section 7.1(b) of the Company Disclosure Letter under any Insurance Law shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents, the “Required Insurance Approvals”), and all such Required Insurance Approvals shall be in full force and effect without the imposition of a Restriction.

(c) No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that, subject to Section 6.3, each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.

Section 7.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company contained in this Agreement (other than those specified in clause (ii) below) shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) The representations and warranties of the Company contained in Section 3.1, Section 3.2, Section, 3.3, Section 3.4 and Section 3.23 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing, as though made at and as of such time (or, if made as of a specific date, at and as of such date).

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(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Orders or Laws. No Order or Law shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which imposes any Restrictions on Parent, the Company or their respective Affiliates.

(d) Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer and chief financial officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(e) USRPHC Certification. The Company shall have provided to Parent, a properly executed certificate and in a form reasonably satisfactory to Parent, dated as of the Closing Date, in accordance with Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code, together with an executed notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects (or with respect to any covenant or agreement qualified by materiality, in all respects) with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer of Parent or Merger Sub, as applicable, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4. Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other Transactions to the extent required by and subject to Section 6.3.

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ARTICLE VIII

TERMINATION

Section 8.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been consummated on or before four (4) months after the date of this Agreement (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; provided further, however, that, if, on the Outside Date, any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended by thirty (30) days; provided further, however, that, if, on the Outside Date (as extended), any of the conditions to the Closing set forth in Section 7.1(b) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be automatically extended by another 30-day period;

(ii) a permanent injunction or other Order which is final and nonappealable shall have been issued or taken restraining or otherwise prohibiting consummation of the Merger or any of the other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction or other Order to the extent required by and subject to Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares, provided, however, that the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) is subject to the Company’s compliance with Section 6.2(a);

(c) by the Company prior to the receipt of the Shareholder Approval, if the Company Board or any committee thereof authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal and the Company concurrently enters into such definitive agreement with respect to such Superior Proposal; provided that the Company shall have complied with all provisions of Section 5.2;

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(d) by Parent prior to the receipt of the Shareholder Approval, if the Company Board or any committee thereof shall have made an Adverse Recommendation Change, or the Company Board or any committee thereof shall have resolved to make any Adverse Recommendation Change;

(e) by Parent, if the Company breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured (or cannot be cured) by the earlier of (A) thirty (30) days after the giving of the written notice to the Company of such breach and (B) the Outside Date (provided that Parent is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement); or

(f) by the Company, if Parent or Merger Sub breaches or fails to perform or comply with any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) has not been cured (or cannot be cured) by the earlier of (A) thirty (30) days after the giving of the written notice to Parent of such breach and (B) the Outside Date (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement).

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, except as otherwise set forth in this Section 8.2, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform an agreement or covenant hereof, such party shall not be relieved of any liability to the other party as a result of such failure or breach, and in the case of fraud or willful breach of this Agreement by either party, the other party shall be entitled to pursue all damages and other remedies that may be available to it; provided further, however, that the provisions of Section 6.5 relating to confidentiality, Section 6.6, this Section 8.2, Section 8.3, Section 10.3 and Article IX hereof shall survive such termination.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, the Company or senior management of the Company shall have received or there shall have been publicly announced a bona fide Takeover Proposal that has not been withdrawn or abandoned prior to such termination and (i) (A) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(b)(i) and the Company shall have failed to obtain the Shareholder Approval or (B) thereafter this Agreement is terminated by the Company pursuant to Section 8.1(b)(iii) and (ii) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Takeover Proposal (whether or not the same Takeover Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $2,500,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b) all references in the definition of “Takeover Proposal” to “20%” shall be to “50%”.

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(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(d), the Company shall, within two (2) Business Days following such termination, pay Parent, by wire transfer of same day funds, a fee equal to the Termination Fee.

Section 8.3. Enforcement Costs. The parties acknowledge that the agreements set forth in Sections 8.2(b) and 8.2(c) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to Sections 8.2(b) and 8.2(c), the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement for such amount against the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Waivers. Subject to applicable Law, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after approval of this Agreement by the shareholders of the Company and Merger Sub. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2. Non‑survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive after the Effective Time.

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Section 9.3. Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and sent by nationally recognized overnight courier service or by electronic mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 prior to 5:00 p.m. (Central Time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail to the address specified in this Section 9.4 later than 5:00 p.m. (Central Time) on any date and earlier than 12:00 a.m. (Central Time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications shall be as follows:

(a) if to Parent or Merger Sub, to:

Mutual Capital Holdings, Inc.

41908 Route 6

Wyalusing, Pennsylvania 18853

Telephone No.: (570) 746-9520

Email Address: rmauer@mutualcapitalgrp.com

Attention: Reiner R. Mauer

with a copy to:

Locke Lord LLP

111 S. Wacker Drive

Chicago, Illinois 60606

Telephone No.: (312) 443-0700

Email Address: bpritchard@lockelord.com

Attn: J. Brett Pritchard

(b) if to the Company, to:

ICC Holdings, Inc.

225 20th Street

Rock Island, Illinois 61201

Telephone No.: (309) 793-1700

Email Address: arrons@ilcasco.com

Attention: Arron K. Sutherland

with a copy to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Telephone No.: (610) 205-6000

Email Address: sunjeet.gill@stevenslee.com

Attention: Sunjeet S. Gill

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Section 9.5. Counterparts. This Agreement may be executed by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement, including the Company Disclosure Letter) and, prior to the Closing, the Confidentiality Agreement, (a) reflect the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Sections 2.3(c) and 6.7, solely to the extent stated therein, are not intended to and shall not confer upon any Person other than the parties to this Agreement and the Confidentiality Agreement (and their permitted assigns) any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred).

Section 9.7. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the Transactions, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 9.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law of the Laws of the Commonwealth of Pennsylvania.

Section 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. Any attempted assignment in violation of this Section 9.9 shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10. Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal or state court sitting in the County of Philadelphia, Commonwealth of Pennsylvania (and the applicable appellate courts thereof) (the “Chosen Courts”) in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the Chosen Courts, or that any such dispute brought in such court has been brought in an inconvenient forum.

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Section 9.11. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in such event. The parties accordingly agree that the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees not to oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to prove damages or provide any bond or other security in connection with any such order or injunction.

Section 9.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1. Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Acceptable Confidentiality Agreement	10.2
Acquisition Agreement	5.2(b)
Action	10.2
Affiliates	10.2
Agreement	Preamble
Anti-Corruption Laws	3.8(b)
Applicable SAP	10.2
Articles of Incorporation	3.2(d)
Book-Entry Shares	2.1(a)
Business Day	10.2
CARES Act	10.2
Certificates	2.1(a)

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Chosen Courts	9.10
Closing	1.2
Closing Confirmation	6.3(a)
Closing Date	1.2
Code	10.2
Common Stock	3.4(a)
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III
Company ESOP	6.9(h)
Company Options	3.4(a)
Company Permits	3.8(a)
Company Plan	3.12(a)
Company Recommendation	3.2(c)
Company Restricted Stock Unit	2.3(a)
Company SEC Documents	3.5(a)
Company Stock Plan	10.2
Confidentiality Agreement	10.2
Continuing Employees	6.9(a)
Contract Employees	6.9(b)
Covered Employees	3.12(a)
COVID‑19	10.2
COVID‑19 Measures	10.2
Effective Time	1.3
Encumbrance	10.2
Environmental Laws	10.2
Environmental Permits	10.2
ERISA	3.12(a)
ERISA Affiliate	3.12(b)(vi)
ERISA Group	3.12(b)(vi)
Escrow Account	2.2(a)
ESOP Freeze Date	6.9(h)
Exchange Act	3.3(a)
Financial Advisor	3.17
Financial Statements	3.5(a)
GAAP	3.5(a)
Governmental Entity	3.3(a)
ICC CIC Agreement	6.9(i)
Indebtedness	10.2
Indemnified Liabilities	6.7(a)
Indemnified Parties	6.7(a)
Insurance Contract	10.2
Insurance Law	10.2
Insurance Regulator	10.2
Intellectual Property Rights	10.2
Investment Advisers Act	3.26

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Investment Company Act	3.26
IRS	10.2
Knowledge	10.2
Law	10.2
Leased Real Property	10.2
Material Adverse Effect	10.2
Material Contract	3.9(a)
Materials of Environmental Concern	10.2
Maximum Premium	6.7(b)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nasdaq	3.3(a)(iv)(C)
Order	10.2
Outside Date	8.1(b)(i)
Owned Real Property	10.2
Parent	Preamble
Parent Employers	6.9(a)
Parent Owned Shares	Recitals
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Pennsylvania Law	1.1
Permitted Encumbrances	10.2
Person	10.2
Post-Closing Plan	6.9(e)
Post-Closing Welfare Plan	6.9(f)
Preferred Stock	3.4(a)
Producers	3.21
Proxy Statement	3.10
Real Property Leases	3.13(c)
Representatives	5.2(a)
Required Insurance Approvals	7.1(b)
Restraints	7.1(c)
Restriction	6.3(d)
Rights	3.4(a)
SEC	10.2
Securities Act	3.5(a)
Shareholder Approval	3.2(b)
Shares	Recitals
Site	10.2
SOX	3.5(a)
Special Meeting	6.2(a)
Statement of Merger	1.3
Statutory Statements	3.18(a)
Shareholder Approval	3.2(b)
Subsidiary	10.2

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Superior Proposal	10.2
Surviving Corporation	1.1
Takeover Proposal	10.2
Takeover Statute	3.19
Tax	10.2
Tax Return	10.2
Transactions	2.2(e)
Unlicensed Person	3.21

Section 10.2. Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that contains provisions (other than with respect to any immaterial provisions) that are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Adverse Recommendation Change” means if the Company Board or any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval, determination of advisability or recommendation by the Company Board or such committee of this Agreement, the Merger or the other Transactions, (ii) approve, determine to be advisable or recommended, or propose publicly to approve, determine to be advisable or recommend, any Takeover Proposal, (iii) fail to publicly reaffirm the recommendation of this Agreement on or prior to the earlier of (A) five (5) Business Days of a written request by Parent to make such public reaffirmation and (B) three (3) Business Days prior to the date of the Special Meeting following the receipt by the Company of a public Takeover Proposal, (iv) fail to recommend this Agreement in the Proxy Statement when filed with the SEC or disseminated to the Company’s shareholders, or (v) cause the Company to enter into any an Acquisition Agreement related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement).

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Applicable SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable Insurance Regulator under applicable Insurance Law.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or Order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

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“Cause” means a recipient’s (a) conviction of a felony, (b) willful failure to implement reasonable directives of a senior employee, or (c) gross misconduct in connection with the performance of any of recipient’s duties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Stock Plan” means the ICC Holdings, Inc. 2016 Equity Incentive Plan.

“Confidentiality Agreement” means that certain letter agreement between the Company and Parent, dated March 7, 2024.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument and (c) all obligations under capital leases.

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Company or any of its Subsidiaries.

“Insurance Law” means all Laws applicable to the business of insurance or the regulation of insurance companies, whether Federal, national, provincial, state, local, foreign or multinational, and all applicable orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulator” means any Governmental Entity regulating the business of insurance under Insurance Laws.

“Insurance Subsidiary” means Illinois Casualty Company, an Illinois insurance company.

“Intellectual Property Rights” means (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals thereof, (iii) copyrights and copyrightable works and all applications and registrations thereof, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) web site addresses and Internet domain names, and registrations therefor, (vii) moral and economic rights of authors and inventors and (viii) all other similar proprietary rights whether now known or hereafter recognized in any jurisdiction.

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“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Parent, the actual knowledge (after reasonable inquiry) of the Chairman & Chief Executive Officer and Chief Financial Officer of Parent and (ii) with respect to the Company, the actual knowledge (after reasonable inquiry) of the following executive officers of the Company: Chief Executive Officer; Chief Financial Officer; and General Counsel.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Leased Real Property” means all real property leased or subleased (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the ability of the Company to consummate the Merger, or (ii) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in such industries, (C) any decline in the market price or trading volume of the Common Stock, or in the Company’s credit rating or financial strength rating, (D) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers or partners, (G) any change as a result of, or in connection with, the Company’s 2024 annual meeting of shareholders, (H) any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations thereof), (I) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and any of its Subsidiaries operate, (J) any hurricane, tornado, flood, earthquake or other natural disaster or (K) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, in each case, in connection with or in response to SARS‑CoV‑2 or COVID‑19 (together, “COVID‑19”) and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (all of the foregoing, “COVID‑19 Measures”), including any change, effect, event, occurrence, development, condition or fact with respect to COVID‑19 or the COVID‑19 Measures or any escalation or worsening thereof (including any subsequent waves).

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“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste, or pollutant, contaminant and terms of similar import, which is defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Owned Real Property” means all real property reflected in the latest audited balance sheet included in the Company SEC Documents as owned by the Company or any Subsidiary of the Company or real property acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business), together with all buildings, structures and facilities owned by the Company or any Subsidiary and located thereon.

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company or any of its Subsidiaries that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and payable and have arisen in the ordinary course of business consistent with past practice, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or any of its Subsidiaries arising or incurred in the ordinary course of business consistent with past practice or for amounts that are not delinquent or that are being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, expected to have a Material Adverse Effect, (v) Encumbrances that relate to rights reserved to or vested in any Governmental Entity to control or regulate any of the properties or assets of the Company or any of its Subsidiaries, (vi) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vii) other imperfections or irregularities in title, charges, easements, rights of way, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, covenants, restrictions and other customary Encumbrances on title to or use of real property, (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments of stoops, cellar steps, trim and cornices, if any, upon any street or highway; provided, however, that in the case of clauses (vi) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, and (xi) as to any Leased Real Property, any Encumbrance placed by a developer or lessor thereof, or otherwise affecting the interest of the lessor thereof.

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“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, (i) that would be required to be consolidated in such party’s financial statements under GAAP as adopted (whether or not yet effective) in the United States or (ii) of which at least 50% of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries; provided, that, in the case of Parent, “Subsidiary” shall not include any pension funds of the Subsidiaries of Parent.

“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (with all references to “20%” in the definition of Takeover Proposal being deemed to be references to “100%”) that was not the result of a violation of Section 5.2 and that the Company Board determines in good faith (after consultation with an independent financial advisor and receiving the advice of outside counsel) (i) is in the best interests of the Company, (ii) is more favorable to the shareholders of the Company from a financial point of view, than the Merger, (iii) is no less favorable to the shareholders of the Company with respect to the certainty and timing of closing and payment than the Merger, and (iv) for which the third party has demonstrated that the financing for such offer, if any, is fully committed.

“Sutherland Employment Agreement” means the Employment Agreement, dated as of October 5, 2016, between the Insurance Subsidiary and Arron K. Sutherland.

“Sutherland SERP” means the Deferred Compensation Agreement, dates as of January 1, 2021, between Arron K. Sutherland, the Company and the Insurance Subsidiary

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“Takeover Proposal” means any transaction or series of related transactions involving (i) any direct or indirect acquisition or purchase by any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) of (A) 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (B) equity securities of the Company which together with any other equity securities of the Company beneficially owned by such Person or group of Persons would equal 20% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving (1) the Company or (2) Subsidiaries of the Company representing 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, pursuant to which any Person or group of Persons (other than Parent and its Subsidiaries, Affiliates and Representatives) would hold securities representing more than 20% of the total outstanding voting power of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction, in each case, other than the Transactions.

“Tax” or “Taxes” means (i) any and all taxes (including all federal, state, local, provincial, multinational or non-U.S.) of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, insurance, premium, profits, license, value added, property or windfall profits, alternative, minimum, severance, stamp, property, occupation, net worth, recording, customs, duties, escheat, abandoned or unclaimed property, or similar fees, assessments or other charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign, in each case, whether or not disputed; and (ii) any liability or obligation with respect to any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, obligation to indemnify, Treasury Regulations section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Tax Return” or “Tax Returns” means all federal, state, local, provincial and non-U.S. Tax returns, declarations, statements, reports, claim for refund, schedules, forms and information returns and any amended Tax return.

Section 10.3. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and schedules are to Articles, Sections and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The term “or” is not exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. For purposes of analyzing the Company’s representations and warranties and related disclosures under this Agreement, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its Subsidiaries unless it is disclosed in the Company SEC Documents or the Company Disclosure Letter or is information otherwise generally available to the public as of the date hereof.

[Signature page to follow]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

MUTUAL CAPITAL HOLDINGS, INC.

By:    /s/ Reiner R. Mauer

Name:   Reiner R. Mauer

Title:     President and CEO

MUTUAL CAPITAL MERGER SUB, INC.

By:    /s/ Reiner R. Mauer

Name:   Reiner R. Mauer

Title:     President and CEO

ICC HOLDINGS, INC.

By:    /s/ Arron K. Sutherland

Name: Arron K. Sutherland

Title: President and Chief Executive Officer

[Signature page to the Merger Agreement]

Annex A-2

AMENDMENT TO MERGER AGREEMENT

This Amendment (this “Amendment”), dated as of October 11, 2024, amends the Merger Agreement (the “Original Agreement”), dated as of June 8, 2024, by and among Mutual Capital Holdings, Inc., Mutual Capital Merger Sub Inc. and ICC Holdings, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and in the Original Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Section 3.2(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(b) Assuming the accuracy of the representation and warranty in Section 4.4, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this Agreement at the Special Meeting (the “Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock, or any of them, that is necessary in connection with the consummation of the Merger.”

2.          Section 8.1(b)(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) the Merger has not been consummated on or before December 31, 2024 (as it may be extended as provided below, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;”

3.         Except to the extent set forth above, all of the terms and provisions of the Original Agreement shall remain in full force and effect.

[signature page to follow]

A-2-1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment the day and year first above written.

ICC HOLDINGS, INC.

By:	/s/ Arron K. Sutherland
Name: Arron K. Sutherland Title: President and Chief Executive Officer

MUTUAL CAPITAL HOLDINGS, INC.

By:	/s/ Reiner R. Mauer
Name: Reiner R. Mauer Title: President and Chief Executive Officer

MUTUAL CAPITAL MERGER SUB, INC.

By:	/s/ Reiner R. Mauer
Name: Reiner R. Mauer Title: President and Chief Executive Officer

A-2-2

Annex B

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, Virginia 22102

(202) 467-6862

June 8, 2024

Board of Directors

ICC Holdings, Inc.

225 20th Street

Rock Island, Illinois 61201

Members of the Board of Directors:

ICC Holdings, Inc. (the “Company”), Mutual Capital Holdings, Inc. (the “Parent”), and Merger Acquisition Sub, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of June 8, 2024 (the “Agreement”), pursuant to which Merger Sub will merge into and with the Company and the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). According to the Agreement and subject to the terms, conditions, and limitations set forth therein, each share of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”) that is issued and outstanding immediately before the effective time of the Merger shall be converted into the right to receive $23.50 in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. The Board of Directors of the Company (the “Board”) has requested that Feldman Financial Advisors, Inc. (“Feldman Financial”) provide an opinion to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to such holders.

Feldman Financial specializes in providing financial advisory and valuation services to financial services companies, including insurance companies. As part of our business, we are regularly engaged in the independent valuation of companies in connection with mergers and acquisitions, initial public offerings, private placements, and other corporate transactions. We have been retained by the Company solely to render this opinion to the Board, and we will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of or related to our engagement.

During the course of our engagement, we reviewed, analyzed, and relied upon publicly available and confidential materials bearing upon the financial and operating condition of the Company and materials prepared in connection with the proposed Merger. In rendering our opinion, we have, among other things: (i) reviewed a draft of the Agreement; (ii) reviewed the historical financial performance and current financial position of the Company; (iii) held discussions with members of senior management of the Company concerning the business, financial condition, recent operating results, and future prospects of the Company; (iv) reviewed certain internal financial data and projections of the Company; (v) considered the proposed financial terms of the Merger; (vi) analyzed selected public information of certain other publicly traded companies and compared the Company to these other companies; (vii) compared the financial terms of the Merger to those of certain merger and acquisition transactions involving companies that we considered relevant; (viii) considered a range of potential investment values for the common stock of the Company on a present value basis assuming the successful execution of the Company’s projected financial forecasts; and (ix) performed such other analyses and considered such other factors that we deemed appropriate. We also took into account our assessment of general economic, market, and financial conditions, as well as our experience in securities valuation.

Feldman Financial Advisors, Inc.

Board of Directors

ICC Holdings, Inc.

June 8, 2024

In performing our review, we have relied upon and assumed the accuracy and completeness, without independent investigation, of all the financial and other information that was provided to us by the Company or its respective representatives or obtained from publicly available sources. We did not perform any independent evaluation or appraisal of the assets and liabilities of the Company. With respect to the financial forecasts and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with the consent of the Board, assumed that the financial forecasts and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the financial forecasts or the assumptions on which they are based.

We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us. Furthermore, we have assumed, in all respects material to our analysis, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no adjustment to the amount of the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants required to be performed by such party under such documents; and (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel, or interpretation is intended by Feldman Financial on matters that require legal, accounting, or tax advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting, and tax advisors, and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, and tax matters with respect to the Company and the Merger. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or the Parent or Merger Sub or the ability of the Company, Parent, or Merger Sub to pay their respective obligations when they come due.

Feldman Financial Advisors, Inc.

Board of Directors

ICC Holdings, Inc.

June 8, 2024

We have also assumed that there has been no material adverse change in the Company’s assets, financial condition, operating results, business, or prospects since the date of the most recent financial statements made available to us by the Company or obtained from public sources. Our opinion is necessarily based upon financial, economic, market, and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm, or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed to the Board in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of the Shares as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting or support agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of the Shares in the proposed Merger. Our opinion does not address, and we express no view or opinion with respect to: (i) the underlying business decision of the Company to engage in the Merger or enter into the Agreement; (ii) the form or structure of the Merger or any such related transaction; (iii) the relative merits of the Merger as compared to any alternative transactions or strategies that are, have been, or may be available to or considered by the Company or the Board; (iv) any consequences of the Merger or any related transaction to the Company, its shareholders, creditors, or otherwise; (v) any terms, aspects, merits, or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements, or understandings contemplated or entered into in connection with the Merger or otherwise; (vi) the prices at which the Shares will trade following the public announcement of the Merger; or (vii) whether the Parent has sufficient cash, available lines of credit, or other sources of funds to enable it pay the aggregate Merger Consideration to the holders of the Shares at the closing of the Merger.

Based upon and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Shares is fair, from a financial point of view, to such holders.

Sincerely,

Feldman Financial Advisors, Inc.

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of June 8, 2024 by and among Mutual Capital Holdings, Inc., a Pennsylvania corporation (“Parent”), Mutual Capital Merger Sub, inc., a Pennsylvania corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”) and [___________________] (the “Shareholder”). Capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, ICC Holdings, Inc., a Pennsylvania corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith, a copy of which is attached hereto (the “Merger Agreement”);

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of, and has the right to vote and dispose of, the number of Shares (such shares, together with any other Shares acquired by the Shareholder after the date hereof, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities or otherwise, collectively, the “Shareholder Shares”) set forth on Exhibit A; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Shareholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Shareholder is willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.            Agreements of the Shareholder.

(a)         Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof prior to December 31, 2024, the Shareholder shall vote its Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the (A) adoption of the Merger Agreement, the approval of the Transactions and the approval of any proposal or action which the Company’s shareholders are requested to consider that could reasonably be expected to facilitate the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made, directly or indirectly, in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Transactions. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent) (to the fullest extent that such Shareholder Shares may be counted for quorum purposes under applicable Law). Notwithstanding the foregoing, the Shareholder shall remain free to vote such Shareholder Shares with respect to any matter not covered by this Section 1(a).

(b)         Proxy. Subject to Section 5(n)(iii), in furtherance of the Shareholder’s agreement in Section 1(a), the Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote all Shareholder Shares (at any meeting of shareholders of the Company however called or any adjournment or postponement thereof prior to December 31, 2024), or to execute one or more written consents in respect of the Shareholder Shares, (i) in favor of the (A) adoption of the Merger Agreement, the approval of the Transactions and the approval of any proposal or action which the Company’s shareholders are requested to consider that could reasonably be expected to facilitate the Transactions and (B) approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes for adoption and approval of the foregoing on the date on which such meeting is held, (ii) against any action or agreement (including any amendment of any agreement) that would constitute, or could reasonably be expected to result in, a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Takeover Proposal or any other proposal made in opposition to adoption of the Merger Agreement or otherwise inconsistent with the Transactions and (iv) against any agreement (including any amendment of any agreement), amendment of the Company’s organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Such proxy shall be valid and irrevocable until the termination of this Agreement in accordance with Section 4. The Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares are revocable, and that such other proxies have been revoked. The Shareholder affirms that the foregoing proxy is: (i) given (A) in connection with the execution of the Merger Agreement and (B) to secure the performance of the Shareholder’s duties under this Agreement, (ii) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (iii) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988. All authority herein conferred shall survive the death or incapacity of the Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of the Shareholder.

(c)          Restriction on Transfer; Proxies; Non-Interference; Etc. From the date hereof until any termination of this Agreement in accordance with its terms, the Shareholder shall not, directly or indirectly (i) sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power-of-attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of the Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying the Shareholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 1(c).

(d)        No Solicitation. The Shareholder agrees that, except to the extent permitted by the Company under Section 5.2 of the Merger Agreement, the Shareholder shall not, directly or indirectly, (i) solicit, initiate, cooperate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) the making of, or any inquiries regarding, or furnish to any other party information or data in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal. The Shareholder shall as promptly as reasonably practicable advise the Company in writing, and in no event later than twenty four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Shareholder in respect of a Takeover Proposal or potential Takeover Proposal, and shall, in such notice to the Company, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the material terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements and financing commitment letters). Nothing in this paragraph shall be construed to preclude Shareholder from participating in discussions with other shareholders in which Shareholder speaks favorably of the Merger Agreement and seeks support for the Transactions once it is announced publicly.

(e)          Conduct of Shareholder. Until any termination of this Agreement in accordance with its terms, the Shareholder, if not an individual, (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being agreed that Parent may withhold its consent if in its judgment the proposed action would jeopardize the benefits intended to be provided to Parent and Merger Sub under this Agreement.

(f)        Publication. The Shareholder (i) consents to Parent and Merger Sub publishing and disclosing the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in each case, that Parent reasonably determines is required to be disclosed under applicable Law in any press release, the Proxy Statement (including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Merger and any other Transactions and (ii) agrees to give promptly to Parent any information Parent may reasonably require for the preparation of any such disclosure documents. The Shareholder agrees to promptly notify the Company of any required corrections with respect to any information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect. The Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law and except as permitted in the Merger Agreement and Section 1(d) of this Agreement.

(g)        Commencement of Actions. The Shareholder (in his capacity as a shareholder of the Company) agrees not to commence or participate in, whether or not in connection with any class action, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Transactions, including the Merger, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions contemplated thereby; provided, that the foregoing covenants shall not be deemed a consent to or waiver of any rights by the Shareholder of any breach of this Agreement by Parent or Merger Sub.

(h)          No Prohibition of Action Permitted by Section 5.2. Nothing in this Agreement shall prohibit the Shareholder in his capacity as an officer or director of the Company from taking any action permitted by Section 5.2 of the Merger Agreement.

2.            Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder as follows:

(a)         Organization; Authority. (i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder, (iii) the execution, delivery and performance by Parent and Merger Sub of this Agreement and, subject to the terms and conditions of the Merger Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Parent and Merger Sub and (iv) this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Shareholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)        Consents and Approvals; Non-Contravention. Subject to Section 5(n)(iii) hereof, no consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub of their obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement and the Transactions and such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement. Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof will, (i) violate or conflict with any provision of the organizational documents of Parent or Merger Sub or (ii) (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective properties or assets, or (B) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which Parent or Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent or Merger Sub of any of their obligations under this Agreement.

3.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a)          Organization; Authority. A Shareholder that is a corporation, partnership, limited liability company, trust or other entity (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (iii) confirms that the execution, delivery and performance by the Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of the Shareholder and no further action on the part of the Shareholder is necessary to authorize the execution and delivery by the Shareholder of this Agreement or the performance by the Shareholder of its obligations hereunder. If the Shareholder is an individual, the Shareholder has the capacity to enter into this Agreement. This Agreement has been duly executed and delivered by the Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)        Consents and Approvals; Non-Contravention. No consents or approvals of, or filings, Permits, notifications, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Shareholder of its obligations under this Agreement, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, and compliance with Section 5(n)(iii) hereof, as may be required in connection with this Agreement and the Transactions and other than such consents, approvals, filings, Permits, notifications, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by the Shareholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement by the Shareholder, nor the consummation by the Shareholder of the transactions contemplated hereby, nor compliance by the Shareholder with any of the terms or provisions hereof will, (i) if the Shareholder is not an individual, violate or conflict with any provision of the organizational documents of the Shareholder or (ii) (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Shareholder or any Subsidiary of the Shareholder that is not an individual or any of their respective properties or assets, or (B) violate, breach, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, under any of the terms, conditions or provisions of any Contract or Permit to which the Shareholder, or, if the Shareholder is not an individual, any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, breaches, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by the Shareholder of any of its obligations under this Agreement.

(c)         Ownership of Shares. The Shareholder owns, beneficially or of record, that number of Shareholder Shares as set forth next to the Shareholder’s name on Exhibit A (as may be subject to adjustment as set forth in Section 5(c)). The Shareholder owns the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States) . Without limiting the foregoing, except for proxies and restrictions in favor of Parent and Merger Sub pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Shareholder has sole voting power and sole power of disposition with respect to its Shareholder Shares, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no Person other than the Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, any securities of the Company other than those set forth on Exhibit A which constitute Shareholder Shares.

(d)         Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective Subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of the Shareholder.

(e)        Absence of Litigation. With respect to the Shareholder, there is no pending or, to the knowledge of the Shareholder, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Shareholder or any of its, his or her properties or assets (including the Shareholder’s Shareholder Shares), nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of the Shareholder, threatened to be imposed) upon the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, or the assets of the Shareholder or, if the Shareholder is not an individual, any of its Subsidiaries, by or before any Governmental Authority, that could reasonably be expected to impair the ability of the Shareholder to perform his, her or its obligations hereunder or to consummate the Transactions on a timely basis.

(f)        Opportunity to Review; Reliance. The Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

4.            Termination. This Agreement and the proxy granted pursuant to Section 1(b) hereof shall terminate on the first to occur of the (a) Effective Time, (b) termination of the Merger Agreement in accordance with its terms (c) effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would reduce the amount or change the form or composition of the Merger Consideration payable in the Merger or (d) December 31, 2024. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of this Section 4, Section 5 and the above Recitals, shall survive any termination of this Agreement.

5.            Miscellaneous.

(a)         Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by the Shareholder in his, her or its capacity as owner of Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any actions taken by the Shareholder in any other capacity, including without limitation as a director, officer, employee or agent of the Company.

(b)          Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c)         Additional Shares. Until any termination of this Agreement in accordance with its terms, the Shareholder shall promptly notify Parent of the number of shares, if any, as to which the Shareholder acquires record or beneficial ownership after the date hereof. Any shares as to which the Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Shares, the number of shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional Shares or other voting securities of the Company issued to the Shareholder in connection therewith.

(d)         Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e)         Further Assurances. From time to time, at the request of Parent and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including legending each certificate representing any Shareholder Shares to reference the restrictions imposed on the Shareholder Shares by this Agreement.

(f)         Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by each of the parties hereto. At any time prior to the termination of this Agreement, any party to this Agreement may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto or (iii) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by any party to this Agreement in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(g)         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of Parent shall have any liability for any obligations of Parent under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions. Any purported assignment not permitted under this Section 5(g) shall be null and void.

(h)          Entire Agreement. This Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(i)           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

(j)          Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement, and any other agreement, document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement (or such other document) or the negotiation, execution, termination, performance or nonperformance of this Agreement (or such other document) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law principles.

(ii)    All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chosen Courts, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)        Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

(l)           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given:

If to Parent or Merger Sub, to:

Mutual Capital Holdings, Inc.

41908 Route 6, PO Box 7

Wyalusing, Pennsylvania 18853

Telephone No.: (570) 746-9520

Email Address: rmauer@mutualcapitalgrp.com

Attention: Reiner R. Mauer

with a copy (which shall not constitute notice) to:

Locke Lord LLP
111 South Wacker Drive
Chicago, IL 60606-4410
Attn: J. Brett Pritchard
Email: bpritchard@lockelord.com

If to the Shareholder, to his, her or its address set forth on Exhibit A or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(m)        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(n)         Interpretation.

(i)    Any reference to any national, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. In this Agreement, the shareholder of any Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

(ii)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(iii)    Nothing in this Agreement shall be deemed to grant any rights to Parent that would cause Parent to be deemed to “control” the Company as defined in Section 131.1(b) of the Illinois Insurance Code (215 ILCS 5/131.1(b)), and to the extent that any of the rights granted to Parent under this Agreement would cause Parent to control the Company, any such rights granted to Parent under this Agreement shall not be effective unless and until the approval by the Illinois Department of Insurance has been obtained with respect thereto.

(o)         Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of this Agreement fully executed (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

Signatures on the Following Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Parent:

Mutual Capital Holdings, Inc.

By:

Name:

Title:

Merger Sub:

Mutual Capital Merger Sub, Inc.

By:

Name:

Title:

The Shareholder:

By:

Name:

Signature Page to Voting Agreement

Exhibit A

NAME AND ADDRESS OF SHAREHOLDER	NUMBER OF SHARES

For notice pursuant to Section 5(l):

[Shareholder]

225 20th Street

Rock Island, Illinois 61201

With a copy to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Telephone No.: (610) 205-6000

Email Address: sunjeet.gill@stevenslee.com

Attention: Sunjeet S. Gill

ICC HOLDINGS, INC.

PROXY
FOR THE 2024 SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 26, 2024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of ICC HOLDINGS,INC., a Pennsylvania corporation (the "Company"), hereby acknowledges receipt of the Notice of the 2024 Special Meeting of Shareholders and Proxy Statement dated October 16, 2024 and hereby appoints Arron K. Sutherland and Michael R. Smith, with full power of substitution, as attorney-in-fact and proxy for, and in the name and place of, the undersigned, and hereby authorizes him to represent and to vote all of the shares which the undersigned is entitled to vote at the 2024 Special Meeting of Shareholders of the Company to be held on November 26, 2024 at 1:00 pm CT and at any adjournments thereof, upon the matters as set forth in the Notice of the 2024 Special Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged. This year's annual meeting will be held virtually.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE 2024 SPECIAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR APPROVAL OF ALL PROPOSALS AS DESCRIBED IN THE PROXY AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

(Continued and to be marked, dated, and signed on the other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held November 26, 2024.

The Proxy Statement is available at:
http://www.viewproxy.com/ICCHSM/2024

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors unanimously recommends that you vote "FOR" Proposals 1, 2 and 3.

FOR ☐ AGAINST ☐ ABSTAIN ☐

DO NOT PRINT IN THIS AREA
(Stockholder Name & Address Data)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

CONTROL NUMBER

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FOR ☐ AGAINST ☐ ABSTAIN ☐

FOR ☐ AGAINST ☐ ABSTAIN ☐

Please date, sign, and mail your proxy card in the envelope provided as soon as possible. Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting, or any adjournments thereof.

Date ______________________________

Signature ______________________________

Signature ______________________________
(Joint Owners)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone.

INTERNET

Vote Your Proxy on the Internet:
Go to
www.AALVote.com/ICCHSM

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:
Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.